    As filed with the Securities and Exchange Commission on October 14,
1999

                                                  Registration No. 333-83907

________________________________________________________________________________


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                             PAB BANKSHARES, INC.
            (Exact Name of Registrant as Specified in its Charter)


             Georgia                         6022                  58-1473302
        (State or other          (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of incorporation or Classification Code Number) Identification No.)
         organization)

                        3102 North Oak Street Extension
                           Valdosta, Georgia 31602
                                 912/241-2775

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             R. Bradford Burnette
                             PAB Bankshares, Inc.
                        3102 North Oak Street Extension
                           Valdosta, Georgia  31602
                                 912/241-2775
  (Address, including zip code, and telephone number, including area code, of agent for service)


                                With copies to:

    Thomas O. Powell, Esquire                 Gregory J. Rubis, Esquire
      Troutman Sanders LLP                    Malizia Spidi & Fisch, PC
    600 Peachtree Street, N.E.                   1301 K Street, N.W.
            Suite 5200                             Suite 700 East
   Atlanta, Georgia 30308-2216                 Washington, D.C. 20005
         404/885-3294                                202/434-4660


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]




     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

________________________________________________________________________________

       Proxy Statement of                                      Prospectus of
  Baxley Federal Savings Bank                               PAB Bankshares, Inc.

                  MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Baxley Federal Savings Bank and PAB Bankshares, Inc. have approved a merger in which Baxley will become a wholly-owned subsidiary of PAB. PAB is a bank holding company that provides a wide range of commercial and retail banking services in Georgia. We are sending you this proxy statement/prospectus to ask you to vote in favor of the merger.

     If we complete the merger, each share of your Baxley common stock (excluding shares held by Baxley shareholders who perfect their dissenters' rights) will be converted into the right to receive a number of shares of PAB common stock which will be determined by a formula. This number of shares is the exchange ratio. The precise exchange ratio will depend upon the average closing price of PAB common stock over a 20 day trading period five days prior to the effective time of the merger. If the average closing price of PAB common stock is between $13.00 and $21.00, the exchange ratio will be 2.40. However, if the average closing price of PAB common stock is greater than $21.00, the exchange ratio will be lower and if the average closing price is lower than $13.00, Baxley may terminate or renegotiate the merger so that the exchange ratio may be increased. In addition, the number of shares of PAB common stock received in the merger will be reduced if some of Baxley's merger-related expenses exceed $100,000.

     The merger will turn your Baxley shares into shares of a publicly-traded, larger and more diversified financial services company. PAB common stock is listed on the American Stock Exchange under the symbol "PAB."

     The merger cannot be completed without the approval of Baxley shareholders. Baxley has scheduled a special meeting of its shareholders to vote on the merger. Baxley shareholders will also be asked to consider and vote upon a proposal to adjourn the special meeting if more time is needed to solicit proxies.

     Your vote is very important. Whether or not you plan to attend the special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, Baxley will vote your proxy in favor of the merger. If you do not return your card, the effect will be the same as a vote against the merger.

     Each member of Baxley's Board of Directors supports the acquisition of Baxley by PAB and Baxley's Board of Directors unanimously recommends that you vote in favor of the merger.

     This proxy statement/prospectus provides detailed information about the merger. You should read it carefully. The merger involves risks. See "Risk Factors" on page 11 of this proxy statement/prospectus.

     The date, time and place of the special meeting are:

                         November 23, 1999, 5:00 p.m.
                          Baxley Federal Savings Bank
                            219 East Parker Street
                          Baxley, Georgia  31513-2001


     On behalf of your Board of Directors, we thank you for your support and urge you to vote for approval of the merger agreement.

     /s/ J.R. Frazier                   /s/ Alvin R. Tuten, Jr.
     _____________________________      ________________________________________
     J.R. Frazier                       Alvin R. Tuten, Jr.
     Chairman of the Board              President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

            This proxy statement/prospectus is dated October 19, 1999 and was first mailed to shareholders on or about October 19, 1999.

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about PAB from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from PAB at the following address:

                             PAB Bankshares, Inc.
                        3102 North Oak Street Extension
                            Valdosta, Georgia 31602
                        Attention: Corporate Secretary
                          Telephone: (912) 241-2775

     You will not be charged for any of the documents that you request (other than certain exhibits to those documents). If you would like to request documents, please do so by November 15, 1999 in order to receive them before Baxley's special shareholder meeting.

     See "Where You Can Find More Information" on page 94.

                          BAXLEY FEDERAL SAVINGS BANK
                            219 East Parker Street
                          Baxley, Georgia 31513-2001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

October 19, 1999

To the Shareholders of Baxley Federal Savings Bank:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Baxley Federal Savings Bank will be held at the main office of Baxley, located at 219 East Parker Street, Baxley, Georgia, at 5:00 p.m., local time, on November 23, 1999, for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 3, 1999, by and between Baxley and PAB Bankshares, Inc., to be joined in by a wholly owned subsidiary of PAB, providing for the merger of PAB's subsidiary with and into Baxley. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

         2. To adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

         3. To transact any other business as may properly come before the special meeting or any postponements or adjournments of the meeting.

         Only holders of record of Baxley common stock at the close of business on October 5, 1999 are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Baxley common stock entitled to vote at the special meeting.

         BAXLEY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BAXLEY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

         Notice of Right to Dissent. If Proposal 1 above is approved and the merger is consummated, each shareholder of Baxley will have the right to dissent from approval of the merger and will be entitled to the rights and remedies of dissenting shareholders provided in 12 C.F.R. Section 552.14. The right of any such shareholder to any dissenters' rights is contingent upon consummation of the merger and upon strict compliance with the requirements set forth in the 12 C.F.R. Section 552.14, the full text of which is attached as Appendix B to this proxy statement/prospectus. For a summary of the requirements of 12 C.F.R.
Section 552.14, see "THE MERGER -- Dissenter and Appraisal Rights" in this proxy statement/prospectus.

         Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the shareholder may be revoked by filing with Baxley's Corporate Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Jo Anne Quarterman
                                  ---------------------------------------
                                  Jo Anne Quarterman, Corporate Secretary

--------------------------------------------------------------------------------
IMPORTANT: The prompt return of proxies will save Baxley the expense of further requests for proxies in order to insure a quorum at the special meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        Page
SUMMARY...............................................................................     1
  The Companies.......................................................................     1
  The Merger..........................................................................     1
  What Baxley Shareholders will Receive...............................................     1
  Baxley's Reasons for the Merger.....................................................     1
  Baxley's Special Meeting of Shareholders............................................     1
  Baxley Board of Directors' Recommendation to Baxley Shareholders....................     1
  Record Date; Voting Power...........................................................     1
  Vote Required.......................................................................     2
  Interests of Persons Involved in the Merger that are Different from Yours...........     2
  Conditions to the Merger............................................................     2
  Termination of the Merger Agreement.................................................     2
  Regulatory Approvals................................................................     2
  Accounting Treatment................................................................     2
  Important Federal Tax Consequences..................................................     3
  Dissenter and Appraisal  Rights.....................................................     3
  Market Prices of PAB and Baxley Common Stock; Dividend Payments.....................     4
  PAB and Baxley Selected Comparative Per Share Data..................................     5
  PAB Selected Financial Data.........................................................     7
  Baxley Selected Financial Data......................................................     8
  PAB and Baxley Pro Forma Selected Financial Data....................................     9

RISK FACTORS..........................................................................    11

A WARNING ABOUT FORWARD-LOOKING STATEMENTS............................................    13

INFORMATION CONCERNING BAXLEY'S SPECIAL MEETING.......................................    14
  General.............................................................................    14
  The Special Meeting.................................................................    14
  Matters to be Considered............................................................    14
  Vote Required.......................................................................    14
  Voting of Proxies...................................................................    14
  Revocability of Proxies.............................................................    15
  Solicitation of Proxies.............................................................    15
  Recommendation of Baxley's Board of Directors.......................................    15
  Information About Baxley's Auditors.................................................    16

THE MERGER............................................................................    17
  General.............................................................................    17
  Background of the Merger............................................................    17
  Baxley's Reasons for the Merger and Factors Considered..............................    18
  PAB's Reasons for the Merger........................................................    19
  Merger Consideration................................................................    19
  Fractional Shares...................................................................    20
  Opinion of Trident..................................................................    20
  Effective Time......................................................................    25
  Distribution of PAB Certificates....................................................    26
  Material Federal Income Tax Consequences............................................    26
  Management and Operations after the Merger..........................................    28
  Interests of Certain Persons in the Merger..........................................    28

  Conditions to Consummation..........................................................    29
  Regulatory Approvals................................................................    31
  Amendment, Waiver and Termination...................................................    32
  Conduct of Business Pending the Merger..............................................    33
  Expenses and Fees...................................................................    34
  Accounting Treatment................................................................    35
  Resales of PAB Common Stock.........................................................    35
  Dissenter and Appraisal Rights......................................................    36

PRO FORMA COMBINED FINANCIAL DATA.....................................................    37

INFORMATION ABOUT PAB.................................................................    51
  General.............................................................................    51
  Subsidiaries........................................................................    51

INFORMATION ABOUT BAXLEY..............................................................    52
  General.............................................................................    52
  Lending Activities..................................................................    52
  Personnel...........................................................................    52
  Competition.........................................................................    52
  Baxley Supervision and Regulation...................................................    52
  Federal Taxation....................................................................    55
  Selected Statistical Information....................................................    57
  Office Properties...................................................................    73
  Legal Proceedings...................................................................    73

OUTSTANDING VOTING SECURITIES OF BAXLEY AND PRINCIPAL HOLDERS
 THEREOF..............................................................................    74

BAXLEY MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................    75
  General.............................................................................    75
  Year 2000 Compliance Disclosure.....................................................    75
  Asset/Liability Management..........................................................    77
  Capital Resources and Liquidity.....................................................    78
  Financial Condition at June 30, 1999 and June 30, 1998..............................    79
  Comparison of Operating Results for the Six Months Ended June 30, 1999
   and June 30, 1999..................................................................    80
  Financial Condition at December 31, 1998 and December 31, 1997......................    80
  Comparison of Operating Results for the Years Ended December 31, 1998 and
   December 31, 1997..................................................................    81
  General.............................................................................    81
  Interest Income.....................................................................    81
  Interest Expense....................................................................    81
  Yields Earned and Rates Paid........................................................    81
  Provisions for Loan Losses..........................................................    82
  Other Income and Other Expenses.....................................................    84
  Financial Condition at December 31, 1997 and December 31, 1996......................    84
  Comparison of Operating Results for the Years ended December 31, 1997
    and December 31, 1996.............................................................    84
  General.............................................................................    84
  Interest Income.....................................................................    85
  Interest Expense....................................................................    85
  Provision for Loan Losses...........................................................    85
  Other Income and Other Expenses.....................................................    85
  Impact of Inflation and Changing Prices.............................................    85

COMPARATIVE RIGHTS OF BAXLEY SHAREHOLDERS AND
  PAB SHAREHOLDERS....................................................................    86
  Authorized Capital Stock............................................................    86

  Cumulative Voting...................................................................    86
  Number and Election of Directors....................................................    87
  Nominations of Directors............................................................    87
  Removal of Directors................................................................    87
  Adjournment and Notice of Meetings of Shareholders..................................    87
  Special Meetings of Shareholders....................................................    88
  Shareholder Proposals...............................................................    88
  Indemnification of Officers and Directors...........................................    88
  Limitation of Personal Liability of Directors.......................................    89
  Amendment of Articles of Incorporation/Federal Stock Charter and Bylaws.............    90

REGULATORY CONSIDERATIONS.............................................................    90
    General...........................................................................    90
    Capital and Operational Requirements..............................................    91
    Distributions.....................................................................    92
    "Source of Strength" Policy.......................................................    92
    Recent Legislative Developments...................................................    92

ADJOURNMENT PROPOSAL..................................................................    93

EXPERTS...............................................................................    93

LEGAL MATTERS.........................................................................    93

SHAREHOLDER PROPOSALS AND OTHER MATTERS...............................................    93

WHERE YOU CAN FIND MORE INFORMATION...................................................    94

INDEX TO FINANCIAL STATEMENTS.........................................................   F-1

Appendix A - Agreement and Plan of Merger, dated as of June 3, 1999,   by and
between Baxley Federal Savings Bank and PAB Bankshares, Inc., to be joined in by PAB Interim Association No. 1

Appendix B - 12 C.F.R. (S) 552.14, Dissenter and Appraisal Rights

Appendix C - Opinion of Trident Securities, a division of McDonald Investments Inc.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. (The terms "we", "our" or "us" refers to both PAB and Baxley together.)

The Companies (Pages 51 and 52)

PAB Bankshares, Inc.
3102 North Oak Extension
Valdosta, Georgia 31602
(912) 241-2775

     PAB is a bank holding company. Through its banking subsidiaries, PAB provides a wide range of commercial and retail banking services in Georgia.

Baxley Federal Savings Bank
219 East Parker Street
Baxley, Georgia 31513-2001
(912) 367-7791

     Baxley is a federally chartered stock savings bank. Baxley is primarily a real estate mortgage lender whose business revolves around the origination of residential mortgage loans.

The Merger (Page 17)

     The acquisition of Baxley by PAB is governed by a merger agreement. We encourage you to read the merger agreement, which is attached as Appendix A.

What Baxley Shareholders will Receive (Page 19)

     As a result of the merger, Baxley shareholders will receive a number of shares of PAB common stock for each share of Baxley common stock that they own. The number of shares will be determined by a formula which provides an exchange ratio. The precise exchange ratio will depend upon the average closing price of PAB common stock over a 20 day trading period five days prior to the effective time of the merger. If the average closing price of PAB common stock is between $13.00 and $21.00, the exchange ratio will be 2.40. However, if the average closing price of PAB common stock is greater than $21.00, the exchange ratio will be lower and if the average closing price is lower than $13.00, Baxley may terminate or renegotiate the merger so that the exchange ratio may be increased. In addition, the number of shares of PAB common stock you will receive in the merger will be reduced if some of Baxley's merger-related expenses exceed $100,000. The merger will turn your Baxley shares into shares of a publicly-traded, larger and more diversified financial services company.

     Baxley shareholders should not send in their stock certificates until requested to do so after the merger is completed.

Baxley's Reasons for the Merger (Page 18)

     Baxley's board of directors believes that the merger will create value for Baxley shareholders. It also believes that PAB is offering a fair price to Baxley shareholders for their shares of Baxley common stock. The merger will turn your Baxley shares into shares of a publicly-traded, larger and more diversified financial services company. Baxley's board of directors believes that the merger will enable Baxley to serve its customers better than its competitors by offering more diverse products and services. In addition, since PAB's subsidiaries are operated as community banks, the board believes that the same commitment to customer service now existing at Baxley will continue following the merger.

Baxley's Special Meeting of Shareholders (Page 14)

     Baxley's special meeting of shareholders to vote on the merger will be held at 219 East Parker Street, Baxley, Georgia, at 5:00 p.m., on November 23, 1999.


Baxley's Board of Directors' Recommendation   to Baxley Shareholders (Page 15)

     Baxley's board of directors believes that the merger is in the best interest of Baxley shareholders and recommends that you vote "FOR" the proposal to approve the merger agreement.

Record Date; Voting Power (Page 14)

     You may vote at Baxley's special meeting if you owned Baxley shares as of the close of business on October 5, 1999. You will have one vote for each share of Baxley common stock you owned on that date.

Vote Required (Page 14)

     The merger must be approved by the holders of at least two-thirds of the shares of Baxley common stock. As of July 20, 1999, Baxley's directors, executive officers and their affiliates beneficially owned approximately 33.5% of the outstanding shares of Baxley common stock entitled to vote at Baxley's special meeting. These individuals intend to vote in favor of the proposals considered at the special meeting.

Interests of Persons Involved in the Merger that   are Different from Yours
(Page 28)

     Baxley's officers and directors may have interests in the merger that differ from the interests of Baxley shareholders generally, including employment arrangements for officers and continuation of their services as directors.

Conditions to the Merger (Page 29)

     The completion of the merger depends on the fulfillment of a number of conditions, including the following:

 .    Baxley shareholders must approve the merger agreement;

 .    we must receive all required regulatory approvals and any waiting periods required by law must have passed;

 .    we must receive a letter from PAB's accountants confirming that the merger will qualify as a pooling of interests transaction;

 .    we must receive a legal opinion confirming the tax-free nature of the transaction;

 .    each parties' representations and warranties, which are contained in the merger agreement, must be accurate in all material respects;

 .    each party must have delivered officers' certificates and its counsel's legal opinions to the other; and

 .    shares of PAB common stock issuable pursuant to the merger must be approved for listing on the American Stock Exchange.

     Unless prohibited by law, either PAB or Baxley can elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (Page 32)

     Notwithstanding the approval of the merger by the Baxley shareholders at Baxley's special meeting, PAB and Baxley can agree at any time to terminate the merger agreement before completing the merger.

     Either PAB or Baxley can also terminate the merger agreement:

 .    if the merger is not approved by the holders of at least two-thirds of the shares of Baxley common stock;

 .    if the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

 .    if we do not complete the merger by November 30, 1999; or

 .    if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger.

     PAB can also terminate the merger if Baxley receives an acquisition offer from a third party and Baxley's board of directors fails to reaffirm the merger at the request of PAB.

Regulatory Approvals (Page 31)

     We cannot complete the merger unless we obtain the approval of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. In addition, the merger is subject to the approval of the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance.

     While we do not know of any reason why we would not obtain the regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.


Accounting Treatment (Page 35)

     We expect the merger to qualify as a pooling of interests transaction, which means that PAB will treat PAB and Baxley as if they had always been combined for accounting and financial reporting purposes. However, if the merger does not qualify as a pooling of interests transaction, PAB and Baxley, in their sole discretion, may decide to complete the merger anyway. In this event, the merger will be accounted for as a purchase, which means that the price PAB pays above Baxley's net worth will be accounted for as goodwill, an intangible asset that will be subtracted from the combined entity's earnings over time.

     Because we are uncertain as to whether the merger will qualify as a pooling of interests transaction, we have provided you with separate pro forma financial statements showing the merger accounted for as both a pooling of interests as well as a purchase transaction.

Important Federal Tax Consequences (Page 26)

     We expect that the merger will be tax-free to Baxley shareholders for federal income tax purposes (except for tax payable because of cash received for fractional shares or pursuant to the exercise of dissenters' rights).

Dissenter and Appraisal Rights (Page 36)

     Federal law permits Baxley shareholders to dissent from the merger and to have their shares appraised and the fair value paid to them in cash. To do this, Baxley shareholders must follow specific procedures, including filing a written notice with Baxley, prior to either abstaining from voting or voting against the merger. If you hold shares of Baxley common stock and you follow the required procedures, your Baxley shares will not become shares of PAB common stock. Instead, your only right will be to receive the appraised value of your shares of Baxley common stock in cash.

        Market Prices of PAB and Baxley Common Stock; Dividend Payments


                                                            Sales Price Per Share of         Cash Dividend
                                                            PAB Common Stock/(1)/               Declared
                                                            ---------------------               --------
                                                            High              Low
                                                            ----              ---
          1996
          First Quarter                                     $  7.00           $  6.25         $ 0.030
          Second Quarter                                       7.50              7.00           0.033
          Third Quarter                                       10.50              7.50           0.035
          Fourth Quarter                                      10.94             10.44           0.037

          1997
          First Quarter                                       10.69              9.44           0.040
          Second Quarter                                      11.00             10.13           0.043
          Third Quarter                                       11.38             10.50           0.045
          Fourth Quarter                                      12.06             10.56           0.047

          1998
          First Quarter                                       27.38             11.75           0.060
          Second Quarter                                      23.75             20.00           0.065
          Third Quarter                                       23.38             18.13           0.070
          Fourth Quarter                                      21.50             17.25           0.080

          1999
          First Quarter                                       19.68             15.38           0.090
          Second Quarter
                                                              17.38             14.63           0.095

__________________

/(1)/ On June 2, 1999, the last trading day prior to the public announcement that PAB and Baxley had agreed that PAB would acquire Baxley, the last reported sales price per share of PAB common stock was $14.88.

          PAB common stock was held by approximately 1,921 shareholders of record as of October 5, 1999.

          There is neither an established public trading market for shares of Baxley common stock, nor are there any uniformly quoted price for such shares. There are, however, occasional transactions in Baxley common stock as a result of private negotiations. Management of Baxley does not maintain a record of the sales prices of trades of Baxley common stock. The last two known sales of Baxley common stock were reported to have occurred during 1998 at a price of $30.00 per share. Baxley does not know whether these sales reflected inter-dealer prices, without retail mark-ups, mark-downs or commissions.

          In 1998, Baxley paid an annual dividend of $0.82 per share. In 1997, Baxley paid a special cash dividend of $7.00 per share and an annual dividend of $0.81 per share. In 1996, Baxley paid an annual dividend of $0.80 per share.

          Baxley common stock was held by approximately 415 shareholders of record as of October 5, 1999.

          Because the exchange ratio is fixed within average closing prices of PAB common stock and because the closing price of PAB common stock is subject to fluctuation, the market value of the shares of PAB common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for PAB common stock.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                      Selected Comparative Per Share Data

  The following pro forma data assume the merger will be accounted for under the pooling of interests method of accounting.


                                                  As of or for the six
                                                       months ended             As of or for the years ended December 31,
                                                                            ---------------------------------------------------
                                                      June 30, 1999               1998             1997             1996
                                                  ------------------------  -----------------  -------------  -----------------
PAB Common Stock
Net income per common share:
  Historical - basic/(1)/                                   $ 0.42              $  0.80             $ 0.73           0.60
  Historical - diluted/(1)/                                   0.42                 0.78               0.72           0.59
  Pro forma PAB and Baxley
    combined - basic /(1)//(2)/                               0.43                 0.83               0.79           0.62
    combined - diluted/(1)//(2)/                              0.43                 0.81               0.78           0.62


Dividends per common share:
    Historical/(1)/                                          0.185                0.275              0.175          0.135
    Pro forma PAB and Baxley combined/(1)//(2)/              0.185                0.275              0.175          0.135

Book value per common share:
  Historical/(1)/                                             6.31                 6.17
  Pro forma PAB and Baxley combined/(1)//(2)//(3)/            7.05                 6.88

Baxley Common Stock
Net income per common share:
  Historical - basic                                          1.19                 2.42               2.82           1.94
  Historical - diluted                                        1.19                 2.41               2.81           1.89
  Equivalent pro forma PAB and Baxley
    combined/(2)//(4)/ - basic                                1.03                 1.99               1.90           1.49
  Equivalent pro forma PAB and Baxley
     combined/(2)//(4)/ - diluted                             1.03                 1.94               1.87           1.49

Dividends per common share:
  Historical                                                  0.00                 0.82               7.81           0.80
  Equivalent pro forma combined/(5)/                          0.44                 0.66               0.42           0.32

Book value per common share:
  Historical                                                 28.08                27.13
  Equivalent pro forma PAB and Baxley
    combined/(4)/                                            16.92                16.51

_____________

/(1)/ PAB and pro forma per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.

/(2)/ Represents the pro forma combined information of PAB and Baxley as if the merger was consummated on January 1 of the respective periods and was accounted for under the pooling of interests method of accounting.

/(3)/ Determined by dividing pro forma combined shareholder's equity by pro forma shares outstanding as follows:

                                           Equity                   Shares

               06/30/99                  $67,764,720              9,613,752

               12/31/98                  $66,063,809              9,604,049

/(4)/ Determined by multiplying the applicable pro forma amount by the assumed exchange ratio of 2.40 to 1.

/(5)/ Determined by multiplying the applicable PAB historical amount by the assumed exchange ratio of 2.40 to 1.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                      Selected Comparative Per Share Data

                      The following pro forma data assume
                  the merger will be accounted for under the
                        purchase method of accounting.

                                               As of or for the six  As of or for the year
                                                   months ended          December 31,
                                                  June 30, 1999              1998
                                               --------------------  ---------------------
PAB Common Stock
Net income per common share:
 Historical - basic/(1)/                                     $ 0.42                 $ 0.80
 Historical - diluted/(1)/                                     0.42                   0.78
 Pro forma PAB and Baxley
   combined - basic/(1)(2)/                                    0.41                   0.79
   combined - diluted/(1)(2)/                                  0.41                   0.77

Dividends per common share:
 Historical/(1)/                                              0.185                  0.275
 Pro forma PAB and Baxley combined/(1)(2)/                    0.185                  0.275

Book value per common share:
 Historical/(1)/                                               6.31                   6.17
 Pro forma PAB and Baxley combined/(1)(2)(3)/                  7.31                   7.20

BAXLEY COMMON STOCK
Net income per common share:
 Historical - basic                                            1.19                   2.42
 Historical - diluted                                          1.19                   2.41
 Equivalent pro forma PAB and Baxley
   combined/(2)(4)/ - basic                                    0.98                   1.90
 Equivalent pro forma PAB and Baxley
   combined/(2)(4)/ - diluted                                  0.98                   1.85

Dividends per common share:
 Historical                                                    0.00                   0.82
 Equivalent pro forma combined/(5)/                            0.44                   0.66

Book value per common share:
 Historical                                                   28.08                  27.13
 Equivalent pro forma PAB and Baxley
   combined/(4)/                                              17.54                  17.28

_______________________________________
/(1)/ PAB and pro forma per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.
/(2)/ Represents the pro forma combined information of PAB and Baxley as if the merger was consummated on January 1 of the respective periods and was accounted for under the purchase method of accounting.
/(3)/ Determined by dividing pro forma combined shareholder's equity as adjusted for the purchase method of accounting by pro forma shares outstanding as follows:

                                     Equity             Shares
               06/30/99            $68,872,000         9,415,219
               12/31/98            $67,696,000         9,405,516

/(4)/ Determined by multiplying the applicable pro forma amount by the assumed exchange ratio of 2.40 to 1.
/(5)/ Determined by multiplying the applicable PAB historical amount by the assumed exchange ratio of 2.40 to 1.

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                            Selected Financial Data

                                                As of or for the
                                                six months ended                 As of or for the years ended December 31,
                                                                            -------------------------------------------------
                                                 June 30, 1999                   1998              1997             1996
                                              --------------------          ----------------   --------------   -------------
                                                                      (Amounts in thousands, except per share data and percentages)
 Summary of Operations:
    Net interest income                                   $ 10,722                  $ 20,693         $ 19,094        $ 16,581
    Provision for possible loan losses                         361                       903              793             633
    Net income                                               3,515                     6,651            6,003           4,819

 Per Share Data:
    Net income - basic/(1)/                               $   0.42                  $   0.80         $   0.73        $   0.60
    Net income - diluted/(1)/                                 0.42                      0.78             0.72            0.59
    Cash dividends declared/(1)/                             0.185                     0.275            0.175           0.135
    Book value /(1)/                                          6.31                      6.17             5.57            5.00
    Tangible book value/(1)/                                  6.00                      5.84             5.20            4.55

 Balance Sheet Summary:
    Investments                                           $ 82,693                  $ 95,209         $ 83,439        $ 89,499
    Loans, net                                             372,040                   347,305          317,269         282,493
    Deposits                                               409,360                   413,256          386,643         367,359
    Assets                                                 508,367                   513,742          471,901         433,549
    Long-term debt and
       other borrowings /(2)/                                  -0-                       -0-            2,184           3,384
     Federal Home Loan Bank
          advances                                          34,040                    39,058           31,812          17,645
     Other long-term debt                                      -0-                       -0-              -0-             -0-
     Other borrowings                                        4,801                     2,339            1,005             170
     Average shareholders' equity                           52,005                    48,584           43,470          38,611
     Average total assets                                  508,427                   492,822          452,725         413,546

 Financial Ratios:
      Net income to average assets                            1.38%                     1.35%            1.33%           1.17%
      Overhead ratio /(3)/                                    2.01%                     1.99%            2.02%           2.10%
      Net income to average
          shareholders' equity                               13.52%                    13.69%           13.81%          12.48%
      Dividend payout ratio /(4)/                            43.63%                    34.22%           25.20%          28.79%
       Average shareholders' equity
          to average total assets                            10.23%                     9.86%            9.60%           9.34%

                                                         As of or for the years ended December 31,
                                                         -----------------------------------------
                                                                  1995             1994
                                                             --------------   -------------
                                               (Amounts in thousands, except per share data and percentages)
Summary of Operations:
   Net interest income                                             $ 15,424        $ 11,290
   Provision for possible loan losses                                   593             538
   Net income                                                         4,306           3,030

Per Share Data:
   Net income - basic/(1)/                                         $   0.53        $   0.42
   Net income - diluted((1)/                                           0.53            0.42
   Cash dividends declared/(1)/                                       0.103           0.088
   Book value /(1)/                                                    4.56            3.84

   Tangible book value/(1)/                                            4.06            3.52

Balance Sheet Summary:
   Investments                                                     $ 93,401        $ 59,341
   Loans, net                                                       246,789         188,283
   Deposits                                                         338,924         248,672
   Assets                                                           393,543         290,233
   Long-term debt and
      other borrowings /(2)/                                          5,157           4,730
    Federal Home Loan Bank
         advances                                                     8,941           5,629
    Other long-term debt                                                -0-             -0-
    Other borrowings                                                    -0-             -0-
    Average shareholders' equity                                     34,229          25,356
    Average total assets                                            374,435         283,178

Financial Ratios:
     Net income to average assets                                      1.15%           1.07%
     Overhead ratio /(3)/                                              2.25%           2.47%

     Net income to average
         shareholders' equity                                         12.58%          11.95%
     Dividend payout ratio /(4)/                                      21.93%          18.18%
      Average shareholders' equity
         to average total assets                                       9.14%           8.95%

________________________

/(1)/  All per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.
/(2)/  Does not include Federal funds purchased for each of the respective periods.
/(3)/  Represents noninterest expense less noninterest income divided by average assets.
/(4)/ Represents dividends declared divided by net income, including pooled subsidiaries.

                          BAXLEY FEDERAL SAVINGS BANK
                            Selected Financial Data


                                       As of or for
                                         the six
                                       months ended               As of or for the Years ended December 31,
                                                       --------------------------------------------------------------
                                      June 30, 1999      1998         1997        1996(4)       1995         1994
                                      -------------    ----------   ----------   ----------   ----------   ----------
                                                        (Amounts in thousands, except per share data and percentages)
Summary of Operations:
  Net interest income                     $  1,736      $  3,477     $  3,767      $ 3,659      $ 3,777      $ 3,340
  Provision for possible loan                  -0-           -0-          -0-          -0-          -0-           60
  losses
  Net income                                   659         1,336        1,505        1,015        1,501        1,229


Per Share Data:
  Net income - basic                      $   1.19      $   2.42     $   2.82      $  1.94      $  2.92      $  2.38
  Net income - diluted                        1.19          2.41         2.81         1.89         2.88         2.38
  Cash dividends declared                     0.00          0.82         7.81         0.80         3.75         0.70
  Book value                                 28.08         27.15        24.86        30.06        28.53        29.02
  Tangible book value                        28.08         27.15        24.86        30.06        28.53        20.02

Balance Sheet Summary:
  Investments                             $  4,848      $  5,249     $  5,320      $ 5,473      $ 5,472      $ 5,315
  Loans, net                                87,152        88,038       87,640       84,024       80,418       76,515
  Deposits                                  87,898        90,831       85,913       84,689       83,144       74,793
  Average shareholders' equity              15,224        14,662       16,011       15,856       15,318       14,881
  Average total assets                     105,684       102,750      102,384       99,486       94,411       91,049

Financial Ratios:
  Net income to average assets                1.25%         1.30%        1.47%        1.02%        1.59%        1.35%
  Overhead ratio /(1)/                        1.34%         1.35%        1.37%        2.09%        1.55%        1.50%
  Net income to average                       8.66%         9.11%        9.40%        6.40%        9.80%        8.26%
  shareholders' equity
  Dividend payout ratio /(2)//(3)/             .00         33.85%       29.68%       41.71%       26.36%       29.50%
  Average shareholders' equity to
   average total assets                      14.41%        14.27%       15.64%       15.94%       16.22%       16.34%

Regulatory Capital/(5)/:
  Tangible capital                        $ 14,535      $ 13,878    $  12,994     $ 15,441     $ 14,696     $ 15,033
  Core capital                              14,535        13,878       12,994       15,441       14,696       15,033
  Risk-based capital                        15,954        15,365       13,680       16,110       15,349       15,646

__________________________
/(1)/ Represents noninterest expense less noninterest income divided by average assets.
/(2)/  Represents dividends declared divided by net income.
/(3)/ Excludes special cash dividends paid in 1997 and 1995 of $7.00 and $3.00 per share, respectively.

/(4)/ The data shown for 1996 reflects a charge of approximately $493,000 connected with a one time special assessment from the Savings Association Insurance Fund. See "BAXLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Comparison of Operating Results for the Years Ended December 31, 1997 and December 31, 1996-- Other Income and Other Expenses."


/(5)/ SEE "BAXLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Capital Resources and Liquidity."

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                        AND BAXLEY FEDERAL SAVINGS BANK
                       Pro Forma Selected Financial Data


The following pro forma data assume the merger will be accounted for under the pooling of Interests method of accounting.

                                                  As of or for the
                                                  six months ended,
                                                                            As of or for the Years ended December 31,
                                                                      ----------------------------------------------------
                                                    June 30, 1999       1998       1997       1996       1995       1994
                                                -------------------   --------   --------   --------   --------   --------
                                                  (Amounts in thousands, except per share and ratio data and percentages)
Summary of Operations:
 Net interest income                                       $ 12,458   $ 24,170   $ 22,861   $ 20,241   $ 19,201   $ 15,260
 Provision for possible loan losses                             361        903        793        633        593        598
 Net income                                                   4,174      7,987      7,508      5,834      5,807      4,259

Per Share Data:
 Net income - basic/(1)/                                   $   0.43   $   0.83   $   0.79   $   0.62   $   0.62   $   0.50
 Net income - diluted/(1)/                                     0.43       0.81       0.78       0.62       0.61       0.50
 Cash dividends declared/(1)/                                 0.185      0.275      0.175      0.135      0.103      0.088
 Book value/(1)/                                               7.05       6.88       6.23       5.98       5.54       5.05
 Tangible book value/(1)/                                      6.79       6.60       5.91       5.62       5.13       4.80

Balance Sheet Summary:
 Investments                                               $ 87,541   $100,458   $ 88,759   $ 94,972   $ 98,873   $ 64,656
 Loans, net                                                 459,192    435,343    404,909    366,517    327,207    264,798
 Deposits                                                   491,258    504,087    472,556    452,048    422,068    323,465
 Assets                                                     616,625    620,853    572,627    535,102    492,636    380,978
 Long-term debt and other borrowings/(2)/                       -0-        -0-      2,184      3,384      5,157      4,730
 Federal Home Loan Bank advances                             34,040     39,058     31,812     17,645      8,941      5,629
 Other long-term debt                                           -0-        -0-        -0-        -0-        -0-        -0-
 Other borrowings                                             4,801      2,339      1,005        170        -0-        -0-
 Average shareholders' equity                                67,229     63,246     59,481     54,467     49,547     40,237
 Average total assets                                       614,111    595,572    555,109    513,032    468,846    374,227

Financial Ratios:
 Net income to average assets                                  1.36%      1.34%      1.35%      1.14%      1.24%      1.14%
 Overhead ratio/(3)/                                           1.90%      1.88%      1.90%      2.10%      2.11%      2.23%
 Net income to average shareholders' equity                   12.42%     12.63%     12.62%     10.71%     11.72%     10.58%
 Dividend payout ratio/(4)//(5)/                              36.75%     34.16%     26.09%     31.03%     23.08%     21.46%
 Average shareholders' equity to average
  total assets                                                10.95%     10.62%     10.72%     10.62%     10.57%     10.75%

____________

/(1)/  All per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.
/(2)/  Does not include federal funds purchased for each of the respective periods.
/(3)/  Represents noninterest expense less noninterest income divided by average assets
/(4)/  Represents dividends divided by net income, including pooled subsidiaries.
/(5)/ Excludes special cash dividends paid in 1997 and 1995 of $7.00 and $3.00 per share, respectively.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                       Pro Forma Selected Financial Data

                      The following pro forma data assume
                   the merger will be accounted for under the
                         purchase method of accounting.

                                                      As of or for the six                 As of or for the year
                                                          months ended                          December 31,
                                                          June 30, 1999                             1998
                                                (Amounts in thousands, except per share and ratio data and percentages)
Summary of Operations:
  Net interest income                                       $ 12,376                              $ 24,006
  Provision for possible loan losses                             361                                   903
  Net income                                                   3,900                                 7,388

Per Share Data:
 Net income - basic/(1)/                                    $   0.41                              $   0.79
 Net income - diluted/(1)/                                      0.41                                  0.77
 Cash dividends declared/(1)/                                  0.185                                 0.275
 Book value/(1)/                                                7.31                                  7.20
 Tangible book value/(1)/                                       6.58                                  6.39

Balance Sheet Summary:
 Investments                                                $ 91,764                              $100,458
 Loans, net                                                  442,941                               435,343
 Deposits                                                    494,742                               504,087
 Assets                                                      613,732                               622,485
 Long-term debt and other borrowings/(2)/                         -0-                                   -0-
 Federal Home Loan Bank advances                              37,354                                39,058
 Other long-term debt                                             -0-                                   -0-
 Other borrowings                                              3,962                                 2,339
 Average shareholders equity                                  66,663                                63,246
 Average total assets                                        603,991                               595,572

Financial Ratios:
 Net income to average assets                                   1.29%                                 1.24%
 Overhead ratio/(3)/                                            2.00%                                 1.96%
 Net income to average shareholders' equity                    11.70%                                11.68%
 Dividend payout ratio/(4)/                                    39.33%                                36.92%
 Average shareholders' equity to average
   total assets                                                11.04%                                10.62%

_______________________________________

(1) All per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.
(2) Does not include federal funds purchased for each of the respective periods.
(3) Represents noninterest expense less noninterest income divided by average assets.
(4) Represents dividends divided by net income, including pooled subsidiaries.

                                 RISK FACTORS

     If the merger is consummated, you will receive shares of PAB common stock in exchange for your shares of Baxley common stock (unless you dissent from the merger and receive the appraised value of your shares of Baxley common stock in cash). An investment in PAB common stock is subject to a number of risks and uncertanties, many of which also apply to your existing investment in Baxley common stock. Risks and uncertainties relating to economic conditions and other matters that would affect other financial institutions in similar ways are generally not summarized below. Those risks, among others, are highlighted on page 11 under the heading "A Warning About Forward-Looking Statements."

     However, there are a number of other risks and uncertainties relating to PAB and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect PAB's future financial results and may cause PAB's future earnings and financial condition to be less favorable than PAB's expectations. This section summarizes those risks.

PAB's operating costs after the merger and other recent acquisitions may be greater than expected, and PAB's costs savings from the merger and other recent acquisitions may be less than expected, or PAB may be unable to obtain those cost savings as soon as expected.

     PAB's rapid growth over the last several years resulting from acquisitions it has made - as well as the possibility of future growth from acquisitions - produces risks of unknown liabilities that may cause costs after the merger and other past and potential future acquisitions to be greater than expected. Expectations concerning future earnings depend in part on PAB being able to combine the operations of acquired institutions with PAB's own operations promptly and efficiently, and also on PAB being correct in its assumptions about the financial impact of its acquisitions.

     PAB has estimated that it can achieve cost savings as a result of its acquisition of Baxley and its other recently completed acquisitions. There is a risk that the anticipated savings may not be realized or that they may be less than PAB expects.

PAB may be unable to successfully integrate Baxley and other acquired businesses or may have more trouble integrating acquired businesses than expected.

     There is a risk that the maintenance of an acquired institution's key customers and personnel and the conversion of its systems and procedures to PAB's systems and procedures - including Baxley's - may not be possible or completed on schedule or may be more difficult and costly than expected, which could cause the acquired operations to perform below expectations. Maintaining an acquired institution's key customers and personnel and converting its systems and procedures to PAB's systems and procedures is an important part of PAB's acquisition program.

     Prior to acquiring an institution, PAB frequently estimates that it will be able to maintain most of the institution's key customers and personnel and convert its systems and procedures with a minimal amount of costs and diversion of management time and attention. There is a risk that integrating Baxley and other acquired businesses may take a greater amount of resources than PAB expects.

Baxley's directors may have interests in the merger that are different from yours, which may present them with potential conflicts of interest.

     In considering the recommendation of the merger by Baxley's board of directors, you should be aware that Baxley's directors may have interests in the merger that may present them with potential conflicts of interest. These interests relate to, an employment agreement for Alvin R. Tuten, Jr., President and Chief Executive Officer of Baxley, provisions in the merger agreement regarding directors' indemnification, continuation of service on Baxley's board of directors, as well as possible service on PAB's board of directors. There is a risk that these interests may have influenced the decision by Baxley's board of directors to recommend to you the merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

Your merger consideration may be fixed despite a change in PAB's stock price.

     Unless you dissent from the merger and receive the appraised value of your shares of Baxley common stock in cash, upon consummation of the merger, each share of Baxley common stock will be converted into the right to receive a number of shares of PAB common stock based on the average closing price of PAB common stock over a 20 day trading period five days prior to the effective time of the merger. If the average closing price of PAB common stock during this time is between $13.00 and $21.00 per share, you will receive 2.40 shares of PAB common stock, for each share of Baxley common stock you own. Accordingly, there is a risk that you will receive less value for your shares of Baxley common stock if PAB's average closing price is nearer to $13.00 than $21.00 per share. Although there are termination provisions in the merger agreement associated with the price of PAB common stock if it drops below $13.00 per share, Baxley's Board of Directors may decide not to exercise them. See "THE MERGER Amendment, Waiver and Termination."

     The price of PAB common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Baxley' special meeting. Such variations in the price of PAB common stock may result from changes in the business, operations or prospects of PAB, regulatory considerations, general market and economic conditions and other factors. At the time of Baxley's special meeting, you will not know the exact value of PAB common stock that you will receive when the merger is completed.

PAB could lose its key personnel or spend a greater amount of resources attracting, retaining and motivating them than it has in the past.

     R. Bradford Burnette, who has served as President, Chief Executive Officer and a director of PAB since 1982 - and has been primarily responsible for the development and expansion of PAB's business - does not have an employment agreement with PAB. Although PAB maintains a $100,000 key-man life insurance policy on Mr. Burnette and believes that its relations with him, as well as its other key personnel, are good, there is a risk that PAB could lose the services of Mr. Burnette or other key personnel. In addition, there is a risk that PAB will have to expend a greater amount of resources attracting, retaining and motivating such personnel, resulting in an increase in labor costs.

PAB's computer systems, or those of its service providers, suppliers, or customers, may not operate properly on year 2000-sensitive dates.

     The year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. PAB has appointed a year 2000 committee with a full-time year 2000 coordinator to conduct a comprehensive review of its operational and financial systems to determine how the year 2000 will impact the operation of these systems. The committee has developed a plan to identify all critical systems and developed solutions for all systems that are found not to be ready for the year 2000. In addition, confirmations have been received from PAB's primary processing vendors and counterparties that plans have been developed to address processing of transactions in the year 2000. However, because the identification and solving of all year 2000 issues is a complex problem, there is a risk that PAB's computer systems and the systems of other companies with whom PAB conducts business will not be ready for the year 2000 prior to December 31, 1999. Baxley has implemented a program to address the year 2000 issue, although there is the similar risk that computer systems upon which Baxley relies will not be ready prior to the end of 1999.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this proxy statement/prospectus, and, in the case of PAB, the public documents to which PAB refers, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of PAB after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

     . PAB's operating costs after the merger and other recent acquisitions may be greater than expected, and PAB's cost savings from the merger and other recent acquisitions may be less than expected, or PAB may be unable to obtain those cost savings as soon as expected;

     . PAB may be unable to successfully integrate Baxley and other acquired businesses or may have more trouble integrating acquired businesses than expected;

     . PAB could lose its key personnel or spend a greater amount of resources attracting, retaining and motivating them than it has in the past;

     . Competition among depository and other financial institutions may increase significantly;

     .    Changes in the interest rate environment may reduce operating margins;

     . General economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

     .    Legislative or regulatory changes may adversely affect our businesses;
          and

     . Disruption in data processing caused by computer malfunctions associated with the year 2000 problem may be greater than expected.

     We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors," beginning on page 11. You should also consider the cautionary statements contained in PAB's filings with the Securities and Exchange Commission and Baxley's filings with the Office of Thrift Supervision. These factors may cause our actual results to differ materially from our forward-looking statements.

                INFORMATION CONCERNING BAXLEY'S SPECIAL MEETING

General

     This proxy statement/prospectus (this "Proxy Statement/Prospectus") is being mailed by Baxley to holders of its common stock, $0.01 par value per share ("Baxley Common Stock"), on or about October 19, 1999, together with the notice of the special meeting of shareholders of Baxley (the "Special Meeting") and a form of proxy solicited by Baxley's Board of Directors for use at the Special Meeting and at any adjournments or postponements thereof.

The Special Meeting

     The Special Meeting will be held at the main office of Baxley, located at 219 East Parker Street, Baxley, Georgia 31513-2001, at 5:00 p.m., local time, on November 23, 1999. Only holders of Baxley Common Stock of record at the close of business on October 5, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 551,481 shares of Baxley Common Stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

     At the Special Meeting, Baxley shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 3, 1999 (the "Merger Agreement"), by and between Baxley and PAB, to be joined in by PAB Interim Association No. 1, a wholly owned subsidiary of PAB (the "Merger Sub"), pursuant to which, among other matters, the Merger Sub will be merged with and into Baxley (the "Merger") and shares of Baxley Common Stock will be converted into the right to receive shares of the common stock of PAB, no par value per share ("PAB Common Stock"). Baxley shareholders will also be asked to consider and vote upon a proposal to adjourn the Special Meeting if more time is needed to solicit proxies. Upon consummation of the Merger, the Merger Sub will cease to exist and Baxley will become a wholly owned subsidiary of PAB.

Vote Required

     Under federal law, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Baxley Common Stock entitled to vote is required to approve and adopt the Merger Agreement and the affirmative vote of a majority of the votes cast of the Special Meeting is needed to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. On the Record Date, there were approximately 415 holders of record of Baxley Common Stock. On such date, the directors and officers of Baxley and their affiliates beneficially owned, and expressed their intent to vote in favor of the Merger, and the adjournment proposal a total of approximately 33.5% of the outstanding shares of Baxley Common Stock. At the date of this Proxy Statement/Prospectus, neither PAB nor any of its affiliates owned any of the outstanding shares of Baxley Common Stock.

Voting of Proxies

     Shares of Baxley Common Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval and adoption of the Merger Agreement, "FOR" adoption of a proposal to adjourn or postpone, the Special Meeting to another time for the purpose of soliciting additional proxies or otherwise, and, as to any other matter that may come before the Special Meeting, as determined by a majority of Baxley's Board of Directors. Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the Special Meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

     Because approval of the Merger Agreement requires the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast at the Special Meeting by Baxley shareholders, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, Baxley's Board of Directors urges its shareholders to complete, date, and sign the accompanying form of proxy and return it promptly in the enclosed, postage-paid envelope.

     If any other matters are properly presented at the Special Meeting, the person or persons named in the form of proxy enclosed with this Proxy Statement/Prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Baxley has no knowledge of any matters to be presented at the Special Meeting, other than the matters described in this Proxy Statement/Prospectus.

Revocability of Proxies

     The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Baxley, either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Baxley proxies should be addressed to Baxley Federal Savings Bank, 219 East Parker Street, Baxley, Georgia 31513-2001,
Attention: Corporate Secretary. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

     Baxley will bear the cost of the solicitation of proxies in connection with the Special Meeting, except that PAB will pay the Securities and Exchange Commission ("SEC") filing fee payable in connection with the Registration Statement of which this Proxy Statement/Prospectus is a part and one-half of the printing costs incurred in connection with the printing of such Registration Statement and this Proxy Statement/Prospectus.

     Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Baxley, who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Baxley, PAB or any other person. The delivery of this Proxy Statement/Prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Baxley or PAB since the date of the Proxy Statement/Prospectus.

Recommendation of Baxley's Board of Directors

     Baxley's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, believes that the Merger is in the best interests of Baxley and its shareholders, and recommends that Baxley shareholders vote "FOR" approval of the Merger Agreement.

     In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, Baxley's Board of Directors, among other things, consulted with its legal advisors regarding the legal terms of the Merger Agreement and with its financial advisor, Trident Securities, a division of McDonald Investments Inc. ("Trident"), as to the fairness, from a financial point of view, of the consideration to be received by the holders of Baxley Common Stock in the Merger. For a discussion of the factors considered by Baxley's Board of Directors in reaching its conclusion, see "THE MERGER -- Background of the Merger", "--Baxley's Reasons for the Merger and Factors Considered" and "--Opinion of Trident."

     Baxley shareholders should note that certain members of management and directors of Baxley have interests in, and may derive benefits as a result of, the Merger that are in addition to their interests as shareholders of Baxley. See "THE MERGER -- Interests of Certain Persons in the Merger."

Information about Baxley's Auditors

     A representative of H.H. Burnet & Company, P.C. is expected to be present at the Special Meeting and will have the opportunity to make a statement and respond to appropriate questions if he or she desires.

     Baxley shareholders should not send any stock certificates with their proxy cards.

                                  THE MERGER

     The descriptions of the terms and conditions of the Merger, the Merger Agreement, and any related documents in this Proxy Statement/Prospectus are addressed in greater detail in the copy of the Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus), to the federal provisions governing dissenters' rights, (attached as Appendix B to this Proxy Statement/Prospectus), to the Registration Statement, of which this Proxy Statement/Prospectus is a part, and the exhibits to the Registration Statement.

General

     The Merger Agreement provides that the Merger Sub will merge with and into Baxley with Baxley as the surviving bank in the Merger. As a result, Baxley will become a wholly owned subsidiary of PAB, and the Merger Sub will cease to exist. At the time the Merger becomes effective, each share of issued and outstanding Baxley Common Stock (excluding shares held by PAB and its subsidiaries, Baxley and Baxley shareholders who exercise their dissenters' rights) will be converted into the right to receive a number of shares of PAB Common Stock which will be determined by the formula set forth below in "Merger Consideration." If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated.

Background of the Merger

     During the last several years, there has been a trend toward consolidation in the banking industry. This trend has been fueled by, among other things, recent national and state banking-related legislation and has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies available to the combined entities. Financial institutions have increasingly sought suitable combinations as a means of obtaining such benefits.

     Upon the recommendation of Baxley's Board of Directors, in May 1998, Baxley's senior management met with Trident to review the state of the equity markets for independent community-based financial institutions and to discuss strategic alternatives to enhance shareholder value. Trident is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. After meeting with Trident, Baxley's senior management reported to Baxley's Board of Directors that there were certain factors that could limit the ability of Baxley to continue its historical earnings performance. These factors included:

     . shrinking profit margins in the traditional mortgage and deposit gathering banking business;

     . the need to broaden Baxley's product line in order to diversify Baxley's revenues and reduce its dependence on residential real estate lending;

     . the likelihood of lower earnings during the implementation and start-up periods of broadening Baxley's product line;

     .    the uncertainty of successfully diversifying Baxley's revenues;

     .    the need for a more significant commitment of resources to technology;
          and

     . the highly competitive and rapidly changing financial services industry.

     Faced with these factors, Baxley's Board of Directors retained Trident in July 1998 to formally explore its strategic options, including using Trident's best efforts as Baxley's financial advisor to solicit, confidentially, indications of interest from various financial institutions and other appropriate potential acquirers. Baxley selected Trident for reasons which included, among others, its familiarity with Baxley's business and market area, as well as its knowledge of southeastern financial institutions and its previous experience with mergers and acquisitions involving financial institutions. The goal of Baxley's Board of Directors was to obtain a high value for shareholders, receive shares of stock that would enjoy greater liquidity and maintain a community bank identity in the local market place. To achieve this goal, Trident identified all of the financial institutions with operations in Georgia that were traded on an active market or through the pink sheet system. From that universe, Trident selected the companies most likely to be interested in a combination with Baxley based on geographic proximity and the financial ability to fairly compensate Baxley shareholders. Trident contacted prospective acquirers, including PAB, and, upon obtaining confidentiality agreements, provided them with information on Baxley. In October 1998, PAB and other interested parties submitted initial indications of interest to Trident. Baxley conducted further discussions with PAB and other interested parties and asked for final indications of interest from those parties. In December 1998, Trident met with Baxley's Board of Directors to evaluate the final indications of interest. Baxley's Board of Directors decided that PAB's proposal met its criteria and represented the highest value to Baxley shareholders. At that time, Baxley's Board of Directors voted to begin negotiating a definitive merger agreement with PAB.

     In March 1999, Trident performed an on-site due diligence examination of PAB. On June 3, 1999, Trident and Baxley's legal counsel presented to Baxley's Board of Directors a summary of the Merger Agreement, due diligence findings and Trident's opinion that the consideration to be received from PAB was fair, from a financial point of view, to Baxley shareholders. See " Opinion of Trident." At the conclusion of this meeting the Merger Agreement was approved by Baxley's Board of Directors. The Merger Agreement was approved by PAB's Board of Directors as of June 1, 1999.

     A group of Baxley shareholders representing approximately 13% of the outstanding shares of Baxley Common Stock has notified us that they may exercise dissenters' rights in connection with the Merger. This notification, which is not binding, was received shortly after the Merger Agreement was executed and prior to the time that the complete information about the Merger contained in this Proxy Statement/Prospectus was mailed to shareholders. Because such information had not been made public at that time - as it now has been with this Proxy Statement/Prospectus - Baxley expects that some or all of the shareholders who signed the notification will not, in fact, exercise their dissenters' rights, although no assurances can be given. See "- Dissenter and Appraisal Rights." In the event that dissenters' rights are exercised with respect to more than 10% of the Baxley Common Stock, the Merger cannot be accounted for as a pooling of interests transaction, which is a condition to the consummation of the Merger Agreement that may be waived by us. See "- Conditions to Consummation." If we determine to waive this condition in order to consummate the Merger, then the Merger will be accounted for as a purchase transaction. See "- Accounting Treatment" and "PRO FORMA COMBINED FINANCIAL DATA."


Baxley's Reasons for the Merger and Factors Considered

     Baxley's Board of Directors believes that the Merger is in the best interest of Baxley shareholders. Baxley's Board of Directors considered a number of factors in deciding to approve and recommend the terms of the Merger to Baxley shareholders, including:


     . the financial condition, results of operations, and future prospects of Baxley;

     . the value of the consideration to be received by Baxley shareholders relative to the book value and earnings per share of Baxley Common Stock;

     . the competitive and regulatory environment for financial institutions generally;

     . the fact that the Merger will enable Baxley shareholders to exchange their Baxley Common Stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;

     .    the likelihood of receiving requisite regulatory approvals;

     . the expectation that the Merger will be a tax-free transaction to Baxley shareholders (except for cash received for fractional shares of Baxley Common Stock and by those who exercise their dissenters' rights) for federal income tax purposes;

     . the prospects for growth and expanded products and services, and other anticipated positive impacts on the employees, customers and communities served by Baxley as well as the fact that Baxley will continue to exist following the Merger;

     .    the financial and valuation analyses prepared by Trident;

     .    the potential for appreciation in the value of PAB Common Stock; and

     . the nature and compatibility of PAB's management and business philosophy with Baxley.

     The foregoing discussion of the information and factors considered by Baxley's Board of Directors is not intended to be exhaustive. Baxley's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

PAB's Reasons for the Merger

     PAB's Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. In reaching this decision, PAB's Board of Directors considered all material factors, although it did not assign any relative or specific weight to any individual factor. PAB's Board of Directors also took into account its stated strategic long-term goal of expanding PAB throughout Georgia, as well as adjoining states, so as to become one of the leading independent bank holding companies in the Southeast. In this regard, PAB looked at the profit position of Baxley, giving consideration to Baxley's size, its shareholder base and, management expertise. After considering these factors, PAB determined that the Merger would help accomplish its long-term goals and would enhance value for PAB shareholders, while permitting PAB to continue to grow and expand as an independent bank holding company.

Merger Consideration

     The Merger Agreement provides that, at the date and time at which the Articles of Combination reflecting the Merger become effective with the Office of Thrift Supervision (the "Effective Time"), each issued and outstanding share of Baxley Common Stock (excluding shares held by PAB or any of its subsidiaries or by Baxley, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Baxley shareholders who exercise their dissenters' rights) will be converted into 2.40 shares of PAB Common Stock. However, if (i) the Deemed Market Value (as defined below), is less than $13.00 per share, then Baxley may terminate or renegotiate the Merger Agreement or (ii) the Deemed Market Value is greater than $21.00, then the Merger Consideration (as defined below) will be reduced by an amount equal to the product of (a) the Merger Consideration multiplied by (b) the ratio formed by the Deemed Market Value less $21.00, divided by the Deemed Market Value. Notwithstanding the preceding sentence, if prior to the Effective Time, PAB shall have entered into a contract whereby PAB will become a subsidiary of another corporation or will be merged into another corporation and less than a majority of the members of the board of directors of the resulting corporation were members of PAB's Board of Directors at the time of the execution of the contract, then each share of Baxley Common Stock issued and outstanding at the Effective Time will be converted into 2.40 shares of PAB Common Stock. For purposes of the Merger Agreement, "Deemed Market Value" means the arithmetic average of the closing price for one share of PAB Common Stock as reported by the American Stock Exchange (the "Amex") for the 20 consecutive trading days immediately preceding the date which is five calendar days prior to the Effective Time. For purposes of the Merger Agreement, "Merger Consideration" means 1,323,554.40 shares of PAB Common Stock.

     The Merger Agreement provides that the Merger Consideration to be received for all of the shares of Baxley Common Stock will be reduced, if and as necessary, by all amounts in excess of $100,000 paid or to be paid by Baxley in the event the costs and expenses of Baxley, including, filing, registration and application fees, printing fees and fees of its own consultants, accountants and counsel (except for those costs and expenses that are payable by Baxley to Trident and PAB pursuant to the Merger Agreement). In the event of an adjustment, the Merger Consideration will be reduced by the amount of such costs and expenses in excess of $100,000 (the "Excess Amount") by subtracting from the Merger Consideration the quotient obtained by dividing the Excess Amount by the Deemed Market Value. As of October 12, 1999, the total amount of Baxley's expenses was approximately $80,000. While the total amount of expenses that will be incurred is not known at this time, based on currently payable expenses, Baxley expects that its expenses will total approximately $100,000. Baxley shareholders would not experience a reduction of $0.01 per share until expenses exceeded approximately $105,000 and would not experience a reduction in value or one tenth of one percent (0.1%) of total consideration unless total expenses exceed approximately $115,000. Baxley does not expect that its expenses will exceed $115,000.

     In the event Baxley or PAB changes the number of their respective shares of common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, the Merger Consideration will be proportionately adjusted.

Fractional Shares

     Pursuant to the terms of the Merger Agreement, each holder of shares of Baxley Common Stock converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PAB Common Stock multiplied by the Deemed Market Value.

Opinion of Trident

     On July 6, 1998, Trident was engaged to represent Baxley in merger negotiations with other financial institutions and to render a fairness opinion in the event of a successful merger transaction.

     On June 3, 1999, Trident met with Baxley's Board of Directors to review the proposed terms of the Merger Agreement. At that time, Trident presented a report (the "Fairness Opinion Report") summarizing the financial terms of the Merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the Merger from a financial point of view. In addition, Trident rendered a written opinion to Baxley's Board of Directors to the effect that, as of that date, the consideration to be received by Baxley shareholders pursuant to the Merger Agreement was fair to them from a financial point of view (the "Opinion"). The financial fairness standard employed by Trident in rendering the Opinion was whether such consideration was within the range of the economic values of consideration that financial institutions having the characteristics of Baxley and PAB might negotiate in comparable circumstances, not whether the consideration proposed in the Merger Agreement is at or approaching the higher end of such range.

     An updated copy of the Opinion, which sets forth important assumptions made, matters considered and limitations on the reviews undertaken, is attached to this Proxy Statement/Prospectus as Appendix C. Trident has consented to the inclusion of the Opinion and summary of the Fairness Opinion Report in this Proxy Statement/Prospectus.

     The Opinion is directed to Baxley's Board of Directors and is directed only to the fairness, from a financial point of view, of the consideration to be received by Baxley shareholders based on conditions as they existed and could be evaluated as of the date of the Opinion. The Opinion does not constitute a recommendation to any Baxley shareholder as to how the shareholder should vote at the Special Meeting, nor does the Opinion address the underlying business decision to consummate the Merger. This summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion, which is attached to this Proxy Statement/Prospectus as Appendix C. Baxley shareholders are urged to read the Opinion in its entirety for a description of the assumptions made and matters considered and the limits on the review undertaken in rendering the Opinion.

     In connection with rendering the Opinion, Trident reviewed and analyzed, among other things, the following:

     .    the Merger Agreement;

     . publicly available information concerning Baxley, including the audited financial statements of Baxley for each of the years in the three-year period ended December 31, 1998 and the unaudited financial statements of Baxley for the three months ended March 31, 1999;

     . publicly available information concerning PAB, including the audited financial statements of PAB for each of the years in the three-year period ended December 31, 1998 and the unaudited financial statements of PAB for the three months ended March 31, 1999;

     . other internal information, primarily financial in nature, concerning the business and operations of Baxley and PAB furnished to Trident by Baxley and PAB for purposes of Trident's analysis;

     .    information with respect to the trading market for PAB Common Stock;

     . publicly available information with respect to other companies that Trident believed to be comparable to Baxley and PAB and the trading markets for such other companies' securities; and

     . publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry.


     Trident also met with officers and employees of Baxley and PAB to discuss the foregoing, as well as other matters which it believed relevant to its inquiry.

     In its review and analyses and arriving at the Opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by Baxley, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of Baxley and PAB with whom Trident held discussions, and the accuracy of the representations and warranties of Baxley and PAB in the Merger Agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the Merger Agreement that will have a material adverse effect upon the contemplated economic benefits of the Merger. The financial information provided to Trident by Baxley was of the type normally produced by the management of Baxley and reviewed by Baxley's Board of Directors at its regular meetings and the Board of Directors and management of Baxley have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Baxley's Board of Directors, however, did not specifically review the information, assumptions and other information provided by management to Trident for accuracy and completeness. Trident did not conduct a physical inspection of the properties or facilities of Baxley, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     In conducting its analyses and arriving at the Opinion, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     . the historical and current financial condition and results of operations of Baxley and PAB, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses;

     .    the business prospects of Baxley and PAB;

     .    the economy in Baxley's and PAB's market areas;

     . the historical and current market for Baxley Common Stock and PAB Common Stock and for the equity securities of other companies that Trident believed to be comparable to Baxley and PAB; and

     . the nature and terms of other acquisition transactions that Trident believed to be relevant.

     Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuations generally. The Opinion necessarily was based upon conditions in existence and subject to evaluation on June 3, 1999, the date of the Opinion. The Opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Baxley Common Stock in the Merger and does not address Baxley's underlying business decision to effect the Merger.

     The summaries set forth below reflect all of the material analyses, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at the Opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Fairness Opinion Report and the Opinion. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Baxley. The results of the specific analyses performed by Trident may differ from Baxley's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness, from a financial point of view, of the consideration to be paid to Baxley's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a financial institution might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the Opinion and presentations to Baxley's Board of Directors were among the many factors taken into consideration by Baxley's Board of Directors in making its determination to approve the Merger Agreement.

     State of the Market. Trident reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to Baxley, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region.

     Strategic Alternatives. Trident reviewed the following strategic alternatives open to Baxley: (i) remain independent; (ii) merge with a larger financial institution; and (iii) merge with an institution of similar size.

     Financial Analysis of Baxley. Trident examined Baxley's financial performance for the period January 1, 1996 through March 31, 1999 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Baxley. Trident compared Baxley's deposit market share with other financial institutions operating in the same market.

     Peer Group Analysis. Trident evaluated Baxley's strengths and weaknesses by comparing the financial performance of Baxley to that of the following groups of stock thrift institutions based on regulatory financial information and Generally Accepted Accounting Principles ("GAAP") financial information as of March 31, 1999:

     .    all U.S. thrifts;

     .    Georgia thrifts;

     .    Southeast thrifts;

     .    thrifts of similar size ($50 to $150 million of assets); and

     .    Southeast thrifts of similar size.

     This analysis compared a number of Baxley's historical financial ratios to those of the peer groups, including but not limited to:

     .    balance sheet composition;

     .    key ratios;

     . income and expense ratios for the trailing four quarters, the most recent quarter, and the most recent calendar year;

     . historical ROAA (defined as net income for the period divided by average assets for the same period) and ROAE (defined as net income for the period divided by average equity for the same period); and

     .    asset, loan, deposit and equity growth rates for selected periods.

     Prospective Acquirers. Trident presented Baxley with a list of all publicly traded financial institutions with operations in Georgia. These companies were categorized based on Trident's perceived level of interest from the company and its "fit" with Baxley.

     The following is a summary of the Fairness Opinion Report presented to Baxley's Board of Directors of Baxley on June 3, 1999:

     Process. Trident reviewed the process that led to the Merger Agreement. Trident performed a market check by contacting a group of the most logical potential acquirers for Baxley based on such factors as liquidity of stock, geographic scope of operations and financial ability to fairly compensate Baxley shareholders. Upon receiving final indications of interest from several of the contacted parties, Baxley chose to negotiate an agreement with PAB because PAB's offer represented the highest per share value to Baxley shareholders as well as other reasons previously discussed. See "--Baxley's Reasons for the Merger and Factors Considered." At the time of the Fairness Opinion Report, PAB's offer still represented the highest per share value to Baxley shareholders after making any necessary adjustments to the other indications of interest for the current stock prices of those companies.

     Recent Developments. Trident reviewed changes in the equities and acquisition markets for thrift institutions since beginning the process of seeking indications of interest in August 1998. The following table outlines the percentage change in various equity indices over that time period and over the last 12 months:

                                                                                            Banks*$500M
                                       S&P 500          All Banks       All Thrifts          in Assets        Thrift*$250 M
                                       -------          ---------       -----------          ---------        --------------
   6/1/98 - 6/1/99                       19.5%             1.4%            -18.5%               -19.3%             -25.4%
   8/17/98 - 6/1/99                      20.1%             7.9%             -1.2%               -11.6%             -14.6%
   Source:  SNL Securities, LC

_________________
* Less Than

     During the same time period, the median stock price of the potential acquirers contacted by Trident declined 24%. The decline in trading prices for smaller financial institutions and potential acquirers reduces the ability of those companies to pay high prices in stock transactions without incurring earnings per share dilution. Trident also summarized changes in the composition of Baxley's balance sheet and financial performance since the marketing period began. Baxley's loans declined 2.5% between March 31, 1998 and March 31, 1999. Net income and earnings per share declined 11.5% and 14.9%, respectively for the 12 months ended March 31, 1999 versus the same period ended March 31, 1998. Trident discussed with Baxley's Board of Directors the impact of changes in market conditions and changes in Baxley's financial condition on the control value for Baxley Common Stock.

     Deal Value Pricing Ratios. Based on the closing price of PAB on June 2, 1999, Trident calculated the following deal pricing ratios relative to Baxley's financial position as of March 31, 1999.

               Price per share                       $  35.70
               Price to book value                     129.9%
               Price to tangible book value            129.9%
               Price to last twelve months earnings     15.2x
               Price to assets                          18.4%
               Core deposit premium                      6.5%

     Trident explained to Baxley's Board of Directors that during a period of stable market conditions it is often useful to compare these pricing ratios to pricing ratios for previously announced deals with similar characteristics. However, in a declining market environment, such as existed at the time, historical pricing ratios are generally misleading and are indicative of earlier market conditions rather than current market conditions. As an investment bank specializing in financial institutions, Trident was aware that merger discussions for other thrifts with similar characteristics to Baxley were occurring at substantially lower levels than were reflected in the market data for announced thrift transactions. Although Trident presented historical pricing data for deals with similar characteristics to Baxley, Trident did not rely on such analysis in determining the fairness of the Merger from a financial point of view.

     Subsequent to Trident's June 3, 1999 presentation to Baxleys Board of Directors, four transactions involving sellers with similar characteristics to Baxley were announced. These sellers' asset sizes were between $40 and $150 million and their tangible capital ratios were between 12% and 20%. These transactions exhibited price to tangible book value ratios of between 104% and 126%, price to earnings multiples of between 20x and 31x last 12 months' earnings and core deposit premiums of between 2% and 6%.
                                      24

     Contribution Analysis. Trident analyzed the contribution of each institution to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Baxley shareholders would hold approximately 13.8% of the pro forma diluted shares. Baxley's approximate contributions are listed below by category:

                                           Baxley     PAB
                                           ------     ---
                    Assets                 17.4%      82.6%
                    Equity                 22.1%      77.9%
                    Tangible Equity        23.0%      77.0%
                    Net Income             16.3%      83.7%
                    Net Income (core)*     15.1%      84.9%

        ___________________
        *Net income adjusted to exclude non-recurring items and loan loss provisions

     Summary of Proposed Transaction. Trident presented a summary to Baxley's Board of Directors of the financial terms of the Merger and discussed the advantages and disadvantages of the Merger from a financial point of view.

     Due Diligence of PAB. In March of 1999, Trident conducted an on-site due diligence review of PAB, the results of which were discussed with Baxley's Board of Directors. During its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to Baxley's Board of Directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by PAB.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. In the ordinary course of its business, Trident may trade the securities of Baxley and PAB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Baxley's Board of Directors selected Trident as its financial advisor because, among other reasons, of its familiarity with its business and market area, its national reputation as an investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with Baxley or PAB.


     For its services as financial advisor, Baxley paid Trident a $5,000 retainer and $10,000 for delivery of a report examining strategic alternatives and providing a financial analysis. Baxley also paid Trident a fee of $25,000 upon execution of the Merger Agreement. A fee equal to 1.25% of the aggregate merger consideration, less $40,000, will be payable to Trident upon consummation of the Merger (a balance due of approximately $230,900 based on the total merger consideration as of October 13, 1999 and the aforementioned fee structure). Baxley has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

Effective Time

     If the Merger Agreement is approved by the requisite votes of Baxley shareholders and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time the Articles of Combination reflecting the Merger become effective with the Corporate Secretary of the Office of Thrift Supervision (the "OTS"). Unless otherwise mutually agreed upon in writing by the chief executive officers of each of PAB and Baxley, PAB and Baxley will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of:

     . the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger;

     .    the date on which Baxley shareholders approve the Merger Agreement; or


     . a later date if agreed upon in writing by the chief executive officers of PAB and Baxley.

     Assuming satisfaction of all of the conditions to consummation of the Merger, the Merger is expected to be made effective during the fourth quarter of 1999.

     Either PAB or Baxley may terminate the Merger Agreement prior to the Effective Time, under several circumstances. See "-- Conditions to Consummation" and "-- Amendment, Waiver and Termination."

Distribution of PAB Certificates

     Within 20 days after the Effective Time, PAB will mail appropriate transmittal materials to each record holder of Baxley Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for PAB Common Stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to PAB by former Baxley shareholders. Baxley shareholders should not surrender their certificates for exchange until they receive a letter of transmittal and instructions from PAB. After the Effective Time, each holder of shares of Baxley Common Stock, except holders exercising dissenters' rights, issued and outstanding at the Effective Time must surrender the certificate or certificates representing such shares to PAB and will within 20 days after surrender thereof receive the consideration they are entitled to under the Merger Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to the Merger Agreement. As provided in the Merger Agreement, each record holder of Baxley Common Stock shall also receive cash in lieu of any fractional share of PAB Common Stock to which such shareholder would be otherwise entitled (without interest). PAB will not be obligated to deliver the consideration to which any former holder of Baxley Common Stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as PAB may require. PAB will not be liable to a holder of Baxley Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time (and prior to the surrender of certificates of Baxley Common Stock to PAB), record holders of certificates that represented outstanding Baxley Common Stock immediately prior to the Effective Time will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange therefor a certificate or certificates representing the aggregate number of whole shares of PAB Common Stock to which the holder is entitled pursuant to the Merger Agreement, together with a check for the amount (without interest) representing any fractional share.

     In the event that any dividend or distribution, the record date for which is on or after the Effective Time, is declared by PAB on the PAB Common Stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of Baxley Common Stock immediately prior to the Effective Time until such holder surrenders such certificate as set forth above.

     In addition, holders of certificates that represented outstanding Baxley Common Stock immediately prior to the Effective Time will be entitled to vote after the Effective Time at any meeting of PAB shareholders the number of whole shares of PAB Common Stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

Material Federal Income Tax Consequences

     The following is a summary of material federal income tax consequences of the Merger and the exchange by the holders of Baxley Common Stock of such shares for shares of PAB Common Stock. This discussion applies only to Baxley shareholders, if any, who hold their shares as a capital asset. This discussion does not address all of the aspects of taxation that may be relevant to particular Baxley shareholders in light of their personal investment or tax circumstances, or to several types of Baxley shareholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each Baxley shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger, including the applicable federal, state, local and foreign tax consequences of the Merger.

     Neither PAB nor Baxley has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Rather, a condition to consummation of the Merger is the receipt by each of PAB and Baxley of an opinion of Troutman Sanders LLP, counsel to PAB, as to the qualification of the Merger as a tax-free reorganization and several other federal income tax consequences of the Merger. The opinion will be based upon representations of fact provided by PAB and Baxley. The representations of fact have not been and will not be independently verified by Troutman Sanders LLP. The opinion will be also based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time the opinion is delivered, and all of which is subject to change, possibly retroactively. Any change in applicable law or pertinent facts could affect the continuing validity of the opinion and this discussion. In addition, a tax opinion is not binding upon the Service, and there can be no complete assurance, and none is given, that the Service will not take a position which is contrary to one or more positions reflected in the opinion, or that any portion of the opinion will be upheld by the courts if challenged by the Service. PAB and Baxley have represented in the Merger Agreement that neither they, nor their affiliates, have taken any action or have knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization which is tax-free to Baxley shareholders pursuant to Section 368(a) of the Code. Based on the foregoing, it is anticipated that the tax opinion will state, among other matters, that:

     .    the Merger will constitute a reorganization within the meaning of
          Section 368(a) of the Code, and PAB, the Merger Sub and Baxley will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     . no gain or loss will be recognized by PAB or Baxley as a result of the Merger;

     . no gain or loss will be recognized by Baxley shareholders upon the exchange of Baxley Common Stock for PAB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in PAB Common Stock);

     . the receipt of cash in lieu of fractional shares of PAB Common Stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed by PAB;

     . a Baxley shareholder who perfects his or her appraisal rights under federal law and who receives payment in cash for the "fair value" of his or her shares of Baxley Common Stock will be treated as having exchanged such shares for cash in a redemption subject to Section 302 of the Code, and the Baxley shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such shares;

     . the aggregate tax basis of the shares of PAB Common Stock received by a Baxley shareholder pursuant to the Merger will be the same as the aggregate tax basis of the shares of Baxley Common Stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of PAB Common Stock for which cash is received; and

     . the holding period of shares of PAB Common Stock received by a Baxley shareholder will include the holding period or periods of the shares of Baxley Common Stock exchanged therefor, provided that the shares of Baxley Common Stock are held as a capital asset within the meaning of
          Section 1221 of the Code at the Effective Time.

     The discussion set forth above does not address the state, local or foreign tax aspects of the Merger. The discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change which may be retroactive in effect, and any such change could affect the continuing validity of this discussion.

     Each Baxley shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the Merger.

Management and Operations After the Merger

     PAB and Merger Sub Officers and Directors. At the Effective Time, the Merger Sub will be merged with and into Baxley. The Merger Sub will cease to exist and Baxley will become a wholly-owned subsidiary of PAB. Baxley will continue to be governed by the federal laws applicable to federally chartered stock savings banks and its federal stock charter and bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time. Baxley, with the approval of PAB, will select two of its directors to be appointed as directors of PAB following the Merger. The Merger Agreement provides that at the next annual meeting of PAB, one of these directors will be nominated to serve for a one year term and that the other will be nominated to serve for a two year term.

     After the Merger, the directors and officers of PAB in office at the Effective Time will remain in their positions in accordance with the Bylaws of PAB, and the directors of the Merger Sub in office immediately prior to the Effective Time will become additional directors of Baxley.

     Baxley Directors. The directors of Baxley in office at the Effective Time may continue, at their discretion, to serve as directors of Baxley. As a condition of continuing to serve as a director of Baxley after the Effective Time, each former director of Baxley must retain and beneficially own at least 50% of the PAB Common Stock he received pursuant to the Merger Agreement for so long as he remains a Baxley director. In addition, the directors of the Merger Sub in office immediately prior to the Effective Time will become additional directors of Baxley.

     Liquidation Account. The liquidation account established in connection with the mutual to stock conversion of Baxley will continue to be maintained after the Merger.

     Baxley Executive Officers. Upon the consummation of the Merger, the executive officers of Baxley in office immediately prior to the Effective Time will continue to serve as the executive officers of Baxley.

Interests of Certain Persons in the Merger

     General. Certain members of Baxley's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of Baxley generally. These interests include, among others, proposed employee benefits, an employment agreement with Baxley's current President and Chief Executive Officer, and insurance coverage, as hereinafter described.

     Employee Benefits. The Merger Agreement provides that, after the Effective Time, and until December 31, 1999, PAB will provide generally to employees of Baxley, in accordance with the normal benefit package provided to Baxley employees, who remain employees of Baxley after the Effective Time, health insurance, long-term disability insurance and a year-end bonus not to exceed one month's pay. Following December 31, 1999, PAB will provide generally to those who remain employees of Baxley after the Effective Time, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PAB Common Stock), on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by PAB and its subsidiaries to their similarly situated officers and employees. Furthermore, PAB will waive any pre-existing condition exclusion under any employee health plan to the extent the condition was covered under the relevant Baxley benefit plan and the individual was covered by the Baxley benefit plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under PAB's employee benefit plans, service with Baxley prior to the Effective Time will be treated as service with PAB or its subsidiaries. Prior to the Effective Time, Baxley must cancel and terminate all of its employee benefit plans and, to the extent permitted by the terms of its plans and applicable law, equitably distribute to participants any proceeds resulting from termination.

     Employment Agreement. Baxley and its President and Chief Executive Officer, Alvin R. Tuten, Jr., are currently bound by an employment agreement that provides, among other things, for a payment to Mr. Tuten following a change in control of Baxley. In order to avoid payment under the terms of the existing employment agreement and as a condition to the Merger, Baxley and Mr. Tuten will cancel the existing contract prior to the Merger, and as of the Effective Time, Baxley and Mr. Tuten will enter into an employment agreement pursuant to which Mr. Tuten will continue to serve as President and Chief Executive Officer (the "Employment Agreement"). The Employment Agreement is for a term of three years and provides for an annual base salary equal to Mr. Tuten's compensation paid by Baxley as of the date of the Merger Agreement (subject to potential adjustments). During the term of the Employment Agreement, Mr. Tuten will be entitled to benefits substantially similar to those provided to executive officers of PAB and its affiliated companies.

     As with Mr. Tuten's current agreement, in the event that Mr. Tuten's employment is terminated during the term of the Employment Agreement other than for "cause" or if Baxley breaches the Employment Agreement, he will be entitled to receive the compensation and benefits otherwise payable for the remaining portion of the term of the Employment Agreement (subject to several conditions). The Employment Agreement generally restricts Mr. Tuten from (i) disclosing Baxley's or its affiliates' trade secrets, (ii) competing with Baxley within a 50 mile radius of Baxley's offices for a period of two years following the Employment Agreement's termination, and (iii) employing any employee of Baxley or its affiliates or soliciting any customer of Baxley or its affiliates for 18 months following the Employment Agreement's termination.

     Directors. The members of Baxley's Board of Directors will remain as directors following the Merger and will receive board fees at a rate that can be controlled by PAB. In addition, Baxley, with the approval of PAB, will select two of the directors of Baxley to be appointed as directors of PAB following the Merger. The Merger Agreement provides that at the next annual meeting of PAB, one of these two directors will be nominated to serve for a one year term and that the other will be nominated for a two year term. Directors of PAB currently receive directors' fees in the amount of $3,000 per year, $300 per Board of Directors' meeting attended and $100 per committee meeting attended.

     Insurance. PAB has generally agreed to provide directors' and officers' insurance coverage at the Effective Time for Baxley's directors and officers either, at PAB's election, (i) by purchasing continuation coverage under Baxley's current policy for directors and officers for a period of not less than three years after the Effective Time or (ii) by obtaining coverage under PAB's current directors' and officers' policy to provide coverage for Baxley's directors and officers on a prior acts basis for a period of not less than three years prior to the Effective Time.

Conditions to Consummation

     The obligations of Baxley and PAB to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:

     . Baxley shareholders must have approved the Merger Agreement and the consummation of the Merger as and to the extent required by law;

     . the required regulatory approvals described under "Regulatory Approvals" must have been received, generally without any conditions or requirements which would, in the reasonable judgment of PAB's or Baxley's Board of Directors, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;

     . each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the Merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of PAB's or Baxley's Board of Directors, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;

     . no court or regulatory authority may have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

     . the Registration Statement, of which this Proxy Statement/Prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement may have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement may have been initiated and be continuing and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of PAB Common Stock issuable pursuant to the Merger must have been received;

     . each party must have received a letter from Stewart, Fowler & Stalvey, P.C. PAB's independent certified public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment;

     . each party must have received an opinion of Troutman Sanders LLP, counsel to PAB, as to the matters set forth above under "Material Federal Income Tax Consequences;"

     . the other party's representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the Merger Agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and several other matters;

     . each party must have received an opinion of the other party's counsel, dated the closing date as to various matters;

     . PAB must have received letters from Stewart, Fowler & Stalvey, P.C. with respect to financial information regarding Baxley;

     . PAB must have received from each "affiliate" of Baxley an agreement stating, among other things, that he or she will act in a manner to assure that the Merger will qualify for pooling of interests accounting treatment;

     . PAB must have received from the executive officers and directors of Baxley an agreement stating, among other things, that he or she will support the Merger and not compete against PAB under several conditions;

     . Baxley must have delivered to PAB documentation evidencing the pre-closing termination of the employment agreement with Alvin R. Tuten, Jr. and Mr. Tuten must have entered into a new employment agreement with Baxley; and

     . the shares of PAB Common Stock issuable pursuant to the Merger must have been approved for listing on the Amex.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. With the exception of the condition that the Merger quality for pooling of interest accounting treatment, as of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied. See "THE MERGER -- Background of the Merger."

     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of Baxley shareholders. For example, if the Merger fail, to qualify for pooling of interest, accounting treatment, PAB and Baxley may decide to waive that condition and account for the Merger as a purchase transaction. See "THE MERGER -- Accounting Treatment."

Regulatory Approvals

     The Merger is subject to the prior approval of the OTS, the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and the Georgia Department of Banking and Finance (the "Georgia Department"). Under these agencies' regulations, they are required, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering the financial resources and future prospects of the existing and proposed institutions, the OTS, the FDIC, the Federal Reserve and the Georgia Department will, among other things, evaluate the adequacy of the capital level of the parties to the proposed transaction.

     In addition, federal regulations will prohibit the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the federal regulators find that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the of the communities to be served. In addition, under the Community Reinvestment Act of 1978, as amended (the "CRA"), the OTS, the FDIC and the Federal Reserve must take into account the record of performance of PAB's and Baxley's in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions.

     The Merger generally may not be consummated until 15 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice (the "Justice Department") may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. PAB has been informed by staff at the Federal Reserve that, in the view of such staff, the Merger does not raise antitrust concerns. Further PAB and Baxley believe that the Merger does not raise any other significant regulatory concerns.

     The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that any regulatory approvals will be obtained or as to the dates of any such approvals. There can also be no assurance that our regulatory approvals will not contain a condition or requirement which causes them to fail to satisfy the conditions set forth in the Merger Agreement. See "-- Conditions to Consummation."

     Federal regulations provide for the publication of notices and the administrative hearings relating to the federal filings noted above and permit interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal filings could substantially delay the regulatory approvals required for consummation of the Merger.

     PAB and Baxley will file all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority.

     The Merger Agreement provides that the obligation of each of PAB and Baxley to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the OTS and the Federal Reserve. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger, or that no action will be brought challenging such approvals or action, including a challenge by the Justice Department or, if such a challenge is made, the result thereof.

     PAB and Baxley are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as discussed above. Should any other approval or action be required, PAB and Baxley currently contemplate that such approval or action would be sought.

     See "-- Effective Time," "-- Conditions to Consummation" and "-- Amendment, Waiver and Termination."

Amendment, Waiver and Termination

     To the extent permitted by law, Baxley and PAB, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of Baxley shareholders, provided that, after the approval of the Merger by Baxley shareholders, no amendment may decrease the consideration to be received without the approval of such shareholders.

     Prior to or at the Effective Time, either PAB or Baxley may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by mutual consent of PAB's and Baxley's Boards of Directors. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either PAB or Baxley if:

     . the other party breaches and does not timely cure any representation or warranty contained in the Merger Agreement;

     . any consent of any regulatory authority required for consummation of the Merger is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or Baxley shareholders fail to approve the Merger Agreement at the Special Meeting;

     .    the Merger has not been consummated by November 30, 1999; or

     . any of the conditions precedent to the obligation of the terminating party to consummate the Merger cannot be satisfied by November 30, 1999.

     In addition, the Merger Agreement may be terminated by Baxley's Board of Directors in the event that the Deemed Market Value of PAB Common Stock is less than $13.00 per share upon delivery of written notice to PAB at least three days prior to consummation. The Merger Agreement may also be terminated by PAB in the event that Baxley's Board of Directors fails to reaffirm, following a written request by PAB for such reaffirmation, after Baxley has received an inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger and the transactions contemplated by the Merger Agreement (to the exclusion of any other Acquisition Proposal), or determines not to reaffirm the Merger.

Conduct of Business Pending the Merger

     Under the terms of the Merger Agreement, Baxley has agreed, except as otherwise contemplated by the Merger Agreement or with the prior written consent of PAB, to (i) operate its business only in the usual, regular and ordinary course, (ii) preserve intact its business organizations and assets and maintain its rights and franchises, (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (a) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction which, in the reasonable judgment of PAB's Board of Directors, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger or (b) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the Merger Agreement.

     In addition, Baxley has agreed in the Merger Agreement not to take certain actions relating to the operation of its businesses pending consummation of the Merger without the prior consent of the Chief Executive Officer of PAB (which consent will not be unreasonably withheld). Such actions include, without limitation:

     . amending the federal stock charter, bylaws or other governing instruments of Baxley;

     . becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business of Baxley consistent with past practices or allowing the imposition of a lien on any asset of Baxley;

     . acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock of Baxley or paying any dividend on Baxley Common Stock, except that Baxley may pay the pro rata amount of its regular annual dividend of $0.82 per share to shareholders;

     . subject to several exceptions, issuing, selling or pledging additional shares of Baxley Common Stock, any rights to acquire any such stock or any security convertible into such stock;

     . adjusting or reclassifying any capital stock of Baxley or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of Baxley Common Stock or, disposing of any asset other than in the ordinary course;

     . acquiring control over any real property, subject to several exceptions;

     . purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person subject to several exceptions;

     . granting any increase in compensation or benefits to the employees or officers of Baxley exceeding 5% (except as previously disclosed to PAB or as required by law), paying any bonus, entering into or amending any severance agreements with officers of Baxley, granting any increase in compensation or other benefits to directors of Baxley (except as previously disclosed to PAB);

     . entering into or amending (unless required by law) any employment contract that Baxley does not have the unconditional right to terminate without certain liability;

     . subject to several exceptions, adopting any new employee benefit plan of Baxley or materially changing any existing plan or program;

     . making any significant change in tax or accounting methods, except for any change required by law or GAAP, consistently applied;

     . commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which places material restrictions on the operations of Baxley; or

     . except in the ordinary course of business, modifying, amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims.

     In addition, Baxley has agreed that neither it, nor its affiliates or representatives, will solicit an Acquisition Proposal (as defined in Section
11.1 of the Merger Agreement), other than the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, except to the extent necessary to comply with the fiduciary duties of Baxley's Board of Directors as determined by it after consulting with and considering the advice of counsel, neither Baxley, nor any affiliate or representative thereof, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but Baxley may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the Merger Agreement, Baxley also agreed to terminate any negotiations conducted prior to the date of the Merger Agreement with any parties other than PAB with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing. Baxley has further agreed to promptly advise PAB following the receipt of any Acquisition Proposal and the material details thereof.

Expenses and Fees

     The Merger Agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that PAB will pay the filing fee in connection with the Registration Statement and this Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with printing the Registration Statement and this Proxy Statement/Prospectus. If the Merger Agreement is terminated prior to the Effective Time by either party as a result of the other party's breach of its representations, warranties or agreements set forth in the Merger Agreement, such breaching party will pay to the terminating party, as its sole remedy, the reasonable direct costs and expenses incurred by the terminating party in connection with the Merger, plus $50,000. If prior to the Effective Time, the Merger Agreement is terminated by PAB because Baxley's Board of Directors has failed to reaffirm its approval of the Merger and the transactions contemplated by the Merger Agreement, following a written request by PAB for such reaffirmation, after Baxley has received an inquiry or proposal with respect to another Acquisition Proposal, Baxley will pay to PAB, within 12 months of the date of such termination, an amount in cash equal to $750,000.

Accounting Treatment

     The Merger is anticipated to be accounted for on a pooling of interests basis. Under this method of accounting, as of the Effective Time the assets and liabilities of Baxley would be added to those of PAB at their recorded book values and the shareholders' equity accounts of PAB and Baxley would be combined on PAB's consolidated balance sheet.


     However, if the Merger does not qualify as a pooling of interests transaction, PAB and Baxley in their sole discretion, may decide to complete the Merger anyway. In this event the Merger will be accounted for by PAB as a purchase transaction. Under this method, the reported results of operations of PAB will include the results of Baxley from and after the closing date of the Merger. The assets, including intangible assets, and liabilities of Baxley will be recorded at their fair values as of closing date of the Merger. Any excess of the purchase consideration over the fair values of the assets and liability of Baxley will be recorded as goodwill and amortized over time.

     Because we are uncertain as to whether the Merger will qualify as a pooling of interests transaction, the unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using both the pooling of interest, and purchase accounting methods. For more information, see the pro forma combined financial data contained in this Proxy
Statement/Prospectus.

Resales of PAB Common Stock

     The shares of PAB Common Stock to be issued to Baxley shareholders in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Baxley or PAB as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Baxley at the time the Merger is submitted for a vote or consent of the shareholder of Baxley will, under existing law, require either:

     . the further registration under the Securities Act of the shares of PAB Common Stock to be transferred;

     . compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under several circumstances); or

     .    the availability of another exemption from registration.

     An "affiliate" of Baxley, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Baxley. In addition, under the requirements for the pooling of interests method of accounting, the shares of PAB Common Stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of PAB and Baxley have been published. The foregoing restrictions are expected to apply to the directors, executive officers, and the beneficial holders of 10% or more of Baxley Common Stock (and to certain relatives or the spouse of any such person and any trust, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest).

     In addition, Baxley has agreed that it will use its reasonable efforts to cause each person or entity that is an "affiliate" for purposes of complying with Rule 145 and the pooling of interests accounting rules to enter into a written agreement relating to such restrictions on sale or other transfer.

Dissenter and Appraisal Rights

     Pursuant to 12 C.F.R. Section 552.14 (the "Dissenters' Provisions"), any Baxley shareholder who desires to receive the "fair value" of his or her Baxley Common Stock in cash rather than to receive shares of PAB Common Stock as part of the Merger may do so if he or she complies with the Dissenters' Provisions. The following is a summary of the Dissenters' Provisions and is qualified in its entirety by the copy of the Dissenters' Provisions attached to this Proxy Statement/Prospectus as Appendix B, which is incorporated by reference herein.

     The Dissenters' Provisions provide that any dissenting shareholder desiring to object to the Merger and receive payment in cash for his or her shares of Baxley Common Stock must deliver, prior to the vote of Baxley shareholders on the Merger, written notice of his or her intent to demand appraisal of and payment for his or her shares of Baxley Common Stock. The notice must be delivered to Baxley Federal Savings Bank, Attention: Corporate Secretary, 219 East Parker Street, Baxley, Georgia 31513-2001. The demand must be in addition to, and separate from, any proxy or vote against the Merger. Any dissenting shareholder must not vote in favor of the Merger.

     If the Merger is approved by Baxley shareholders, Baxley is required within 10 days of the Effective Time, to send by mail written notice (the "Dissenters' Notice") to each Baxley shareholder who filed a written notice of his or her intent to dissent and who has not voted in favor of the Merger. The Dissenters' Notice must:

     . make an offer to each dissenting shareholder to pay for dissenting shares at a specified price deemed by PAB to be the fair value thereof; and

     . state that within 60 days of the Effective Time, the dissenting shareholder must (a) send to the OTS and Baxley by registered or certified mail, a written petition demanding a determination of the fair market value of the stock of all of Baxley shareholders if an agreement is not reached and (b) submit to PAB's transfer agent his or her certificates of Baxley Common Stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending.

     Any dissenting shareholder who fails to meet any one of the requirements set forth in the preceding sentence will no longer be entitled to appraisal rights under the Dissenters' Provisions and will be deemed to have accepted the terms offered under the Merger. The Dissenters' Notice is to be sent to each dissenting shareholder at his or her address as it appears in the Baxley stock transfer books or at such address as the dissenting shareholder supplies by notice to Baxley.

     Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any dissenting shareholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the Merger.

     The Director of the OTS (the "Director") will, as he or she may elect, either appoint one or more independent persons, or direct appropriate staff of the OTS, to appraise the shares of Baxley Common Stock in which appraisal rights have been properly exercised to determine their fair market value, as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The staff of the OTS will review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director, after consideration of the appraisal report and the advice of the appropriate staff, will, if he or she concurs in the valuation of the shares, direct payment by PAB of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment will be made, together with interest from the Effective Time, at a rate deemed equitable by the Director.

     The costs and expenses of any proceeding under the Dissenter Provisions may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination, the Director will consider whether any party acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by the Dissenters' Provisions.

                       PRO FORMA COMBINED FINANCIAL DATA

     The following section presents pro forma combined financial data using both the pooling of interests and purchase accounting methods. The first compilation presents selected comparative per share data, pro forma selected financial data, pro forma condensed combined balance sheets and pro forma condensed statements of income on the assumption that the acquisition of Baxley will be accounted for under the pooling of interests method of accounting. The second compilation presents selected comparative per share data, pro forma selected financial data, pro forma condensed combined balance sheets and pro forma condensed statements of income on the assumption that the acquisition of Baxley will be accounted for under the purchase method of accounting. See "THE MERGER--Accounting Treatment."

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                  Pro Forma Condensed Combined Balance Sheet
                               December 31, 1998

                   Prepared using Pooling Accounting Method

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Baxley as if the Merger had been effective December 31, 1998. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the pooling of interests method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for 1,323,554 shares of PAB Common Stock (see note
(a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 1,323,554 shares of PAB Common Stock will be issued in exchange for all of the shares of Baxley Common Stock outstanding at December 31, 1998 at an exchange ratio of 2.40. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                                                 Historical   Historical   Pro Forma     Pro Forma
Assets                                               PAB        Baxley     Adjustment  Consolidated
------                                               ---        ------     ----------  -------------
                                               ( Amounts in thousands, except percentages and ratios)
 Cash and due from banks                           $ 26,369          853          -0-        27,222
 Federal funds sold                                  15,630          775          -0-        16,405
 Interest bearing deposits                            1,934        9,979          -0-        11,913
 Investment securities                               95,244        5,249          -0-       100,493
 Net loans                                          347,305       88,038          -0-       435,343
 Premises and equipment                              13,621        1,506          -0-        15,127
 Goodwill and intangibles                             2,714          -0-          -0-         2,714
 Foreclosed assets                                      438          -0-          -0-           438
 Other assets                                        10,487          711          -0-        11,198
                                                   --------      -------          ---       -------
             Total Assets                          $513,742      107,111          -0-       620,853
                                                   ========      =======          ===       =======

Liabilities
-----------
 Deposits:
  Noninterest bearing                              $ 68,633        3,566          -0-        72,199
  Time deposits greater than $100,000                60,778       21,207          -0-        81,985
  Other interest bearing                            283,845       66,058          -0-       349,903
                                                   --------      -------          ---       -------
             Total Deposits                         413,256       90,831          -0-       504,087

 Federal funds purchased                              3,824          -0-          -0-         3,824
 FHLB advances                                       39,058          -0-          -0-        39,058
 Other borrowed funds                                 2,339          -0-          -0-         2,339
 Long term debt                                         -0-          -0-          -0-           -0-
 Other liabilities                                    4,163        1,318          -0-         5,481
                                                   --------      -------          ---       -------
             Total Liabilities                      462,640       92,149          -0-       554,789
                                                   --------      -------          ---       -------
Shareholders' Equity
--------------------
 Common stock                                         1,217            6/(b)/      (6)/(b)/   1,217
 Additional paid in capital                          25,810        5,280/(b)/       6 /(b)/  31,096
 Retained earnings                                   23,740        8,595          -0-        32,335
 Treasury stock                                         -0-          -0-          -0-           -0-
 Accumulated other comprehensive income                 335        1,081          -0-         1,416
                                                   --------      -------          ---       -------
  Total Shareholders' Equity                         51,102       14,962          -0-        66,064
                                                   --------      -------          ---       -------
  Total Shareholders' Equity and Liabilities       $513,742      107,111          -0-       620,853
                                                   ========      =======          ===       =======

Tier 1 Capital to Assets                                9.6%        13.1%                      10.2%
                                                   ========      =======                    =======
Debt to Equity Ratio                                    9.1          6.2                        8.4
                                                   ========      =======                    =======

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                  Pro Forma Condensed Combined Balance Sheet
                                  June 30, 1999

                      Prepared Using Pooling Accounting Method

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Baxley as if the Merger had been effective June 30, 1999. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the pooling of interests method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for 1,323,554 shares of PAB Common Stock (see note
(a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 1,323,554 shares of PAB Common Stock will be issued in exchange for all of the shares of Baxley Common Stock outstanding at December 31, 1998 at an exchange ratio of 2.40. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                                                 Historical   Historical   Pro Forma     Pro Forma
Assets                                               PAB        Baxley     Adjustment  Consolidated
------                                               ---        ------     ----------  -------------
                                               ( Amounts in thousands, except percentages and rates)
 Cash and due from banks                           $ 19,432        1,052          -0-        20,484
 Federal funds sold                                   3,750          975          -0-         4,725
 Interest bearing deposits                            1,015        8,083          -0-         9,098
 Investment securities                               82,693        4,065          -0-        86,758
 Net loans                                          372,040       87,152          -0-       459,192
 Premises and equipment                              13,868        1,449          -0-        15,317
 Goodwill and intangibles                             2,535          -0-          -0-         2,535
 Foreclosed assets                                      875           45          -0-           920
 Other assets                                        12,159        1,437          -0-        13,596
                                                   --------      -------          ---       -------
             Total Assets                          $508,367      104,258          -0-       612,625
                                                   ========      =======          ===       =======

Liabilities
-----------
 Deposits:
  Noninterest bearing                              $ 59,155        2,731          -0-        61,886
  Time deposits greater than $100,000                74,495       18,338          -0-        92,833
  Other interest bearing                            275,710       66,829          -0-       342,539
                                                   --------      -------          ---       -------
             Total Deposits                         409,360       87,898          -0-       497,258

 Federal funds purchased                              3,558          -0-          -0-         3,558
 FHLB advances                                       34,040          -0-          -0-        34,040
 Long term debt                                           0          -0-          -0-             0
 Other borrowed funds                                 4,801          -0-          -0-         4,801
 Other liabilities                                    4,330          873          -0-         5,203
                                                   --------      -------          ---       -------
             Total Liabilities                      456,089       88,771          -0-       544,810
                                                   --------      -------          ---       -------
Shareholders' Equity
--------------------
 Common stock                                         1,217            6/(b)/     (6)/(b)/    1,217
 Additional paid in capital                          25,927        5,280/(b)/      6/(b)/    31,213
 Retained earnings                                   25,721        9,254          -0-        34,975
 Treasury stock                                         -0-          -0-          -0-           -0-
 Accumulated other comprehensive income               (587)          947          -0-           360
                                                   --------      -------          ---       -------
  Total Shareholders' Equity                         52,278       15,487          -0-        67,765
                                                   --------      -------          ---       -------
  Total Shareholders' Equity and Liabilities       $508,367      104,258          -0-       612,625
                                                   --------      =======          ===       =======

Tier 1 Capital to Assets                               10.0%        14.1%                      10.7%
                                                   ========      =======                    =======
Debt to Equity Ratio                                    8.7%         5.7%                       8.0%
                                                   ========      =======                    =======

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income
                      Prepared Using Pooling Accounting Method

The following unaudited pro forma condensed combined consolidated statements of income of PAB and Baxley give effect to the proposed acquisition of all of the issued and outstanding shares of Baxley Common Stock in exchange for 2.40 shares of PAB Common Stock for each share of Baxley Common Stock to be issued to Baxley shareholders using the pooling of interests method of accounting and giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 1,323,554 shares of PAB Common Stock will be issued in exchange for all of the shares of Baxley Common Stock outstanding immediately prior to the Effective Time. The pro forma condensed combined consolidated statements of income should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                   For the six months ended June 30, 1999

                                             Historical        Historical         Pro Forma         Pro Forma
                                                 PAB             Baxley          Adjustments       Consolidated
                                                 ---             ------          -----------       ------------
                                                      (Amounts in thousands, except per share amounts)
Interest income                                $19,870            3,865               -0-               23,735
Interest expense                                (9,148)          (2,129)              -0-              (11,277)
                                         ---------------------------------------------------------------------
   Net interest income                          10,722            1,736               -0-               12,458

Provision for loan losses                         (361)             -0-               -0-                 (361)
                                         ---------------------------------------------------------------------

   Net interest income after provision
       for loan losses                          10,361            1,736               -0-               12,097

Noninterest income                               3,011              205               -0-                3,216
Noninterest expense                             (8,117)            (918)              -0-               (9,035)
                                         ---------------------------------------------------------------------
    Income before income taxes                   5,255            1,023               -0-                6,278

Income tax expense (benefit)                    (1,740)            (364)              -0-               (2,104)
                                         ---------------------------------------------------------------------

     Net Income                                $ 3,515              659               -0-                4,174
                                         =====================================================================

Earnings per share:
    Basic                                      $  0.42             1.19                                   0.43
                                               =======           ======                                 ======
    Diluted                                    $ $0.42             1.19                                   0.43
                                               =======           ======                                 ======

Weighted average shares outstanding:*
    Basic                                        8,288              551                                  9,612
                                               =======           ======                                 ======
    Diluted                                      8,446              553                                  9,772
                                               =======           ======                                 ======

__________________________
*    (see note (c))

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income
                  Prepared Using Pooling Accounts Method

The following unaudited pro forma condensed combined consolidated statements of income of PAB and Baxley give effect to the proposed acquisition of all of the issued and outstanding shares of Baxley Common Stock in exchange for 2.40 shares of PAB Common Stock for each share of Baxley Common Stock to be issued to Baxley shareholders using the pooling of interests method of accounting and giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 1,323,554 shares of PAB Common Stock will be issued in exchange for all of the shares of Baxley Common Stock outstanding immediately prior to the Effective Time. The pro forma condensed combined consolidated statements of income should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                                                          For the year ended December 31, 1998

                                             Historical        Historical         Pro Forma          Pro Forma
                                                 PAB             Baxley          Adjustments       Consolidated
                                                 ---             ------          -----------       ------------
                                                      (Amounts in thousands, except per share amounts)
Interest income                               $ 39,697            7,912               -0-               47,609
Interest expense                               (19,004)          (4,435)              -0-              (23,439)
                                         ---------------------------------------------------------------------
   Net interest income                          20,693            3,477               -0-               24,170

Provision for loan losses                         (903)             -0-               -0-                 (903)
                                         ---------------------------------------------------------------------

   Net interest income after provision for
       loan losses                              19,790            3,477               -0-               23,267

Noninterest income                               5,623              419               -0-                6,042
Noninterest expense                            (15,415)          (1,810)              -0-              (17,225)
                                         ---------------------------------------------------------------------

    Income before income taxes                   9,998            2,086               -0-               12,084

Income tax expense (benefit)                    (3,347)            (750)              -0-               (4,097)
                                         ---------------------------------------------------------------------

     Net Income                               $  6,651            1,336               -0-                7,987
                                         =====================================================================

Earnings per share:
    Basic                                     $   0.80             2.42                                   0.83
                                              ========           ======                                =======
    Diluted                                   $   0.78             2.41                                   0.81
                                              ========           ======                                =======

Weighted average shares outstanding:*
    Basic                                        8,279              551                                  9,603
                                              ========           ======                                =======
    Diluted                                      8,490              553                                  9,817
                                              ========           ======                                =======

______________________
*    (see note (c))

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK

               Pro Forma Condensed Combined Statement of Income

                      For the year ended December 31, 1997
                   Prepared Using Pooling Accounting Method

                                             Historical       Historical       Pro Forma        Pro Forma
                                                 PAB            Baxley        Adjustment       Consolidated
                                           ---------------  --------------  ---------------  ----------------
                                                    (Amounts in thousands, except per share amounts)

Interest income                                   $ 36,064           8,022              -0-            44,086
Interest expense                                   (16,970)         (4,255)             -0-           (21,225)
                                           ------------------------------------------------------------------
   Net interest income                              19,094           3,767              -0-            22,861

Provision for loan losses                             (793)            -0-              -0-              (793)
                                           ------------------------------------------------------------------

   Net interest income after provision
    for   loan losses                               18,301           3,767              -0-            22,068


Noninterest income                                   4,310             427              -0-             4,737
Noninterest expense                                (13,446)         (1,829)             -0-           (15,275)
                                           ------------------------------------------------------------------

Income before income taxes                           9,165           2,365              -0-            11,530

Income taxes                                        (3,162)           (860)             -0-            (4,022)
                                           ------------------------------------------------------------------

     Net Income                                   $  6,003           1,505              -0-             7,508
                                           ==================================================================

Earnings per share:

    Basic                                            $0.73            2.82                               0.79
                                                  ========          ======                            =======
    Diluted                                           0.72            2.81                               0.78
                                                  ========          ======                            =======

Weighted average shares outstanding:*
    Basic                                            8,221             535                              9,491
                                                  ========          ======                            =======
    Diluted                                          8,304             536                              9,577
                                                  ========          ======                            =======

------------------
*  (see note (c))

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK

               Pro Forma Condensed Combined Statement of Income

                     For the year ended December 31, 1996
                  Prepared Using Pooling Accounting Method


                                             Historical      Historical       Pro Forma        Pro Forma
                                                 PAB           Baxley        Adjustment       Consolidated
                                           ---------------  -------------  ---------------  ----------------
                                                   (Amounts in thousands, except per share amounts)

Interest income                                   $ 32,591          7,788              -0-            40,379
Interest expense                                   (16,009)        (4,129)             -0-           (20,138)
                                           -----------------------------------------------------------------
   Net interest income                              16,582          3,659              -0-            20,241

Provision for loan losses                             (633)           -0-              -0-              (633)
                                           -----------------------------------------------------------------

   Net interest income after provision
    for   loan losses                               15,949          3,659              -0-            19,608


Noninterest income                                   3,851            409              -0-             4,260
Noninterest expense                                (12,530)        (2,491)             -0-           (15,021)
                                           -----------------------------------------------------------------

Income before income taxes                           7,270          1,577              -0-             8,847

Income taxes                                        (2,451)          (562)             -0-            (3,013)
                                           -----------------------------------------------------------------

     Net Income                                   $  4,819          1,015              -0-             5,834
                                           =================================================================

Earnings per share:
    Basic                                            $0.60           1.94                               0.62
                                                  ========         ======                            =======
    Diluted                                          $0.59           1.89                               0.62
                                                  ========         ======                            =======

Weighted average shares outstanding:*
    Basic                                            8,098            524                              9,364
                                                  ========         ======                            =======
    Diluted                                          8,154            536                              9,450
                                                  ========         ======                            =======

-------------------
*  (see note (c))

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                    Notes to Pro Forma Financial Statements
                    Pepared Using Pooling Accounting Method


      The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Baxley as described in note (a).

      (a) On June 3, 1999, PAB entered into the Merger Agreement whereby PAB will acquire the 551,481 outstanding shares of Baxley Common Stock in exchange for shares of PAB Common Stock. Pursuant to the terms of the Merger Agreement, the number of shares of PAB Common Stock exchanged will be determined by a formula. This number of shares is the exchange ratio. The precise exchange ratio will depend upon the Deemed Market Value of PAB Common Stock. If the Deemed Market Value of PAB Common Stock is less than $13.00 per share, then Baxley may terminate or renegotiate the Merger Agreement or if the Deemed Market Value is greater than $21.00, then the Merger Consideration will be reduced by an amount equal to the product of (a) the Merger Consideration multiplied by (b) the ratio formed by the Deemed Market Value less $21.00, divided by the Deemed Market Value.

      (b) Reflects the issuance of 1,323,554 shares of PAB Common Stock in exchange for all of the outstanding shares of Baxley Common Stock. Since PAB Common Stock has no par value and no stated value, Baxley's Common Stock and additional paid in capital amounts have been combined with PAB's additional paid in capital.

      (c) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for PAB increased by the additional shares that would have been outstanding had the acquisition of Baxley taken place as of the beginning of the respective periods.

      (d) All PAB and pro forma per share information has been adjusted to reflect three two-for-one stock splits in 1993, 1996 and 1998.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                   Pro Forma Condensed Combined Balance Sheet
                               December 31, 1998

                   Prepared Using Purchase Accounting Method

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Baxley as if the Merger had been effective December 31, 1998. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the purchase method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for cash and shares of PAB Common Stock. It is assumed that of the total outstanding shares of Baxley (551,481), 15% (82,722) will be acquired for cash at $35.40 a share for an aggregate of $2,928,364 and 85% (468,759) will be exchanged for 1,125,021 shares of PAB Common Stock at an exchange ratio of 2.40. It is further assumed that the transaction costs of PAB will be $350,000. For purposes of this presentation, it is assumed that the carrying values of the assets and liabilities of Baxley approximate their fair values. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

w
                                           HISTORICAL     HISTORICAL     PRO FORMA      PRO FORMA
                                               PAB          BAXLEY      ADJUSTMENTS   CONSOLIDATED
                                         ---------------  -----------  -------------  -------------
                                           (Amounts in thousands, except percentages and ratios)
Assets
------
 Cash and due from banks                       $ 26,369          853         (3,278)/(1)/   23,944
 Federal funds sold                              15,630          775             -0-        16,405
 Interest bearing deposits                        1,934        9,979             -0-        11,913
 Investment securities                           95,244        5,249             -0-       100,493
 Net loans                                      347,305       88,038             -0-       435,343
 Premises and equipment                          13,621        1,506             -0-        15,127
 Goodwill and intangibles                         2,714           -0-         4,910/(2)/     7,624
 Foreclosed assets                                  438           -0-            -0-           438
 Other assets                                    10,487          711             -0-        11,198
                                               --------      -------         ------   ------------
   Total Assets                                $513,742      107,111          1,632        622,485
                                               ========      =======         ======   ============

Liabilities
-----------
 Deposits:
  Noninterest bearing                          $ 68,633        3,566             -0-        72,199
  Time deposits greater than
   $100,000                                      60,778       21,207             -0-        81,985
  Other interest bearing                        283,845       66,058             -0-       349,903
                                               --------      -------         ------   ------------
   Total Deposits                               413,256       90,831             -0-       504,087

 Federal funds purchased                          3,824           -0-            -0-         3,824
 FHLB advances                                   39,058           -0-            -0-        39,058
 Other borrowed funds                             2,339           -0-            -0-         2,339
 Long term debt                                      -0-          -0-            -0-            -0-
 Other liabilities                                4,163        1,318             -0-         5,481
                                               --------      -------         ------   ------------
   Total Liabilities                            462,640       92,149             -0-       554,789
                                               --------      -------         ------   ------------

Shareholders' Equity
--------------------
 Common stock                                     1,217            6             (6)/(3)/    1,217
 Additional paid in capital                      25,810        5,280         11,314/(5)/    42,404
 Retained earnings                               23,740        8,595         (8,595)/(4)/   23,740
 Treasury stock                                      -0-          -0-            -0-            -0-
 Accumulated other comprehensive
  income                                            335        1,081         (1,081)/(4)/      335
                                               --------      -------         ------   ------------
   Total Shareholders' Equity                    51,102       14,962          1,632         67,696
                                               --------      -------         ------   ------------
   Total Shareholders' Equity
    and Liabilities                            $513,742      107,111          1,632        622,485
                                               ========      =======         ======   ============

Tier 1 Capital to Assets                            9.6%        13.1%                          9.9%
                                               ========      =======                  ============
Debt To Equity Ratio                                9.1          6.2                           8.2
                                               ========      =======                  ============


                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                   Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1999

                   Prepared Using Purchase Accounting Method

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Baxley as if the Merger had been effective June 30, 1999. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the purchase method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for cash and shares of PAB Common Stock. It is assumed that of the total outstanding shares of Baxley (551,481), 15% (82,722) will be acquired for cash at $35.40 a share for an aggregate of $2,928,364 and 85% (468,759) will be exchanged for 1,125,021 shares of PAB Common Stock at an exchange ratio of 2.40. It is further assumed that the transaction costs of PAB will be $350,000. For purposes of this presentation, it is assumed that the carrying values of the assets and liabilities of Baxley approximate their fair values. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                                           Historical     Historical     Pro Forma      Pro Forma
                                               Pab          Baxley      Adjustments   Consolidated
                                         ---------------  -----------  -------------  -------------
                                            (Amounts in thousands, except percentages and ratios)
Assets
------
 Cash and due from banks                       $ 19,432        1,052        (3,278)/(1)/    17,206
 Federal funds sold                               3,750          975            -0-          4,725
 Interest bearing deposits                        1,015        8,083            -0-          9,098
 Investment securities                           82,693        4,065            -0-         86,758
 Net loans                                      372,040       87,152            -0-        459,192
 Premises and equipment                          13,868        1,449            -0-         15,317
 Goodwill and intangibles                         2,535          -0-          4,385/(2)/     6,920
 Foreclosed assets                                  875           45            -0-            920
 Other assets                                    12,159        1,437            -0-         13,596
                                               --------      -------         ------   ------------
   Total Assets                                $508,367      104,258          1,107        613,732
                                               ========      =======         ======   ============

Liabilities
-----------
 Deposits:
  Noninterest bearing                          $ 59,155        2,731            -0-         61,886
  Time deposits greater than
   $100,000                                      74,495       18,338            -0-         92,833
  Other interest bearing                        275,710       66,829            -0-        342,539
                                               --------      -------         ------   ------------
   Total Deposits                               409,360       87,898            -0-        497,258

 Federal funds purchased                          3,558          -0-            -0-          3,558
 FHLB advances                                   34,040          -0-            -0-         34,040
 Other borrowed funds                               -0-          -0-            -0-            -0-
 Long term debt                                   4,801          -0-            -0-          4,801
 Other liabilities                                4,330          873            -0-          5,203
                                               --------      -------         ------   ------------
   Total Liabilities                            456,089       88,771            -0-        544,860
                                               --------      -------         ------   ------------

Shareholders' Equity
--------------------
 Common stock                                     1,217            6             (6)/(3)/    1,217
 Additional paid in capital                      25,927        5,280         11,314/(5)/    42,521
 Retained earnings                               25,721        9,254         (9,254)/(4)/   25,721
 Treasury stock                                     -0-          -0-            -0-            -0-
 Accumulated other comprehensive
  income                                           (587)         947         (  947)/(4)/     (587)
                                               --------      -------         ------   ------------
   Total Shareholders' Equity                    52,278       15,487          1,107         68,872
                                               --------      -------         ------   ------------
   Total Shareholders' Equity
    and Liabilities                            $508,367      104,258          1,107        613,732
                                               ========      =======         ======   ============

Tier 1 Capital to Assets                           10.0%        14.1%                         10.3%
                                               ========      =======                  ============
Debt To Equity Ratio                                8.7          5.7                           7.9
                                               ========      =======                  ============

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements Of Income

                   Prepared Using Purchase Accounting Method

The following unaudited pro forma condensed combined statement of income of PAB and Baxley give effect to the proposed Merger as if the Merger had been effective January 1, 1999. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the purchase method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for cash and shares of PAB Common Stock. It is assumed that of the total outstanding shares of Baxley (551,481), 15% (82,722) will be acquired for cash at $35.40 a share for an aggregate of $2,928,364 and 85% (468,759) will be exchanged for 1,125,021 shares of PAB Common Stock at an exchange ratio of 2.40. It is further assumed that the transaction costs of PAB will be $350,000. For purposes of this presentation, it is assumed that the carrying values of the assets and liabilities of Baxley approximate their fair values. This pro forma condensed combined statement of income should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                     For The Six Months Ended June 30, 1999

                                           Historical         Historical        Pro Forma         Pro Forma
                                               Pab              Baxley         Adjustments       Consolidated
                                               ---              ------         -----------       ------------
                                                  (Amounts in thousands, except percentages and ratio)
Interest income                              $19,870              3,865             (82)/(6)/        23,653
Interest expense                              (9,148)            (2,129)             -0-            (11,277)
                                             --------------------------------------------------------------
 Net interest income                          10,722              1,736             (82)             12,376

Provision for loan losses                       (361)               -0-              -0-               (361)
                                             --------------------------------------------------------------

 Net interest income after
  Provision for loan losses                   10,361              1,736             (82)             12,015

Noninterest income                             3,011                205              -0-              3,216
Noninterest expense                           (8,117)              (918)           (219)/(7)/        (9,254)
                                             --------------------------------------------------------------
 Income before income taxes                    5,255              1,023            (301)              5,977

Income tax expense (benefit)                  (1,740)              (364)           27(9)             (2,077)
                                             --------------------------------------------------------------

 Net Income                                  $ 3,515                659            (274)              3,900
                                             ==============================================================

Earnings per share:
 Basic                                       $  0.42               1.19                                0.41
                                             =======             ======                             =======
 Diluted                                     $  0.42               1.19                                0.41
                                             =======             ======                             =======

Weighted average shares outstanding/(10)/:
 Basic                                         8,288                551                               9,413
                                             =======             ======                             =======
 Diluted                                       8,446                553                               9,574
                                             =======             ======                             =======

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                          BAXLEY FEDERAL SAVINGS BANK
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements Of Income

                   Prepared Using Purchase Accounting Method

The following unaudited pro forma condensed combined statement of income of PAB and Baxley give effect to the proposed Merger as if the Merger had been effective January 1, 1998. For purposes of this presentation, it is assumed that the proposed acquisition of Baxley will be accounted for using the purchase method of accounting. It is assumed that the proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Baxley in exchange for cash and shares of PAB Common Stock. It is assumed that of the total outstanding shares of Baxley (551,481), 15% (82,722) will be acquired for cash at $35.40 a share for an aggregate of $2,928,364 and 85% (468,759) will be exchanged for 1,125,021 shares of PAB Common Stock at an exchange ratio of 2.40 to one. It is further assumed that the transaction costs of PAB will be $350,000. For purposes of this presentation, it is assumed that the carrying values of the assets and liabilities of Baxley approximate their fair values. This pro forma condensed combined statement of income should be read in conjunction with the separate financial statements and related notes of PAB and Baxley appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.


                      For The Year Ended December 31, 1998


                                           Historical         Historical        Pro Forma         Pro Forma
                                               Pab              Baxley         Adjustments       Consolidated
                                               ---              ------         -----------       ------------
                                                    (Amounts in thousands, except percentages and ratio)
Interest income                             $ 39,697              7,912            (164)/(6)/        47,445
Interest expense                             (19,004)            (4,435)             -0-            (23,439)
                                            ---------------------------------------------------------------
 Net interest income                          20,693              3,477            (164)             24,006

Provision for loan losses                       (903)                -0-             -0-               (903)
                                            ---------------------------------------------------------------

 Net interest income after
  Provision for loan losses                   19,790              3,477            (164)             23,103

Noninterest income                             5,623                419              -0-              6,042
Noninterest expense                          (15,415)            (1,810)           (491)/(8)/       (17,716)
                                            ---------------------------------------------------------------
 Income before income taxes                    9,998              2,086            (655)             11,429

Income tax expense (benefit)                  (3,347)              (750)             56/(9)/         (4,041)
                                            ---------------------------------------------------------------

 Net Income                                 $  6,651              1,336            (599)              7,388
                                            ===============================================================

Earnings per share:
 Basic                                      $   0.80               2.42                                0.79
                                            ========             ======                             =======
 Diluted                                    $   0.78               2.41                                0.77
                                            ========             ======                             =======

Weighted average shares outstanding/(10)/:
 Basic                                         8,279                551                               9,404
                                            ========             ======                             =======
 Diluted                                       8,490                553                               9,618
                                            ========             ======                             =======

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                        AND BAXLEY FEDERAL SAVINGS BANK
                    Notes to Pro Forma Financial Statements

                   Prepared Using Purchase Accounting Method

               ($ amounts in thousands, except per share amounts)

          The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Baxley by the purchase method of accounting:

(1) Cash to acquire 15% of Baxley shares (82,722 at $35.40) and pay transaction costs of PAB estimated to be $350,000.

(2) Excess of total of cash and PAB stock issued to acquire Baxley plus transaction costs of PAB over the net book value of Baxley as follows:

                                                  June 30, 1999  December 31, 1998
                                                  -------------  -----------------
          Cash (82,722 shares at $35.40)                $ 2,928            $ 2,928
          PAB shares (468,759 X 2.40 X $14.75)           16,594             16,594
          Transaction costs                                 350                350
                                                        -------            -------
                                                         19,872             19,872
          Net book value of Baxley                       15,487             14,962
                                                        -------            -------
                                                        $ 4,385            $ 4,910
                                                        =======            =======

(3) To eliminate common stock of Baxley and reflect the fact that PAB's common stock is no par value.

(4) To eliminate retained earnings and accumulated other comprehensive income of Baxley under purchase accounting.

(5) To reflect increase in additional paid in capital equivalent to the value of PAB shares issued (1,125,021 at $14.75) of $16,594,060).

(6) Lost interest on cash used in acquisition of Baxley of $82 for the six months ended June 30, 1999 ($3,278 at 5% for six months) and $164 for the year ended December 31, 1998 ($3,278 at 5% for one year).

(7) Amortization of goodwill and other intangible assets of $219 for the six months ended June 30, 1999 over a term of ten years by the straight-line method ($4,385 divided by 10 X 1/2).

(8) Amortization of goodwill and other intangible assets of $491 for the year ended December 31, 1998 over a term of ten years by the straight-line method ($4,910 divided by 10).

(9)  Tax effect on lost interest income.

(10) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for PAB increased by the additional shares that would have been outstanding had the acquisition of Baxley taken place as of the beginning of the respective periods.

(11) All PAB and pro forma per share information has been adjusted to reflect two-for-one stock splits in 1993, 1996 and 1998.

(12) For purposes of the pro forma presentation, it is assumed that the carrying values of the assets and liabilities of Baxley approximate their fair values in all material respects. This conclusion is based on the fact that approximately 54% of the loans are at adjustable rates and all other loans are shorter term loans with maturities not exceeding 15 years. With respect to deposits, approximately 76% represents certificates of deposit with 89% having maturities less than 36 months. Further, a rate shock analysis reflects minimal effect on the net value of portfolio equity. A 200 basis point increase in rates would result in an approximate 9% decline in the net value of portfolio equity or approximately $1.5 million. For a 200 basis point decline in rates, there would be an approximate 3% increase in the net value of portfolio equity or $0.5 million. Additionally, no separate values apart from goodwill have been assigned to any other intangible assets, such as a core deposits intangible, because such amounts are not believed to be material. This is based on the fact that 76% of Baxley's deposits represent certificates of deposit at market rates, with 89% of such deposits maturing within 36 months.

                             INFORMATION ABOUT PAB

General

     PAB is a multi-bank holding company headquartered in Valdosta, Georgia.
PAB conducts operations in Georgia through its four commercial banking subsidiaries. The principal assets of PAB are all of the issued and outstanding shares of common stock of its bank subsidiaries.

     As of June 30, 1999, on a consolidated basis, PAB had approximately $508 million in assets, $409 million in deposits, 11 offices and 200 employees.

Subsidiaries

  PAB, through its subsidiaries, provides a full range of commercial banking services, principally to individuals and small to medium-sized businesses in its market areas. PAB's business strategy has been to focus primarily on providing quality, community-based banking services to the communities its banking subsidiaries serve. PAB has emphasized its community orientation by generally preserving the names and local boards of directors of its subsidiaries and by allowing its subsidiaries autonomy in decision-making, enabling them to respond to customer requests quickly and to concentrate on transactions within their market area. However, while PAB has sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, and investment, audit and data processing. The centralization of these tasks has enabled PAB to maintain consistent quality and to achieve certain economies of scale.

  The Park Avenue Bank. The Park Avenue Bank commenced operations in 1971 as a state-chartered commercial bank. The bank is located in Valdosta, Georgia, its primary service area. At June 30, 1999, The Park Avenue Bank had approximately $219.5 million in total assets and deposits of approximately $181.5 million.

  Farmers & Merchants Bank. The Farmers & Merchants Bank commenced operations in 1947 as a state-chartered commercial bank. The bank is located in Adel, Georgia, its primary service area. At June 30, 1999, the Farmers & Merchants Bank had approximately $53.5 million in total assets and deposits of approximately $42.4 million.

  First Community Bank of Southwest Georgia. First Community Bank of Southwest Georgia was chartered in 1934 as a federal mutual savings and loan association. In June 1990, the bank was converted from a federal mutual savings and loan association to a federal stock savings bank through the sale and issuance of common stock. The bank today is a state-chartered commercial bank located in Bainbridge, Georgia, its primary service area. At June 30, 1999, First Community Bank of Southwest Georgia had approximately $157.9 million in total assets and deposits of approximately $128.8 million.

     Eagle Bank and Trust. Eagle Bank and Trust commenced operations in 1991 as a state-chartered commercial bank. The bank is located in Statesboro, Georgia, its primary service area. At June 30, 1999, Eagle Bank and Trust had approximately $75.7 million in total assets and deposits of approximately $64.4 million.

  PAB regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. PAB expects to continue to develop its franchise through acquisitions which may, among other things and depending on the terms of these transactions, have a dilutive effect on the per share earnings or book value of PAB common stock. Moreover, these acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also frequently occur.

  More information about PAB can be found in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein. See "Where You Can Find More Information" on page 94.

                           INFORMATION ABOUT BAXLEY

General

     The principal business of Baxley is attracting retail deposits from the general public and investing those funds primarily in adjustable rate mortgages ("ARMS") secured by one to four family residences and commercial real estate. To a lesser extent, Baxley engages in consumer, commercial and residential construction lending. Baxley's revenues are derived principally from interest on mortgages and other loans, interest and dividends on investment securities and short-term investments, and other fees and service charges. Baxley's primary source of funds is deposits from the communities in which it has offices. At June 30, 1999, Baxley had no brokered deposits and no Federal Home Loan Bank ("FHLB") advances.

Lending Activities

     Baxley principally originates and underwrites ARMs secured by one to four family residences. Baxley also originates and underwrites consumer, commercial real estate and residential construction loans, all primarily for retention in its portfolio. To a lesser extent, Baxley originates long-term, fixed rate one to four family residential mortgages. Although federal regulations allow Baxley to make or purchase loans nationwide, Baxley makes loans largely in Appling, Jeff Davis, Glynn and Wayne Counties, Georgia and purchases loan participations primarily in Georgia.

Personnel

     As of June 30, 1999, Baxley had 32 full-time employees. The employees are not represented by a collective bargaining unit and Baxley considers its relationship with its employees to be good.

Competition

     Baxley is the only savings institution located in the Appling, Jeff Davis and Wayne Counties market area. However, Baxley faces significant competition in these counties from other financial institutions both in making mortgage and consumer loans and in attracting deposits. Baxley's competition for loans comes principally from commercial banks, savings institutions and savings banks, mortgage banking companies (many of which are subsidiaries of major commercial banks), federal credit unions, insurance companies and other institutional lenders. Its most direct competition for deposits has historically come from commercial banks, savings institutions, credit unions and other financial institutions. Baxley faces additional competition for deposits from short-term money market funds and other corporate and government securities funds. In light of the elimination of federal interest rate controls on deposits, Baxley faces increasing competition among financial institutions for deposits. Competition may increase as a result of the continuing reduction in the effective restrictions on the interstate operations of financial institutions. Some of Baxley's competitors, whether traditional financial institutions or otherwise, have greater financial and marketing resources than those of Baxley.

     Baxley competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides to borrowers. Baxley competes for deposits through pricing and the offering of a variety of deposit accounts.

Baxley Supervision and Regulation

     General. As a federally chartered savings association insured by the Savings Association Insurance Fund (the "SAIF"), Baxley is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. Baxley is also subject to reserve requirements promulgated by the Federal
Reserve.

     The OTS, in conjunction with the FDIC, regularly examines Baxley and prepares reports for the consideration of Baxley's Board of Directors on any deficiencies that they find in Baxley's operations. Baxley's relationship with its depositors and borrowers is also regulated to a great extent by federal law, especially in such matters as the ownership of savings accounts and the form and content of Baxley's mortgage documents.

     Baxley must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on Baxley and its operations.

      Insurance of Deposit Accounts. Baxley's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). The FDIC has the authority, should it initiate proceedings to terminate an institution's deposit insurance, to suspend the insurance of any such institution without tangible capital. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan, or the institution is operating in an unsafe or unsound manner.

     Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The management of Baxley is unaware of any practice, condition or violation that might lead to termination of its deposit insurance.

     The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. This risk classification is based on an institution's capital group and supervisory subgroup assignment.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (i) tangible capital of at least 1.5% of total adjusted assets, (ii) a leverage ratio (core capital) of at least 4.0% of total adjusted assets and (iii) a risk based capital requirement of at least 8.0% of total risk-weighted assets. Regulations that enable the OTS to take prompt corrective action against savings institutions without sufficient capital effectively impose higher capital requirements. See "BAXLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Capital Resources and Liquidity."

     Dividend and Other Capital Distribution Limitations. OTS regulations require Baxley to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. In addition, Baxley may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of Baxley below the amount required for the liquidation account established pursuant to Baxley's Conversion.

     In January 1999, the OTS issued an amendment to its current regulations with respect to capital distributions by savings associations. The amended regulations were effective April 1, 1999. Under the new regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, are not required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the new regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file an application with the OTS if (i) the savings association would remain at least adequately capitalized following the capital distribution, (ii) the amount of capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years and
(iii) the proposed capital distribution would not violate any applicable law, regulation, agreement with or condition of the OTS. Thus, under the new regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. A savings association that is not required to file an application is also not required to file a notice with the OTS prior to making the capital distribution, unless (i) the savings association would not be well capitalized following the distribution, or (ii) the proposed distribution would reduce the amount of or retire any part of the savings association's common stock, preferred stock or debt instruments included in capital, or (iii) the savings association is a subsidiary of a savings and loan holding company. The new OTS limitations on capital distributions are similar to the limitations imposed upon national banks.

     Qualified Thrift Lender Test. The Home Owners' Loan Act ("HOLA"), as amended, requires savings institutions to meet a QTL test. If Baxley maintains an appropriate level of Qualified Thrift Investments (primarily residential mortgages and related investments, including certain mortgage-backed securities) ("QTIs") and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of Atlanta. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business, and liquid assets in an amount not exceeding 20% of total assets). Several assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as qualifying QTIs. As of June 30, 1999, Baxley was in compliance with its QTL requirement with substantially all of its assets invested in QTIs.

     A savings association that does not meet a QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the savings association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the savings association shall be restricted to those of a national bank; (iii) the savings association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the savings association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At June 30, 1999, the required liquid asset ratio was 4% and Baxley's liquidity was 16.4%.

    Federal Home Loan Bank System. Baxley is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs that Administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

    As a member, Baxley is required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1999, Baxley had $782,900 in FHLB stock, which was in compliance with this requirement.

     Federal Reserve. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the OTS.

     Savings associations have authority to borrow from the Federal Reserve's "discount window," but Federal Reserve policy generally requires savings association to exhaust all OTS sources before borrowing from the Federal Reserve. Baxley had no such borrowings at June 30, 1999.

Federal Taxation

     Savings Institutions are subject to the provisions of the Code, in the same general manner as other corporations. However, savings institutions such as Baxley, which meet definitional tests and other conditions prescribed by the Code, may benefit from several favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution may claim with respect to additions to its reserve for bad debts is subject to several limitations.

     Prior to certain changes to the Code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks" (the average adjusted bases of all assets of such institution equals $500 million or less) were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between (i) the percentage of taxable income method and, (ii) the experience method, for determining the annual addition to their bad debt reserve. This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation, because thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method (rather than the experience method) to determine their deductible addition to their bad debt reserves.

     The Code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debt. Now, only thrift institutions that are treated as small banks may continue to account for bad debts under the reserve method; however, such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must alternatively use the specific charge-off method.

     The revisions to the Code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the excess of (i) the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996, over (ii) the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988 ("Pre-1988 reserves"). Baxley will not be required to recapture any amounts into income with regard to any applicable excess reserves because the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996 did not exceed the balance of its Pre-1988 reserves.

     In addition, all thrift institutions must continue to keep track of their Pre-1988 reserves because this amount remains subject to recapture in the future under the Code. A thrift institution such as Baxley, would generally be required to recapture into its taxable income its Pre-1988 reserves in the case of certain excess distributions to, and redemptions of, shareholders (e.g., stock repurchases) . For taxable years after 1995, Baxley will account for its bad debts under the reserve method. Any additions to Baxley's bad debt reserves after 1995 will generally not be subject to the recapture provisions of the Code. The balance of Baxley's Pre-1988 reserves equaled $1,875,393.

     For taxable years ending after 1986, the Code disallows 100% of a savings association's interest expense deemed allocated to certain tax exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

     The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by several preference items defined in the Code. Only a portion of AMTI can be offset by net operating loss carryovers; however, Baxley currently has no net operating loss carryovers. AMTI is also adjusted by determining the tax treatment of items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, Baxley's AMTI is increased by an amount equal to 75% of the amount by which Baxley's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

     Baxley's federal income tax returns have not been examined by the Service for the past five years.

Selected Statistical Information

     The tables and schedules on the following pages set forth important statistical data with respect to: (i) the distribution of assets, liabilities and retained earnings of, and the interest rates and interest differentials experienced by Baxley; (ii) the investment portfolio of Baxley; (iii) the loan portfolio of Baxley, including types of loans, sensitivity to changes in interest rates and information on nonperforming loans; (iv) summary of the loan loss experience and reserves for loan losses of Baxley; (v) types of deposits of Baxley; and (vi) selected financial ratios for Baxley. Management uses this information to satisfy regulatory requirements concerning the compilation of data. Management also uses this data to enable it and the Board of Directors to better assess Baxley's financial condition and results of operations, which is discussed under "BAXLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

I.   Distribution Of Assets, Liabilities And Stockholders' Equity; Interest
     ----------------------------------------------------------------------
     Rates And Interest Differentials
     --------------------------------

A. The condensed average balance sheets for the periods indicated are presented below:

                                                                      Year Ended               Year Ended
                                                                     December 31,             December 31,
                                                                         1998                     1997
                                                                  -------------------      -------------------
                                                                             (Dollars in thousands)
  ASSETS
  ------
     Cash and due from banks                                                 $    719                 $    731
     Investment securities                                                      1,925                    2,232
     Other interest earning assets                                              7,992                   10,381
     Loans, net                                                                88,540                   85,412
     Mortgage-backed securities, net                                            1,159                    1,564
     Other assets                                                               2,323                    2,164
                                                                             --------                 --------

     Total Assets                                                            $102,658                 $102,484
                                                                             ========                 ========

  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
     Deposits:  Demand                                                       $ 16,646                 $ 17,042
                Savings                                                         4,600                    5,150
                Certificates of Deposit                                        65,675                   63,125
                                                                             --------                 --------

     Total Deposits                                                            86,921                   85,317

     Other Borrowings                                                               0                       21
     Other Liabilities                                                          1,074                    1,125
                                                                             --------                 --------

     Total Liabilities                                                       $ 87,995                 $ 86,463
                                                                             --------                 --------

     Stockholders' Equity                                                    $ 14,663                 $ 16,021
                                                                             --------                 --------
     Total Liabilities and Stockholders' Equity                              $102,658                 $102,484
                                                                             ========                 ========

B.   Interest Rates. The following table sets forth for the periods indicated
     --------------
information regarding: (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense from interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities.

                                                                         Years Ended December 31, 1998
                                                            ----------------------------------------------------------
                                                             Average Balance       Annual Interest        Yield/Cost
                                                            ------------------     -----------------     -------------
                                                                             (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net                                      $    88,540           $      7,375              8.33%
   Mortgage-backed securities, net                                  1,159                     79              6.82
   Investment securities                                            1,925                    117              6.08
   Other interest-earning assets                                    7,992                    341              4.27
                                                              -----------          -------------

Total interest-earning assets                                 $    99,616           $      7,912              7.94
Non-interest-earning assets                                         3,042
                                                              -----------

Total Assets                                                  $   102,658
                                                              ===========

Interest-bearing liabilities:
   Deposits:
       Demand                                                 $    13,398           $        392              2.93%
       Savings                                                      4,600                    149              3.24
       Certificates of Deposit                                     65,675                  3,894              5.93
   Advances from FHLB                                                   -                      -                 -
   Other Borrowings                                                     -                      -                 -
                                                              -----------          -------------

Total interest-bearing liabilities                            $     83,673          $      4,435              5.30
                                                                                   -------------
Non-interest-bearing liabilities                                    4,322
                                                              -----------

Total Liabilities                                             $    87,995
Stockholders' Equity                                               14,663
                                                              -----------

Total Liabilities and Stockholders' Equity                    $   102,658
                                                              ===========

Net interest income/interest rate spread                                            $      3,477              2.64%
                                                                                   =============
Net interest-earning assets/net yield on interest-earning
   assets                                                     $    15,943                                     3.49%
                                                              ===========
Ratio of average interest-bearing assets to average
   interest-bearing liabilities                                                                             119.05%

B.       Interest Rates.  (cont'd.)
         --------------

                                                                          Year Ended December 31, 1997
                                                            ----------------------------------------------------------
                                                             Average Balance       Annual Interest        Yield/Cost
                                                            ------------------     -----------------     -------------
                                                                             (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net                                      $    85,412          $       7,273              8.52%
   Mortgage-backed securities, net                                  1,564                    111              7.10
   Investment securities                                            2,232                    137              6.14
   Other interest-earning assets                                   10,381                    501              4.83
                                                              -----------          -------------

Total interest-earning assets                                 $    99,589          $       8,022              8.06
                                                                                   -------------
Non-interest-earning assets                                         2,895
                                                              -----------

Total Assets                                                  $   102,484
                                                              ===========

Interest-bearing liabilities:
   Deposits:
       Demand                                                 $    13,958          $         420              3.01%
       Savings                                                      5,150                    172              3.34
       Certificates of Deposit                                     63,125                  3,661              5.80
   Advances from FHLB                                                   -                      -                 -
   Other Borrowings                                                    21                      2              9.52
                                                              -----------          -------------

Total interest-bearing liabilities                            $    82,254          $       4,255              5.17
                                                                                   -------------
Non-interest bearing liabilities                                    4,209
                                                              -----------

Total Liabilities                                             $    86,463
Stockholders' Equity                                               16,021
                                                              -----------

Total Liabilities and Stockholders' Equity                    $   102,484
                                                              ===========

Net interest income/interest rate spread                                           $       3,767              2.89%
                                                                                   =============
Net interest-earning assets/net yield on interest-earning
   assets                                                     $    17,335                                     3.78%
                                                              ===========
Ratio of average interest-bearing assets to average
   interest-bearing liabilities                                                                             121.07%

B.       Interest Rates.  (cont'd.)
         --------------

                                                                          Year Ended December 31, 1996
                                                            ----------------------------------------------------------
                                                             Average Balance       Annual Interest        Yield/Cost
                                                            ------------------     -----------------     -------------
                                                                             (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net                                      $    81,995          $       7,025              8.57%
   Mortgage-backed securities, net                                  1,907                    137              7.18
   Investment securities                                            2,221                    131              5.90
   Other interest-earning assets                                    9,802                    495              5.05
                                                              -----------          -------------

Total interest-earning assets                                 $    95,925          $       7,788              8.12
                                                                                   -------------
Non-interest-earning assets                                         3,444
                                                              -----------

Total Assets                                                   $   99,369
                                                               ==========

Interest-bearing liabilities:
   Deposits:
       Demand                                                 $    14,680         $          431              2.94%
       Savings                                                      5,028                    169              3.36
       Certificates of Deposit                                     59,934                  3,522              5.88
   Advances from FHLB                                                   -                      -                 -
   Other Borrowings                                                    67                      7             10.45
                                                              -----------         --------------

Total interest-bearing liabilities                            $    79,709         $       4,129               5.18
                                                                                  --------------
Non-interest bearing liabilities                                    3,791
                                                              -----------

Total Liabilities                                             $    83,500
Stockholders' Equity                                               15,869
                                                              -----------

Total Liabilities and Stockholders' Equity                    $    99,369
                                                              ===========

Net interest income/interest rate spread                                          $       3,659              2.94%
                                                                                  =============
Net interest-earning assets/net yield on interest-earning
   assets                                                     $    16,216                                     3.81%
                                                              ===========
Ratio of average interest-bearing assets to average
   interest-bearing liabilities                                                                             120.34%

B.       Interest Rates.  (cont'd.)
         --------------

         The following table shows weighted average interest rates at the date indicated.


                                                           At December 31, 1998
                                                           --------------------
          Weighted average interest rate on:
                Loan portfolio                                    7.94%
                Investment portfolio                              5.82%
                All interest-earning assets                       7.44%

           Weighted average interest rate on:
                Savings deposits                                  5.08%
                All interest-bearing liabilities                  5.08%

           Weighted average interest rate spread /(1)/            2.36

___________________
/(1)/ Weighted average interest rate on all interest-earning assets at the end of the period less the weighted average interest rate of all interest-bearing liabilities at the end of the period.

C.       Rate/Volume Analysis. The table below sets forth important information
         --------------------
regarding changes in interest income and interest expense of Baxley for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by prior rate); (ii) changes in rates (change in rate multiplied by prior volume); and (iii) changes in rate-volume (changes in rate multiplied by changes in volume).

                                                                 Year Ended December 31, 1998 vs. 1997
                                                                          Increase (Decrease)
                                                                                Due to
                                                  --------------------------------------------------------------------
                                                     Volume            Rate          Rate/Volume            Total
                                                  -------------    --------------    ---------------     -------------
                                                                        (Dollars in thousands)
Interest Income:
    Loan                                            $   267         $    (162)        $       (6)          $     99
    Mortgage-backed securities                          (29)               (4)                 1                (32)
    Investment securities                               (19)               (1)                 0                (20)
    Other interest-bearing assets                      (115)              (58)                13               (160)
                                                    -------         ---------         ----------           --------

         Total                                      $   104         $    (225)        $        8           $   (113)
                                                    -------         ---------         ----------           --------

Interest expense:
    Deposits                                        $   114         $      66         $       76           $    256
    Other borrowings                                     (2)               (2)                (2)                (2)
                                                    -------         ---------         ----------           --------

Total                                               $   112         $      64         $       78           $    254
                                                    -------         ---------         ----------           --------

Net change in interest income                       $    (8)        $    (289)        $      (70)          $   (367)
                                                    =======         =========         ==========           ========

C.   Rate/Volume Analysis.  (cont'd.)
     --------------------

                                                                 Year Ended December 31, 1997 vs. 1996
                                                                          Increase (Decrease)
                                                                                Due to
                                                  --------------------------------------------------------------------
                                                     Volume            Rate          Rate/Volume            Total
                                                  -------------    --------------    ---------------     -------------
                                                                        (Dollars in thousands)
Interest Income:
    Loan                                            $    293         $    (41)         $      (2)          $   250
    Mortgage-backed securities                           (25)              (2)                 0               (27)
    Investment securities                                  1                5                  0                 6
    Other interest-bearing assets                         29              (22)                (1)                6
                                                    --------         --------          ---------           -------

         Total                                      $    298         $    (60)         $      (3)          $   235
                                                    --------         --------          ---------           -------

Interest expense:
    Deposits                                        $    171         $     39)         $     (54)          $    78
    Other borrowings                                      (5)              (1)                 0                (6)
                                                    --------         --------          ---------           -------

Total                                               $    166         $    (40)         $      54           $    72
                                                    --------         --------          ---------           -------

Net change in interest income                       $    132         $    (20)         $      51           $   163
                                                    ========         ========          =========           =======

                                                                 Year Ended December 31, 1996 vs. 1995
                                                                          Increase (Decrease)
                                                                                Due to
                                                     Volume            Rate          Rate/Volume            Total
                                                  -------------    --------------    ---------------     -------------
                                                                        (Dollars in thousands)
Interest Income:
    Loan                                            $   244         $   (143)        $       (5)         $     96
    Mortgage-backed securities                           (8)              (4)                 0               (12)
    Investment securities                                 4               12                  0                16
    Other interest-bearing assets                       137              (52)               (16)               69
                                                    -------         --------         ----------          --------

         Total                                      $   377         $   (187)        $      (21)         $    169
                                                    -------         --------         ----------          --------

Interest expense:
    Deposits                                        $   292         $     (9)        $       13          $    296
    Other borrowings                                     (7)              (1)                 0                (8)
                                                    -------         --------         ----------          --------

Total                                               $   285         $    (10)        $       13          $    288
                                                    -------         --------         ----------          --------

Net change in interest income                       $    92         $   (177)        $      (34)         $   (119)
                                                    =======         ========         ==========          ========

II.  Investment Portfolio
     --------------------

A.   Types of Investments. The carrying amounts of investment securities at the
     --------------------
dates indicated are summarized as follows:


                                                                        Year Ended                 Year Ended
                                                                    December 31, 1998          December 31, 1997
                                                                    -----------------          -----------------
                                                                               (Dollars in thousands)
U.S. Treasury and other U.S. government agencies
   and corporations                                             $        1,765              $        2,013

B.   Maturities. The amounts of investment securities in the following category
     ----------
as of December 31, 1998 are shown in the following table according to maturity classifications (i) one year or less; (ii) after one year through five years;
(iii) after five years and through 10 years; and (iv) after 10 years.

                                                                                  U.S. Treasury and
                                                                                 Other U.S. Government
                                                                               Agencies and Corporations
                                                                               -------------------------
                                                                                (Dollars in thousands)
                                                                           Amount           Average Yield /(1)/
                                                                           ------           -------------------
Maturity:  One year or less                                                $1,009                   6.14%
After one year through five years                                             756                   5.53
After five years through 10 years                                               -                      -
After 10 years                                                                  -                      -
                                                                           ------                   ----
Totals                                                                     $1,765                   5.88%
                                                                           ------

______________
/(1)/     Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

III.    Loan Portfolio
        --------------

A.      Types of Loans. The amount of loans outstanding at the indicated dates
        --------------
are shown in the following table according to type of loan.

                                                                         Year Ended             Year Ended
                                                                        December 31,           December 31,
                                                                            1998                   1997
                                                                      ------------------    -------------------
                                                                              (Dollars in thousands)
Commercial loan                                                          $        646           $       443
Mortgage loans                                                                 84,055                84,029
Consumer loans                                                                  4,547                 4,774
                                                                         ------------
                                                                         $     89,248           $    89,246

Less -   Loans in process                                                         300                   697
         Allowance for loan losses                                                746                   753
         Deferred loan fees                                                       164                   156
                                                                         ------------           -----------

Total Loans                                                              $     88,038           $    87,640
                                                                         ------------           -----------

B.      Nonperforming Loans. The following table presents, at the dates
        -------------------
indicated, the aggregate amounts of nonperforming loans for the categories indicated.

                                                                               Years Ended
                                                                               December 31,
                                                     ------------------------------------------------------------------
                                                                1998            1997             1996            1995
                                                                ----            ----             ----            ----
                                                                           (Dollars in thousands)
Loans accounted for on a non-accrual basis
                                                              $  317          $  306             $ 204          $  46

Loan contractually past due 90 days or more as to
interest or principal payments
                                                                   0               0                 0              0

Loans, the terms of which have been renegotiated
to provide a reduction or deferral of interest or
principal because of a deterioration in the
financial position of the borrower
                                                                   0               0                 0              0

Loans now current about which there are serious
doubts as to the ability of the borrower to comply
with present loan repayments
                                                                   0               0                 0              0

Nonperforming loans to total assets                              .30%            .30%              .20%           .05%
                                                              ------           -----            ------          -----

C.      Commitments. The banks provide commitments to their most credit worthy
        -----------
customers only. Commitments are normally for a period up to six months or until the customer notifies the bank to terminate the commitment and are provided for a fee of 1% of the amount committed. Interest rates on loans made pursuant to commitments are determined at the time that the commitment is made or the loan is established.

D.   Present Value Estimates by Interest Rate Scenario
     -------------------------------------------------

                                                                       *** Change in Interest Rates ***
ASSETS                         -400 bp      -300 bp     -200 bp     -100 bp    No Change    +100 bp    +200 bp   +300 bp   +400 bp
------                         -------      -------     -------     --------   ---------    -------    -------   -------   -------
                                                                      (Dollars in thousands)
MORTGAGE LOANS & SECURITIES

Fixed-Rate Single-Family
First-Mortgage
 Loans & MBS:                  $ 34,808   $ 34,290     $ 33,809   $ 33,379    $ 32,921   $ 32,165    $ 31,118    $ 29,962  $ 28,800

Adjustable-Rate Single-
Family First-Mortgage
 Loans & MBS:                    42,651     42,084       41,631     41,275      40,964     40,581      40,007      39,194    38,168

Multifamily &
Non-residential Mortgage
 Loans & Securities:              8,015      7,839        7,668      7,505       7,350      7,199       7,056       6,916     6,784

Construction &
  Land Loans:                       542        529          518        507         497        487         478         470       462

Second Mortgage Loans
 & Securities:                    4,130      4,076        4,025      3,976       3,928      3,883       3,839       3,797     3,756

Other Assets Related to
Mortgage Loans &
 Securities:
 Net Nonperforming
   Mortgage Loans                  (288)      (284)        (280)      (277)       (274)      (270)       (264)       (257)     (249)

 Accrued Interest
   Receivable                       459        459          459        459         459        459         459         459       459
 Float on Escrows on
   Owned Mortgage                     0          0            0          0           0          0           0           1         1

 Less:
   Miscellaneous                     (2)        (1)          (1)        (2)         (3)        (1)         (1)          0        (2)
                               --------   --------     --------   --------    --------   --------    --------    --------  --------

Total Mortgage Loans
 & Securities                  $ 90,315   $ 88,992     $ 87,829   $ 86,822    $ 85,842   $ 84,503    $ 82,692    $ 80,542  $ 78,179

NONMORTGAGE LOANS

  Commercial Loans:            $    705   $    692     $    681   $    669    $    658   $    647    $    636    $    625  $    615

  Consumer Loans:                 4,672      4,624        4,577      4,532       4,487      4,444       4,400       4,358     4,317

D.   Present Value Estimates by Interest Rate Scenario
     -------------------------------------------------

                                                                       *** Change in Interest Rates ***
ASSETS                       -400 bp     -300 bp    -200 bp   -100 bp     No Change   +100 bp    +200 bp     +300 bp     +400 bp
------                       -------     -------    -------   --------    ---------   -------    -------     -------     -------
                                                                      (Dollars in thousands)
Other Assets Related
 to Nonmortgage Loans
  & Securities:
   Net Nonperforming
    Nonmortgage Loans          (162)      (160)      (158)       (157)        (155)      (153)        (152)       (150)       (149)
 Accrued Interest
   Receivable
                                 92         92         92          92           92         90           92          92          92
                           --------   --------   --------    --------     --------   --------     --------    --------    --------
Total Nonmortgage
  Loans                    $  5,307   $  5,248   $  5,192    $  5,136     $  5,082   $  5,028     $  4,976    $  4,925    $  4,875

CASH, DEPOSITS & SECURITIES

  Cash, Non-Interest-Earning
    Deposits,
       Overnight Federal
         Funds             $  1,651   $  1,651   $  1,651    $  1,651     $  1,651   $  1,651     $  1,651    $  1,651    $  1,651
   Equities & All
     Mutual Funds             2,117      2,036      1,955       1,875        1,794      1,713        1,633       1,552       1,471
   Govt & Agency
     Securities               1,828      1,813      1,798       1,784        1,769       1,755       1,741       1,728       1,714
   Term Federal Funds
     & Interest-
     Earning Deposits        10,010     10,003      9,995       9,985        9,978      9,970        9,961       9,952       9,946
                           --------   --------    -------    --------     --------     -------    --------     -------    --------
Total Cash,
  Deposits,
  & Securities             $ 15,606   $ 15,503   $ 15,399    $ 15,295     $ 15,192    $ 15,089    $ 14,986    $ 14,884    $ 14,782


REPOSSESSED ASSETS                -          -          -           -            -           -           -           -           -


OFFICE PREMISES &
 EQUIPMENT                    1,506      1,506      1,506       1,506        1,506       1,506       1,506       1,506       1,506
                           --------   --------    -------     -------     --------     -------    --------    --------    --------

                           $  1,506   $  1,506   $  1,506    $  1,506     $  1,506    $  1,506    $  1,506    $  1,506    $  1,506

OTHER ASSETS

Miscellaneous                   924        924        924         924          924         924         924         924         924
Deposit Intangibles:
  Retail CD
    Intangible                 (184)        57         71          84           97         109         120         131         143
  Transaction Account
    Intangible                  (55)       (28)        10         175          390         601         801         987       1,160
   MMDA Intangible               (9)        (2)        24          65          139         217         294         369         442

D.   Present Value Estimates by Interest Rate Scenario
     -------------------------------------------------

                                                                       *** Change in Interest Rates ***
ASSETS                         -400 bp       -300 bp   -200 bp      -100 bp   No Change    +100 bp   +200 bp   +300 bp      +400 bp
------                         -------       -------   -------      --------  ---------    -------   -------   -------      -------
                                                                    (Dollars in thousands)
Passbook Account
 Intangible                         (46)         (22)       (14)         (6)         16       132       278        416         544

Non-Interest-Bearing
 Account Intangible                  37          105        171         235         295       353       408        460         511

                               --------     --------   --------    --------    --------  --------  --------   --------    --------

Total Other
 Assets                        $    667     $  1,034   $  1,186    $  1,477    $  1,861  $  2,336  $ 2, 825   $  3,287    $  3,724

                               --------     --------   --------    --------    --------  --------  --------   --------    --------

TOTAL ASSETS                   $113,401     $112,283   $111,112    $110,236    $109,483  $108,462  $106,985   $105,144    $103,066
                               ========     ========   ========    ========    ========  ========  ========   ========    ========

LIABILITIES
-----------
DEPOSITS

  Fixed-Rate, Fixed-
    Maturity:
    Maturing in 12
        Months of less         $ 59,888     $ 59,585   $ 59,292    $ 58,996    $ 58,707  $ 58,421  $ 58,136   $ 57,858    $ 57,580
    Maturing in 13
        Months or More           12,202       11,956     11,716      11,483      11,257    11,038    10,825     10,617      10,416

   Demand                        21,532       21,531     21,531      21,532      21,531    21,532    21,531     21,531      21,530

                                -------     --------   --------    --------    --------  --------  --------   --------    --------

Total Deposits                 $ 93,622     $ 93,072   $ 92,539    $ 92,011    $ 91,495  $ 90,991  $ 90,492   $ 90,006    $ 89,526

                               --------     --------   --------    --------    --------  --------  --------   --------    --------

Borrowings
                               $      _     $      -   $      -    $      -    $      -  $      -  $      -   $      -    $      -
                               --------     --------   --------    --------    --------  --------  --------   --------    --------

OTHER LIABILITIES

  Escrow Accounts              $      6     $      6   $      6    $      6    $      5  $      5  $      5   $      5    $      5

  Miscellaneous                     590          590        589         589         591       590       590        590         590

                               --------     --------   --------    --------    --------  --------  --------   --------    --------

Total Liabilities              $ 94,218     $ 93,668   $ 93,134    $ 92,606    $ 92,091  $ 91,586  $ 91,087   $ 90,601    $ 90,121
                               ========     ========   ========    ========    ========  ========  ========   ========    ========

ASSETS                         $113,401     $112,283   $111,112    $110,236    $109,483  $108,462  $106,985   $105,144    $103,066

D.   Present Value Estimates by Interest Rate Scenario
     -------------------------------------------------

                                                                     *** Change in Interest Rates ***
ASSETS                         -400 bp       -300 bp   -200 bp      -100 bp   No Change    +100 bp   +200 bp   +300 bp      +400 bp
------                         -------       -------   -------      --------  ---------    -------   -------   -------      -------
                                                                    (Dollars in thousands)
LIABILITIES                      94,218       93,668     93,134      92,606      92,091    91,586    91,087     90,601      90,121

OFF-BALANCE-SHEET

  POSITIONS                           -            -          -           -           -         -         -          -           -
                               --------     --------   --------    --------    --------  --------  --------   --------    --------
NET PORTFOLIO
  VALUE                        $ 19,183     $ 18,615   $ 17,978    $ 17,630    $ 17,392  $ 16,876  $ 15,898   $ 14,543    $ 12,945
                               ========     ========   ========    ========    ========  ========  ========   ========    ========

         ***INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)***


                           Net Portfolio Value                                  NPV as % of PV of Assets
       Change
      in Rates            $ Amount            $ Change           % Change           NPV Ratio            Change
      --------            --------            --------           --------           ---------            ------
      +400 bp               $ 12,945            -4,448                -26%              12.56%            -333 bp

      +300 bp                 14,543             2,849                -16%              13.83%            -205 bp

      +200 bp                 15,898            -1,494                - 9%              14.86%            -103 bp

      +100 bp                 16,876            -  516                - 3%              15.56%            - 33 bp

         0 bp                 17,392                                                    15.89%

      -100 bp                 17,630               238                + 1%              15.99%            + 11 bp

      -200 bp                 17,978               585                + 3%              16,18%            + 29 bp

      -300 bp                 18,615             1,223                + 7%              16.58%            + 69 bp

      -400 bp                 19,183             1,791                +10%              16.92%            +103 bp




                                                                  12-31-98            9-30-98           12-31-97
                                                                  --------            -------           --------
*** RISK MEASURES:  200 BP RATE SHOCK ***

Pre-Shock NPV Ratio:  NPV as % of PV of Assets                      15.89%             15.91%            16.12%

Exposure Measure:  Post-Shock NPV Ratio                             14.86%             15.05%            14.52%

Sensitivity Measure:  Decline in NPV Ratio                          103 bp              86 bp            160 bp

IV.  Summary of Loan Loss Experience
     -------------------------------

     The following table summarizes loan balances at the end of each period and average balances during the year for each category; changes in the reserve for possible loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the reserve which have been charged to operating expenses; and the ratio of net charge-offs during the period to average loans.

                                                                Year Ended          Year Ended         Year Ended
                                                               December 31,        December 31,       December 31,
                                                                   1998                1997               1996
                                                                   ----                ----               ----
                                                                              (Dollars in thousands)
A.   Average amount of loans outstanding                     $        88,540    $        85,412     $        81,995
                                                             ---------------    ---------------     ---------------

B.   Balance of reserve for possible loan
     losses at beginning of period                           $           753    $           766     $           783
                                                             ---------------    ---------------     ---------------

C.   Loans charged off:
        Commercial                                           $             -    $             -     $             -
        Mortgage                                                           -                  -                   -
        Consumer                                                          15                 20                  22
                                                             ---------------    ---------------     ---------------

                                                             $            15    $            20     $            22
                                                             ---------------    ---------------     ---------------
D.   Recoveries of loans previously charged off:
        Commercial                                           $             -    $             -     $             -
        Mortgage                                                           -                  -                   -
        Consumer                                                           8                  7                   5
                                                             ---------------    ---------------     ---------------

                                                             $             8    $             7     $             5
                                                             ---------------    ---------------     ---------------

E.   Net loans charged off during period:                    $             7    $            13     $            17
                                                             ---------------    ---------------     ---------------

     Additions to reserve charged
     to operating expense during period/(1)/                 $             -    $             -     $             -
                                                             ---------------    ---------------     ---------------

F.   Balance of reserve for possible
     loan losses at end of period                            $           746    $           753     $           766
                                                             ---------------    ---------------     ---------------

G.   Ratio of net loans  charged  off during the
     period to average loans outstanding                                 .01%               .02%                .02%
                                                             ---------------    ---------------     ---------------

_______________________

/(1)/     Although the provisions in prior years exceeded the minimum provision required by regulatory authorities, Baxley's Board of Directors believes that the provision has not been in excess of the amount required to maintain the reserve at a sufficient level to cover potential losses. The amount charged to operations and the related balance in the reserve for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimation of future potential losses.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at December 31, 1998. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of further losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                              Loans in Each        Allowance as a
                                                                              Category as a        Percentage of
                                                                              Percentage of        Outstanding
                                                                              Total Gross          Gross Loans in
Type of Loan                                           Allowance              Loans                Category
------------------------------------------             ---------              ----------------     ------------------
                                                                            (Dollars in thousands)
Single-family mortgage loans                                109                         91.8%                0.1%
Commercial real estate loans                                396                          2.4                19.1
Commercial business loans                                    67                           .7                10.4
Consumer loans                                              174                          5.1                 3.8
                                                     ----------               --------------       -------------

Total                                                       746                        100.0%               33.4%
                                                     ==========               ==============       =============

V.   Deposits
     --------

A. Average deposits, classified as demand deposits, savings deposits and time certificates of deposit for the periods indicated are presented below:

                                                                          Year Ended              Year Ended
                                                                          December 31,            December 31,
                                                                          1998                    1997
                                                                          -----------------       -----------------
                                                                                  (Dollars in thousands)
Demand deposits                                                           $        16,646         $        17,042
Savings deposits                                                                    4,600                   5,150
Time certificates of deposits                                                      65,675                  63,125
                                                                          ---------------         ---------------

Total deposits                                                            $        86,921         $       85,317
                                                                          ===============         ==============

B. The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998 are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through six months, (iii) over six through 12 months and (iv) over 12 months.

                                                                                             (Dollars in thousands)
Three months or less                                                                              $        6,279
Over three through six months                                                                              6,256
Over six through 12 months                                                                                 8,355
Over 12 months                                                                                               317
                                                                                                  --------------

Total                                                                                             $       21,207
                                                                                                  ==============

VI.  Selected Financial Ratios and Other Data /(1)/:
     --------------------------------------------

                                                                                  At or For the Years Ended
                                                                                        December 31,
                                                         ----------------------------------------------------------------------
                                                           1998        1997         1996       1995        1994         1993
                                                           ----        ----         ----       ----        ----         ----
Return on average assets                                   1.30%       1.47%        1.02%      1.59%       1.35%        1.36%
Return on average equity                                   9.11        9.40         6.40       9.80        8.26         8.49

Average equity to average assets                          14.28       15.63        15.97      16.18       16.38        16.06
Interest rate spread /(1)/                                 2.64        2.89         2.94       3.33        3.20         3.24

Net yield on average interest-earning assets /(2)/
                                                           3.49        3.78         3.81       4.16        3.84         3.85
Other expenses to average assets                           1.76        1.78         2.51       1.92        1.86         1.83

Retained earnings to total assets                          8.02        7.66        10.35      10.01       11.43        10.60

Nonperforming loans and real estate owned to
total assets                                                .30         .30          .20        .05         .59          .75

Average interest-earning assets to average
interest-bearing liabilities                             119.05      121.07       120.34     119.71      118.56       117.38

Nonperforming loans and real estate owned to
total loans /(3)/                                           .35         .35          .24        .06         .70          .93

Number of:
         Deposit accounts                                 7,961       8,145        8,125      8,098       7,703        7,705
         Mortgage loans                                   1,839       1,988        1,968      1,954       1,993        1,988
         Full-service customer service facilities             2           2            2          2           2            2

___________________________
/(1)/ The interest rate spread represents the difference between the weighted-average rate on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
/(2)/ Represents net interest income as a percentage of average interest-earning assets.
/(3)/  Includes all loans contractually past due 90 days or more.

Office Properties

     Baxley conducts its business through its two full-service offices located in Baxley and Hazlehurst, Georgia. The following table sets forth information relating to Baxley's offices as of December 31, 1998, including the net book value of the real estate and buildings owned by Baxley.

                                                                      Net Book Value at
Location                           Owned/Leased        Date Opened    December 31, 1998
--------                           ------------        -----------    -----------------
Main Office                            Owned               1974            $  771,768
219 East Parker Street
Baxley, Georgia 31513-2001

Branch Office                          Owned               1976               451,421
100 East Jarman Street
Hazlehurst, Georgia 31539

Lake Lodge                             Owned               1997               282,620
Baxley, Georgia                                                            ----------
Total                                                                      $1,505,809
                                                                           ==========

Legal Proceedings

     There are no material pending legal proceedings to which Baxley is a party or to which any of its property is subject.

                    OUTSTANDING VOTING SECURITIES OF BAXLEY
                         AND PRINCIPAL HOLDERS THEREOF

     The following tables set forth information as of October 5, 1999, regarding shares of Baxley Common Stock beneficially owned by (i) each of Baxley's directors, including Baxley's President and Chief Executive Officer, (ii) all directors and executive officers of Baxley as a group, and (iii) each person known by Baxley to be the beneficial owner of more than 5% of Baxley Common Stock. Except as otherwise noted below, the information in the tables is based on information furnished by each owner to Baxley. Each director and executive officer shown below has the address of Baxley at 219 East Parker Street, Baxley, Georgia 31513-2001. The table excludes 27,192 shares of Baxley Common Stock that were previously allocated to employees through an employee stock ownership plan trust for which non-employee directors of Baxley serve in a fiduciary capacity as trustees or members of the committee overseeing the trust. While employees are entitled to vote the shares allocated to their trust accounts, the committee may direct the trustees to vote, subject to their fiduciary duties, shares for which no timely voting instructions have been received.


                                                                     Amount and
                                                                     Nature of
                                                                     Beneficial      Percent
Name of Beneficial Owner                                             Ownership       of Class
------------------------                                             ---------       --------
Directors and executive officers:
Dennis L. Altman, Jr...............................................     13,035          2.4
William A. Baker...................................................     12,826          2.3
Grady Branch.......................................................     23,575          4.3
J.R. Frazier.......................................................     24,880          4.5
Kennith D. McLeod..................................................     29,856          5.4
Omer M. McLean.....................................................      4,745            *
R.O. Rogers........................................................      8,425          1.5
Alvin R. Tuten, Jr.................................................     28,078          5.1
Directors and executive officers as a group (17 persons)...........    184,774         33.5

Other beneficial owners:
Mr. Thomas D. Stewart, Sr./(1)/
P.O. Box 57
Baxley, Georgia 31513..............................................     34,974          6.3

_________________
*      Represents holdings of less than 1%

/(1)/ The information regarding Mr. Stewart is based on information derived from Baxley's shareholder records and a copy of a Schedule 13G provided to Baxley by Mr. Stewart in 1998.

                                    BAXLEY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The purpose of this discussion is to focus on information about Baxley's financial condition and results of operations, which is not otherwise apparent from such financial statements. Reference should be made to those statements and the selected financial data presented elsewhere for an understanding of the following discussion and analysis.

General

     The business of Baxley has been that of a financial intermediary, consisting primarily of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one-to-four family residences, commercial real estate and, to a lesser extent, consumer and residential construction loans. Baxley maintains a portion of its assets in investment securities, including obligations of the U.S. Government and federal agencies and other short-term investments. Baxley's profitability depends primarily on its net interest income which is the difference between the income it receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. To a lesser extent, Baxley's profitability is also affected by the level of other income and expenses. Other income consists principally of loan and servicing fees and service charges on deposit accounts. Other expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums and other operating expenses. The operations of Baxley are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. Baxley's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

Year 2000 Compliance Disclosure

     As the year 2000 approaches, the issues and challenges of moving to the new millennium are becoming increasingly more visible. The year 2000 computer issue was brought about by programmers saving storage space on computers by utilizing shortened date entries. The method that was used expressed the year in two digits; for example, January 1, 1998 was recorded as 01-01-98. If these date functions are not corrected before the year 2000 arrives, affected software systems, and devices containing computer chips or clocks would automatically roll back to 1900 instead of moving forward to 2000. Some affected software and devices will function without incident. Others may experience erroneous results or the interruption of a process.

     Baxley began the process of preparing for the century date change in 1997 when a year 2000 committee was appointed by its Board of Directors. The committee was charged with the responsibility of developing a comprehensive year 2000 compliance plan utilizing the guidelines set forth by the Federal Financial Institutions Examination Council ("FFIEC"). The plan was developed with the full support of Baxley's executive management and was approved by Baxley's Board of Directors.

     The plan is divided into the following phases:

Phase 1:  Awareness
          A comprehensive list of functional business applications, hardware, operating systems and environmental concerns were developed. At this stage, Baxley determined which applications were mission critical business applications.

Phase 2:  Assessment
          A complete analysis was performed in order to determine the current status of the compliance of each system, as well as the compliance of related hardware and operating systems. From this evaluation, a comprehensive list was developed reflecting which systems were year 2000 compliant, and which systems would require upgrades to become compliant.

Phase 3:  Renovation
          A plan was developed to ensure that each system deemed to be noncompliant in Phase 2 would meet compliance guidelines set forth by the FFIEC. Where applicable, outside vendors were brought in to assist with the solution.

Phase 4: Each system that required any form of remediation (as well as systems deemed compliant during Phase 2) was tested for year 2000 compliance. The testing was conducted by the user departments and reviewed by the year 2000 committee and Baxley management.

Phase 5:  Implementation
          As each system was remediated and tested, it was migrated into the production environment.

     Baxley set a goal of December 31, 1998 to have all mission critical systems ready for the year 2000. Baxley believes that it has met that goal and that all of its mission critical systems can process date/time data into the year 2000 and beyond including leap year calculations.

     Baxley relies on a third party service bureau to handle its core data processing. The service bureau developed its year 2000 compliance plan in 1997. The service bureau's system that Baxley utilizes for its core processing has been remediated, tested and is in use by Baxley at this time. Baxley and the service bureau have tested this system, processing hundreds of transactions utilizing future year 2000 dates. The tests have been successful with no year 2000 problems being noted. Baxley will continue to test systems throughout 1999. If the service bureau cannot accurately process data, Baxley will very likely experience significant delays, mistake or failures. These delays, mistakes or failures could have a significant negative impact on its financial condition and operating results. Accurate data processing is a mission critical business application.

     Baxley has taken steps to address the year 2000 readiness of all of its customers and third party vendors. Baxley has coordinated with, and has documentation from, all of its third party vendors. Baxley has, and will continue to correspond with its commercial customers concerning the importance of the year 2000 issue and the effects that it could have on their businesses.

     Baxley has experienced most of its cost associated with becoming year 2000 compliant. The year 2000 project has cost Baxley approximately $35,000 through March 31, 1999. Most of this cost is associated with the purchase of new computer hardware and software and will be capitalized rather than realized all in one period. Management believes that future costs associated with year 2000 will be minimal.

     Although Baxley has taken, and will continue to take, measures to assure year 2000 readiness, the risks of unforeseen difficulties or cost still remain. Baxley recognizes this fact and has developed contingency plans for all mission critical systems in the event that one or more systems should fail. If Baxley's service bureau's system fails, then Baxley will attempt to locate an alternative service bureau that is year 2000 compliant. If Baxley is unsuccessful, the employees of Baxley will enter deposit and loan transactions by hand in its general ledger and compute loan payments and deposit balances and interest with computers and calculators. If this extremely labor intensive approach is necessary, management and all employees will become much less efficient and Baxley will function solely to maintain its operations in a very basic manner until the existing service bureau, or a replacement, can again provide reliable data processing services.

     In conclusion, Baxley management believes, taking into consideration all internal and external systems, hardware and software test results, third party and customer risk assessments, that its overall exposure to year 2000 related problems will be low.

Asset/Liability Management

     Baxley has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities and by expanding its activities which are not directly dependent on interest rate spreads. Baxley's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates.

     These strategies include the origination or purchase of ARMs and short-term lending products and the concentration of other interest-earning assets in short term investments, including FHLB overnight investments. In addition, Baxley has significantly increased its ARM lending in recent years from 27.7% of total assets for fiscal 1986 to 44.52% for 1998. Baxley's asset/liability management strategies have helped to reduce, but not eliminate, the exposure of its earnings to future interest rate increases.

     Liability management in the form of adjusting the interest rates and deposit terms to prevailing market conditions also plays a significant role in Baxley's asset/liability policy. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term deposits. This allows Baxley to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during low interest rate periods allows Baxley to extend the repricing and/or maturity of its liabilities, thus reducing its exposure to rising interest rates. However, the failure to accurately predict the movement of future interest rates can lead to adverse effects on net interest income. Under rules of the OTS that are not yet in effect, Baxley has not been deemed to have greater than normal interest rate risk.

     The executive committee of Baxley's Board of Directors meets weekly with senior management to discuss specific loans, the current rates paid on deposit accounts, the current rates charged on loans and the interest rate risk present in Baxley's assets and liabilities. In addition, Baxley's Board of Directors meets monthly to consider this information as well as other reports from management concerning the status of the loan portfolio and credit and other risks, including interest rate risks, facing Baxley in its operations. Baxley considers all of these activities to be a part of its management of its assets and liabilities, including its management of interest rate risk.

     Baxley submits information on a quarterly basis to the OTS about, among other things, its assets and liabilities. The OTS then porvides Baxley with an evaluation of its interest rate risk based on these regulations that are not yet in effect. This interest rate risk evaluation is presented on pages 65-69 of this Proxy Statement/Prospectus. Management and Baxley's Board of Directors use this evaluation to analyze its various interest rate sensitive assets and liabilities. Management and Baxley's Board of Directors use this evaluation to determine the effect on net interest income of instantaneous changes and permanent increases and decreases in market interest rates. These computations are intended to demonstrate how the net present value of Baxley's cash flow from assets, liabilities and off-balance sheet items would change in the event of hypothetical changes in market interest rates.

     These evaluations are used primarily to determine the issue of whether Baxley's interest risk has grown or contracted since the evaluation for the prior quarter. Because the size of Baxley's loan portfolio is relatively small when compared to other financial institutions with whom it competes, it is not cost effective for Baxley to create seperate models to evaluate interest rate risk. Further, the model might not produce information that would be helpful to Baxley. Given the limited demand for the loan and deposit products that Baxley offers, the primary results of the evaluations and the weekly meetings is to consider specific loan requests (typically, between eight and 15, the majority of which concern requests for loans for single family residences) and to set interest rates on loan and deposit products in response to market conditions after evaluating the extent to which Baxley wishes to, and is practically able over time to, adjust the size of a portfolio for specific loan or deposit product. If interest rate risk exceeds the level that is considered appropriate, Baxley might, for example, maintain its origination interest rate for long-term fixed rate loans at a relatively high level and reduce the origination interest rate for shorter term fixed-rate loans in order to induce customers to use products that provide less interest rate risk for Baxley.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates resulting in specific interest rates for Baxley's various investment securities, loan portfolios and liabilities. These assumptions also include estimates of other components of Baxley's income and the duration of certain of Baxley's investment securities as well as prepayments, deposit run-offs and growth rates and should not be relied upon as indicative of actual results. Shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabililties may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations discussed above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt decreases in the event of an interest rate increase.

     Because most of Baxley's loans have a longer term than most of Baxley's deposits, the computation of the impact on net income has, for some time, indicated that Baxley would earn more income if interest rates were to fall and Baxley would earn less income if interest rates were to rise.



Capital Resources and Liquidity

     Baxley must have minimum core capital (the leverage ratio) of at least 4.0% of adjusted total assets, minimum tangible capital of at least 1.5% of adjusted total assets and risk-based capital standards of at least 8.0% of total risk-weighted assets.

     The minimum core capital or leverage ratio may be increased by the OTS based on its assessment of the institution's risk management systems and the level of overall risk in the individual institution.

     The following table presents Baxley's capital position relative to its minimum capital requirements at June 30, 1999 and December 31, 1998:

     June 30, 1999
     -------------

                                                                  Percentage
                                   Amount                         of Assets
                                   ------                         ---------
                                             (Dollars in thousands)
Tangible capital                   $ 14,535                               14.1
Minimum tangible capital
     requirements                     1,550                 greater than   1.5
                                   --------                               ----
Excess                             $12, 985                               12.6
                                   ========                               ====

Core capital                       $ 14,535                               14.1
Minimum core capital
     requirements                     4,132                 greater than   4.0
                                   --------                               ----
Excess                             $ 10,403                               10.1
                                   ========                               ====

Risk-based capital                 $ 15,954                               27.3
Minimum risk-based capital
     requirements                     4,685                 greater than   8.0
                                   --------                               ----
Excess                             $ 11,269                               19.3
                                   ========                               ====

     December 31, 1998
     -----------------


                                                                     Percentage
                                   Amount                            of Assets
                                   ------                            ---------
                                             (Dollars in thousands)
Tangible capital                     $ 13,878                              13.1
Minimum tangible capital
 requirements                           1,590               greater than    1.5
                                     --------                              ----
Excess                               $ 12,288                              11.6
                                     ========                              ====

Core capital                         $ 13,878                              13.1
Minimum core capital
 requirements                        $  3,181               greater than    3.0
Excess                               --------                              ----
                                     $ 10,697                              10.1
                                     ========                              ====

Risk-based capital                   $ 15,365                              26.7
Minimum risk-based capital
 requirements                           4,607               greater than    8.0
                                     --------                              ----
Excess                               $ 10,758                              18.7
                                     ========                              ====

     As of June 30, 1999 and December 31, 1998, Baxley substantially exceeded all of the required minimum capital amounts as demonstrated by the chart above. In addition to these minimum capital requirements, the OTS effectively imposes higher capital requirements through its ability to take prompt corrective action against undercapitalized institutions. Baxley met these higher capital requirements as it was deemed a well capitalized institution as of June 30, 1999 and December 31, 1998.

     Baxley has traditionally maintained levels of liquidity in excess of levels required by regulatory authorities. As a member of the FHLB, Baxley is required to maintain a daily average balance of cash and eligible liquidity investments in an amount equal to a monthly average of 5.0% of withdrawable savings and short term borrowings. Baxley's liquidity level was 16.4% at June 30, 1999, 14.26% at December 31, 1998 and 12.39% at December 31, 1997.

     Baxley's operational needs, demand for loan disbursements and savings withdrawals can be met by loan principal and interest payments, new deposits and excess liquid assets. While significant loan demand, deposit withdrawal, increased delinquencies and increased foreclosed properties could alter this condition, Baxley has sufficient borrowing capacity through FHLB advances and other short term borrowings to manage such an occurrence. Management does not foresee any liquidity problems in 1999. In the past five fiscal years, Baxley borrowed $500,000 for a 10-day period in February, 1995 from the FHLB.

Financial Condition at June 30, 1999 and June 30, 1998

     Total Assets decreased $2,853,045 in the six months ending June 30, 1999. Of this decrease, $2,585,506 occurred in the second quarter. The decrease was realized generally in higher-paying certificate accounts, which can be attributed to competitive pressure on deposit rates from Baxley's local competitors.

     Loan demand was also off during the first six months of 1999 as two participation loans paid off during the first quarter. Baxley did not encourage loan growth during the first six months of 1999. Baxley invested excess monies from loan pay-offs in interest bearing deposits to increase its liquidity level.

     Retained earnings increased $658,934 or 0.6% of total assets at June 30, 1999 as a result of earnings for the six months ended June 30, 1999.

Comparison of Operating Results for the Six Months Ended June 30, 1999 and June 30, 1998

     Interest income on loans decreased $233,938 because of the decrease in loans in the amount of $885,919 over the six months ending June 30, 1999. The majority of the decrease in loans occurred in consumer loans which normally have a higher yield. A drop in mortgage yields continued during the quarter.

     Interest Expense on deposits remained stable for the six months ending June 30, 1999 over the prior period ending June 30, 1998 because of the decrease in higher paying certificate accounts. Cost of funds was 4.73% during the first six months of 1999 as compared to 5.04% during the first six months of 1998.

Interest income on interest bearing deposits increased $159,384 for the six months ending June 30, 1999 as a result of the increase in interest bearing deposits from the prior year. A dividend of $7.00 per share was paid on September 1997, which significantly lowered cash on hand of the end of the prior period ending June 30, 1998.

     Baxley has determined, based on its review of the loan portfolio, which included a review of historic, economic, individual loan analysis, and other pertinent factors, that the allowance for loan losses is adequate at June 30, 1999. Based on this analysis, no provision for loan losses was required.

     Other income and expenses has remained fairly constant compared with prior years. Baxley has not had any material events that have affected either other income or other assets. The increase in other expenses was primarily attributable to increases in compensation and related employee benefits and data processing expenses.

     Baxley continually examines each phase of its operations for opportunities to reduce expenses.

     Although the parties to the Merger Agreement will remain separate prior to the consummation of the Merger, Baxley may begin to change the way it categorizes and accounts for certain items that are reflected in its financial statements to reduce the number of changes that are to be made following the Merger. It is not expected that any of these changes will result in any material changes in the operations of Baxley. Although there could be a one-time charge to cover expenses incurred in preparing for the Merger, this charge, if one is taken, also is not expected to be material.

Financial Condition at December 31, 1998 and December 31, 1997

     Total assets increased $6,385,197 or 6.3% from December 31, 1997 to December 31, 1998. This increase was due to the growth in core deposits, mostly in higher paying certificates of deposit for the last six months of 1998. Deposit growth had been flat for the 12 months prior to June 30, 1998. During that time, Baxley monitored the competitive nature of the market and was therefore able to pick up additional deposit monies during the last two quarters of the year.

     Loan demand remained stable, increasing $397,757 or 0.4% during 1998. Baxley did not encourage loan growth during that time of falling rates. Baxley invested the excess money from core deposits in interest bearing deposits to increase its liquidity level.

     The balance in the Real Estate Acquired in Settlement of Loans account remained at $-0- at December 31, 1998. This was representative of management's commitment to maintain higher quality loans and quick turn around of its foreclosed property.

     Retained earnings increased by $883,538 for the year ending December 31, 1998. As mentioned previously, Baxley declared a dividend of $0.82 per share totaling $452,214 in December 1998, and had earnings for the 12 months ending December 31, 1998 of $1,335,572. As discussed above, Baxley's capital position was substantially in excess of all regulatory requirements.

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997

General

     Baxley reported net income of $1,335,752 in 1998, a decrease of $169,287. The return-on-average assets for the 1998 period decreased from 1.47% for the 1997 period to 1.30% for the 1998 period. This decrease was due primarily to a tightening in interest margins in 1998. ARMs continued to fall and Baxley attempted to remain competitive with local banks on deposit interest rates. Baxley's yield on interest-earning assets dropped from 8.06% in 1997 to 7.94% in 1998 while the yield on interest-bearing liabilities increased from 5.17% to 5.30% during this same period. This caused a lowering in the interest rate spread of 25 basis points. Net interest income after provision for loan losses decreased by $289,682. Other income also decreased by a total of $8,008 and other expenses decreased $18,523. Several factors, as discussed below, contributed to the increases and decreases in these areas.

Interest Income

     Total interest income decreased $109,551 for the year or 1.4%. Average loans increased $3,128,000 during the year ended December 31, 1998. However, the decrease in interest income was due to the fact that the yield from the 1997 period to the 1998 period dropped 12 basis points.

Interest Expense

     Total interest expense increased $180,131 or 4.1 % for the year. The increase was attributed to an increase in average interest-bearing deposits of $1,440,000. The average rate paid on these liabilities increased by 13 basis points during the year.

Yields Earned and Rates Paid

     Net interest income is affected by (i) the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest earning-assets" which is net interest income divided by average interest-earning assets.

The following table sets forth information with respect to weighted average contractual yields on loans, yields on investments and the cost of funds on deposits and borrowings for the periods indicated.

                                                                                     Year Ended December 31
                                                                       ------------------------------------------------
                                                                              1998             1997            1996
                                                                         ---------------  ---------------  ------------
                                                                                        (In percentages)
Weighted average yield on:
     Loans                                                                     8.33             8.52          8.57
     Mortgage-backed securities, net                                           6.82             7.10          7.18
     Investment securities                                                     6.08             6.14          5.90
     Interest earning deposits in other banks                                  4.27             4.83          5.05
                                                                               ----             ----         -----
Total weighted average yield on all interest
     earning assets                                                            7.94             8.06          8.12
                                                                               ----             ----         -----
Weighted average rate paid on:
Deposits:
     Demand                                                                    2.93             3.01          2.94
     Savings                                                                   3.24             3.34          3.36
     Certificate of deposit                                                    5.93             5.80          5.88

Other borrowings                                                                .00             9.52         10.45
                                                                               ----             ----         -----
Total weighted average rate paid on all interest-bearing liabilities           5.30             5.17          5.18
                                                                               ----             ----         -----
Weighted average interest rate spread (spread between weighted average yield on all interest earning assets and rate paid on all interest
     earning liabilities)                                                      2.64             2.89          2.94
                                                                               ====             ====          ====

Net yield on average interest-earning assets (net interest income as a
     percentage of average interest earning assets)                            3.49             3.78          2.89
                                                                               ====             ====          ====


Provisions for Loan Losses

Baxley's management believes the loan portfolio is adequately diversified considering lending requirements of savings banks. Baxley principally originates and underwrites loans secured by one to four family residences. Baxley has diversified by entering the commercial and consumer lending area and has participated in substantial commercial real estate lending with other lending institutions to expand its commercial base. The market area served by Baxley has not been a fast growing commercial community which has necessitated the purchase of loan participations over the years to maintain diversity.

     Baxley has not added to its provisions for loan losses since 1994. The loan loss has been deemed adequate and no additional charge has been required. Prior to 1994, reserves were increased based on Baxley entering the new area of commercial and consumer lending and encountering problems with the commercial real estate loans that were purchased. All of the problems with these loans have been corrected, except for one loan in amount of $502,628 which was restructured and is secured by commercial real estate. Baxley continues to monitor and classify this loan.

     The allowance for loan losses should be adequate to cover losses on specifically identified loans plus other losses inherent in the type of loans within the portfolio. Pursuant to SFAS No. 5, loan losses should be recognized when both of the following conditions are met: (i) it is probable the loan is impaired and (ii) the loss can be reasonably estimated. Losses on loans that meet this criteria should be recognized through a valuation allowance. Baxley's provision for loan losses is based on management's evaluation of the risk elements inherent in the loan classifications. The classifications indicate the risk of loss associated with a particular loan. After the loans have been classified, they are totaled by loan type and classification. Loss percentages for each category are generally based on factors such as (i) historical loss experience, (ii) trends in portfolio volume and composition, (iii) level and trend of non-performing assets, (iv) off balance sheet credit risk, (v) known deterioration of credit, certain classes of loans, or pledged collateral, (vi) extent to which loan renewals or modifications are utilized to maintain loans in a current status,
(vii) current economic conditions that bear on the collectibility of loans in the portfolio, (viii) quality and effectiveness of internal lending policies and procedures, (ix) experience, ability and depth of lending management and staff,
(x) specific loan problems, and (xi) findings and recommendations from regulatory examinations. Based on management's review of these factors and the indentification of certain problem loans in the portfolio, management believes that the allowance for loan losses is appropriate at the current time.

     In arriving at this determination, management considered all the factors outlined above and the following trend was noted. Delinquent loans in the over 60 day group of mortgage loans has increased over the last three years from 0.56% in 1996 to 0.66% in 1997 to 0.78% in 1999. This past due rate approaches the overall provision for loan loss percentage of 0.83%. The commercial and consumer delinquency rate has been more volatile with percentages of 0.59% in 1996, 1.04% in 1997 and 0.26% in 1998.

     Baxley has determined that loans in the amount of $317,000 should be placed on nonaccrual status. Other loans past due 60 days or more total $252,000. In addition to these loans, Baxley has other credit lines totaling $1,217,698 associated with bankruptcy filings, indicating potential problems with such lines. The bankruptcy loans by type include $667,872 in single family mortgage loans, $502,628 in commercial real estate loans and $47,198 in consumer loans. The loans are secured; however, current valuations of collateral are not available to Baxley. The ability of bankrupt customers to pay off their loans is a concern to Baxley. Baxley does not attempt to completely allocate its reserve to all loan categories, as the overall loan portfolio's size easily reviewed as a whole. However, Baxley has made the following allocations:

                                                                                           Allowance as a
                                                             Percent of Loans              Percentage of
Types of Loans                        Allowance              in each category             Outstanding Loans
--------------                        ---------              -----------------            -----------------
                                                           (Dollars in thousands)
Single family mortgage loans             $  109                          84.44%                        0.14%
Commercial real estate                      396                           9.75%                        4.55%
Commercial business loans                    67                           0.72%                       10.37%
Consumer loans                              174                           5.09                         0.83%
                                         ------                         ------                        -----
                                         $  746                         100.00%                        0.83%
                                         ======                         ======                        =====

     Baxley's single family mortgage loans total $75,360,000 or 84.44% of the loan portfolio. All single family mortgage loans are collateralized by the personal residence of the customer. The reserve allocated to this category in the amount of $109,000 (0.14%) takes into consideration the long history Baxley has in this type of lending and the small loss experience in this type of loan.

     Baxley's commercial real estate consists of more volatile loans, including loans purchased from other institutions. The reserve of $396,000 takes into consideration these loans, as well as additions made prior to 1994 for the classified loan of $502,628. Although that loan is now current on its restructured basis, management does not believe that any reduction in the reserve should be made at this time.

     Baxley's commercial and consumer lending have been the most volatile areas, with loan charge offs of $14,940 in 1998, $19,806 in 1997 and $21,552 in 1996.
These amounts have been less from a percentage basis than the reserve for loan losses to loan totals. However, management, after reviewing the loans and looking at all current events, has decided not to reduce the reserve amounts. The reserve amounts are somewhat higher than historical numbers would indicate but do not materially distort the balance sheet or income statement. Management has determined that the elimination of the charge to the provision for loan losses should accommodate this concern.

Other Income and Other Expenses

     Other income remained fairly constant compared with prior years. During 1998, Baxley did not have any material events that affected either other income or other assets.

     Other expenses decreased $18,523 or 1.0% during 1998. Expenses for employee benefit plans decreased $71,396 or 29.2% because the last shares were released from Baxley's Employee Stock Option Plan ("ESOP") plan in June 1997 and the last shares were awarded in Baxley's Recognition and Retention Plan in May 1997.

     During 1998, Baxley continually examined each phase of its operations for opportunities to reduce expenses. Baxley incurred $750,473 in income tax expense for 1998 based on applicable income tax rates at December 31, 1998.

Financial Condition at December 31, 1997 and December 31, 1996

     Total assets decreased $826,985 from December 31, 1996 to December 31, 1997. Loan balances increased $3,616,096 or 4.3%. Loan demand remained strong throughout 1997 and management took advantage of this demand by offering competitive loan products and exceptional service. The majority of the increase in loans was in the one-to-four family residential mortgage category. However, interest bearing deposits decreased $4,428,835, which accounted for the overall decrease in Baxley's assets during 1997. Interest bearing deposits decreased because Baxley paid a dividend of $7.00 per share in September 1997 totaling $3,860,367.

     The balance in the Real Estate Acquired in Settlement of Loans account remained at $-0- at December 31, 1997. This was representative of management's commitment to maintain higher quality loans and quick turn around of its foreclosed property.

     Deposits remained fairly stable with an increase at year-end of $1,223,219 or 1.4%. This increase represented an increase in the local market for deposits. Prior to 1997, generally all of the growth had been in higher paying certificates of deposit. During 1997, Baxley experienced some competitive pressures on its deposit rates; but, has been able to maintain its position without a significant decrease in its interest margin.

     Retained earnings decreased by $2,802,028 for the year ending December 31, 1997. As mentioned above, a special dividend of $7.00 per share totaling $3,860,367 was paid during the third quarter of 1997. Baxley declared this dividend after review of its financial condition, earnings performance and anticipated future needs. This review indicated a sound financial condition and Baxley believed there would be little or no impact as a result of this special dividend. Baxley declared a dividend of $0.81 per share totaling $446,700 in December 1997.

     Earnings for the 12 months ending December 31, 1997 totaled $1,505,039. Miscellaneous stock options and ESOP activities resulted in minor adjustments to equity during this period. Baxley's capital position was substantially in excess of all regulatory requirements during this period.

Comparison of Operating Results for the Years Ended December 31, 1997 and December 31, 1996

General

     Baxley reported net income of $1,505,039 in 1997, an increase of $490,284. The return-on-average assets for the 1997 period increased to 1.47% from 1.02% for the 1996 period. This increase was due primarily to an increase in interest income and a decrease in other expenses. Net interest income after provision for loan losses increased by $107,788. Other income increased by a total of $18,149 and other expenses decreased $663,062. Several factors, as discussed below, contributed to the increases and decreases in these areas.

Interest Income

     Total interest income increased $234,010 for the year or 3.0%. The major portion of this rise in interest income was in loans where interest income from loans increased $247,271 or 3.5%.

     Average loans increased $3,417,000 during the year ended December 31, 1997, resulting in higher interest income. However, the smaller increase in interest income was due to the fact that the increase in yield from the 1996 period to the 1997 period dropped six basis points.

Interest Expense

     Total interest expense increased $126,222 or 3.1% for the year. The increase was attributed to an increase in average interest-bearing deposits of $2,591,000. The average rate paid on these liabilities decreased by one basis point during the year. Baxley's interest rate spread dropped from 2.94% in 1996 to 2.89% in 1997.

Provision for Loan Losses

     Baxley's provision for loan losses was based on management's evaluation of the risk elements inherent in the loan portfolio. The elements included possible declines in the value of collateral due to changing economic conditions and depreciation over time, size and composition of the loan portfolio, current economic conditions that might affect a borrower's ability to pay, review of specific problem loans, findings and recommendations from regulatory examinations, historical charge-off experience and levels of non-performing and past due loans. Based upon management's review of these elements, Baxley determined that the allowance for loan losses was adequate during 1997. Therefore, no additional provision for loan losses was required.

Other Income and Other Expenses

     Other income increased $18,149 or 4.4% during 1997. Deposit service charges accounted for the majority of this increase. An increase in deposit balances as well as an emphasis by management to collect non-sufficient funds fees were the reasons for the increase in deposit service charges.

     Other expenses decreased $663,062 or 26.6% during 1997. In 1996, all thrifts had to pay a special assessment to recapitalize the SAIF. This assessment cost Baxley $492,598 in 1996. Because of the special assessment, Baxley's federal insurance premiums were significantly lower for the year ended December 31, 1997. Federal insurance premiums decreased $122,876 or 69.7%, not including the special assessment. Compensation, employee benefit plans and other personnel expenses decreased $97,533 or 9.5% due to the retirement of two long-time employees at the end of 1996. Also, expenses for employee benefit plans decreased because the last shares were released from the ESOP plan in June 1997 and the last shares were awarded in Baxley's Recognition and Retention Plan in May 1997.

     During 1997, Baxley continually examined each phase of its operations for opportunities to reduce expenses. Baxley incurred $860,353 in income tax expense for the year based on applicable income tax rates at December 31, 1997.

Impact of Inflation and Changing Prices

     Baxley's financial statements and related data presented in this Proxy Statement/Prospectus have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The majority of assets and liabilities of Baxley are monetary in nature; therefore, they differ greatly from most commercial and industrial companies that have significant investments in fixed assets and inventories. However, inflation does have an important impact on the growth of total assets of financial institutions and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-asset ratio.

     A significant impact of inflation is reflected in other expenses and operating costs which tend to rise during periods of inflation.

     Interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of Baxley's assets and liabilities are critical to the maintenance of acceptable performance levels.

     Management believes the most significant impact on financial results is Baxley's ability to react to changes in interest rates. Management attempts to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations. However, even if management could achieve a balanced position, there would still remain interest rate risk because of the uncertainty in the assumptions used to calculate prepayment and withdrawal levels.

                             COMPARITIVE RIGHTS OF
                              BAXLEY SHAREHOLDERS
                             AND PAB SHAREHOLDERS


     At the Effective Time, the shareholders of Baxley, a federal stock association, will become shareholders of PAB, a Georgia corporation, and, as a result, Georgia law will govern shareholder rights after the consummation of the Merger. Differences between the Georgia Business Corporation Code (the "GBCC") and the laws and regulations of the OTS (collectively, "OTS Regulations") and between PAB's Articles of Incorporation (the "PAB Articles") and PAB's Bylaws (the "PAB Bylaws") and Baxley's Federal Stock Charter (the "Baxley Charter") and Baxley's Bylaws (the "Baxley Bylaws") will result in certain changes in the rights of Baxley shareholders. Set forth below is a summary comparison of the material differences between the rights of Baxley shareholders and PAB shareholders.

     The information set forth below does not purport to be a complete discussion of the differences in the rights of Baxley shareholders and PAB shareholders and is qualified in its entirety by reference to the full text of the Baxley Charter and the Baxley Bylaws, the PAB Articles and the PAB Bylaws, and the applicable provisions of the GBCC and OTS Regulations to which Baxley shareholders are referred.

Authorized Capital Stock

     Baxley. Baxley is authorized to issue 8,000,000 shares of common stock, $0.01 par value per share, of which 551,481 shares are currently issued and outstanding. Baxley is also authorized to issue 2,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding.

     PAB. PAB is authorized to issue 98,500,000 shares of common stock, no par value per share, of which 8,290,197 shares were issued and outstanding as of June 23, 1999. As of June 23, 1999, 399,550 shares of PAB Common Stock were reserved for issuance upon the exercise of outstanding stock options under the PAB 1994 Employee Stock Option Plan, 377,310 shares of PAB Common Stock were reserved for issuance under the PAB Dividend Reinvestment and Common Stock Purchase Plan and no shares of PAB Common Stock were reserved for issuance under the PAB 1999 Stock Option Plan. PAB is also authorized to issue 1,500,000 shares of preferred stock, no par value per share, of which no shares were issued and outstanding as of June 23, 1999. Any shares of a series of preferred stock issued may have such designations, powers, preferences, and rights as conferred on it by PAB's Board of Directors.

Cumulative Voting

     Baxley. The Baxley Charter provides that every shareholder entitled to vote in an election for directors has the right to cumulate his or her votes. Cumulative voting means the right to vote the number of shares owned by a shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of the shareholder's shares, or to distribute such votes on the same principle among any number of candidates.

     PAB. Under the GBCC, unless a corporation's articles of incorporation provide otherwise, shareholders are not granted cumulative voting rights. The PAB Articles do not provide for cumulative voting rights. Accordingly, each PAB shareholder is entitled to one vote for each share held of record by such holder.

Number and Election of Directors

     Baxley. The Baxley Bylaws provide that the number of directors must be fixed at eight and that the directors must be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class is elected annually.

   PAB. The PAB Articles provide that PAB's Board of Directors must not have less than nine members and that the number of directors may be fixed from time to time by a majority vote of the PAB directors. Pursuant to the GBCC, PAB's Board of Directors may not exceed 25 members. PAB's Board of Directors currently has 15 members and, after the Effective Time, will be increased to 17 members to accommodate the two Baxley directors who will serve as directors of PAB pursuant to the Merger Agreement. Similar to Baxley's Board of Directors, PAB's Board of Directors is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class is elected annually.

Nominations of Directors

     Baxley. The Baxley Bylaws provide that Baxley's Board of Directors is to act as a nominating committee for the selection of management nominees for election as directors. Baxley shareholder nominations are permitted and will be voted upon at any annual meeting of shareholders if made in writing and delivered to the Secretary of Baxley at least five days prior to the date of the annual meeting. Neither the Baxley Bylaws nor the Baxley Charter requires any specific information to be contained in the written notice of nomination. Baxley's Board of Directors is required to post any shareholder nominations in a conspicuous place in each office of Baxley and to print ballots containing the names of all nominees for director within 20 days prior to the annual meeting. A failure of Baxley's Board of Directors to act permits nominations for directors to be made by Baxley shareholders at the annual meeting by any shareholder entitled to vote at such meeting.

     PAB. PAB's Board of Directors also serves as the nominating committee for the selection of management nominees for election as directors. PAB shareholder nominations are permitted at any annual meeting of shareholders and such nominations will be voted upon in accordance with the SEC's discretionary voting rules.

Removal of Directors

     Baxley. Under the Baxley Bylaws, at a meeting of shareholders called expressly for that purpose, any director may be removed only for cause by a vote of a majority of the shares then entitled to vote at the election of directors. If less than the entire Baxley Board of Directors is to be removed, no director may be removed if the votes cast against the removal would be sufficient to elect a director cumulatively at an election of the class of directors of which the director is a part.

     PAB. Pursuant to the PAB Articles and the GBCC, a member of PAB's Board of Directors may be removed only at a meeting of shareholders called expressly for that purpose and by a two-thirds (2/3) vote of the total issued and outstanding shares of PAB Common Stock.

Adjournment and Notice of Meetings of Shareholders

     Baxley. The Baxley Bylaws require that notice of any shareholder meeting be delivered to shareholders entitled to vote at such meeting not fewer than 20 days nor more than 50 days before the date of the meeting. The Baxley Bylaws provide that when any shareholders' meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of an original meeting. It is not necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting to which such adjournment is taken.

     PAB. Except as required by the GBCC, the PAB Bylaws require that notice of any shareholder meeting be delivered to shareholders entitled to vote at such meeting not fewer than 10 days nor more than 50 days before the date of the meeting. Under the GBCC, if a shareholders' meeting is adjourned, notice need not be given of the meeting's new date, time and place if they are announced at the meeting before adjournment. However, if a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Special Meetings of Shareholders

     Baxley. OTS Regulations provide that, unless otherwise provided in the Baxley Charter, special meetings of shareholders may be called by Baxley's Board of Directors or upon the request of the holders of 10% or more of the shares entitled to vote at the meeting, or by such other persons as may be specified in the Baxley Bylaws. The Baxley Bylaws provide that special meetings of shareholders may be called at any time by the Chairman of Baxley's Board of Directors, the President of Baxley, or a majority of Baxley's Board of Directors. The Baxley Bylaws provide that the Chairman of Baxley's Board of Directors, the President of Baxley or the Secretary of Baxley must call a special meeting of shareholders upon the written request of the holders of not less than 10% of all of the outstanding capital stock entitled to vote at the meeting.

   PAB. Under the PAB Bylaws, special meetings may be called by the Chairman of PAB's Board of Directors, the President of PAB, or the Chairman of PAB's Board of Directors or the President of PAB when so directed by PAB's Board of Directors or by two or more directors in writing. In addition, the PAB Articles permit shareholders to call a special meeting upon the written request of the holders of at least two-thirds (2/3) of all of the outstanding capital stock entitled to vote at the meeting.

Shareholder Proposals

   Baxley. The Baxley Bylaws require that any new business proposed to be taken up at an annual meeting of Baxley shareholders by any shareholder must be stated in writing and filed with the Secretary of Baxley at least five days before the date of the annual meeting in order to be considered and voted upon at such meeting. However, Baxley shareholders are permitted to make any proposal at an annual meeting which proposal may be discussed and considered but will not be voted upon until any adjourned, special or annual meeting taking place 30 days or more thereafter.

   PAB. PAB shareholders are permitted to make any proposal at any annual meeting which proposal may be discussed and considered. However, pursuant to the SEC's proxy rules, PAB management is able to vote proxies in its discretion if (i) PAB receives notice of the proposal at least 45 days before the date on which PAB first mailed its proxy materials for the prior year's annual meeting statement and advises shareholders in the current proxy statement about the nature of the proposal and how management intends to vote on such matter or (ii) PAB does not receive notice of the proposal at least 45 days before the date on which PAB first mailed its proxy materials for the prior year's annual meeting.

Indemnification of Officers and Directors

   Baxley. The Baxley Charter and the Baxley Bylaws do not address the issue of officer and director indemnification. OTS Regulations provide that a savings association must indemnify any director, officer or employee by reason of the fact that he or she is or was a director, officer or employee only (i) if a final judgment on the merits is in his or her favor or (ii) in case of settlement, a final judgment against him or her, or a final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors determine that he or she was acting in good faith and within what he or she reasonably could perceive to be in the scope of his or her employment and in the best interests of the association. An association must give the OTS 60 days notice of its intent to indemnify.

   There is no parallel provision in the Baxley Charter or the Baxley Bylaws to that in the PAB Articles which requires Baxley to advance to an officer, director or other employer the expenses of defending an action brought against him in such capacity. OTS Regulations permit a savings association's board of directors to advance payment of such expenses and authorized the board to obtain such agreement or to apply such conditions as it deems necessary to ensure repayment in the event the indemnification is later determined to be improper.

   In contrast to the GBCC, neither OTS Regulations, the Baxley Charter nor the Baxley Bylaws requires mandatory indemnification of officers, directors and other employees for reasonable expenses incurred in defense of any claim or action when any such officer, director or employee has prevailed on the merits of such claim or action.

   Under OTS Regulations, an association is permitted, but not required, to obtain insurance to protect itself and its directors, officers and employees. Unlike the GBCC, OTS Regulations do not permit insurance to be obtained by Baxley for losses stemming from the willful or criminal misconduct of any director, officer or employee. Baxley maintains insurance to the extent allowed by OTS Regulations for the benefit of its officers and directors.

     PAB. Sections 14-2-850 through 14-2-859 of the GBCC provide for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Under the GBCC, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him or her.

     The PAB Bylaws provide for mandatory indemnification of directors, officers, employees, or agents of PAB in the circumstances required by Georgia law. The PAB Bylaws also provide that PAB shall indemnify any person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of PAB, or is or was serving at the request of PAB as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, if he or she acted in a manner he or she reasonably believed to be in, or not opposed to the best interests of PAB and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Limitation of Personal Liability of Directors

     Baxley. There is no provision limiting director liability in the Baxley Charter or the Baxley Bylaws and such limitation is not permitted by OTS Regulations.

     PAB. The GBCC permits a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for breach of the director's duty of care or other duty as a director, subject to several limitations. The PAB Articles include such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     The PAB Articles provide that a director will not be personally liable to PAB or its shareholders for monetary damages for breach of fiduciary duty as a director except for (i) any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the types of liability set forth in Section 14-2-832 of the GBCC, dealing with unlawful distributions to shareholders, and (iv) any transactions from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of PAB only if he or she is a director of PAB and is acting in his or her capacity as director, and do not apply to officers of PAB who are not directors.

Amendment of Articles of Incorporation/Federal Stock Charter and Bylaws

     Baxley. OTS Regulations and the Baxley Charter provide that, except as otherwise provided, no amendment may be made unless it is first proposed and approved by Baxley's Board of Directors and thereafter approved by a majority of the shareholders. OTS Regulations further provide that if the proposed charter amendment is not covered by provisions specified in the OTS Regulations, an association first must obtain the prior approval of the OTS. The Baxley Bylaws provide that they may be amended by either a majority of the shareholders or a majority of Baxley's Board of Directors.

     PAB. Under the PAB Articles, a two-thirds (2/3) vote of the total issued and outstanding shares of PAB Common Stock is required in order to alter, amend, delete or rescind the provision in the Articles of Incorporation requiring a two-thirds (2/3) vote. The PAB Bylaws may be altered or amended and new Bylaws may be adopted by PAB's Board of Directors at any annual, regular or special meeting of PAB's Board of Directors.

                           REGULATORY CONSIDERATIONS

     The following discussion sets forth important elements of the regulatory framework applicable to banks and bank holding companies, such as PAB, and provides specific regulatory information regarding PAB and Baxley.

General

     As a registered bank holding company, PAB is subject to the supervision of, and to regular inspection by, the Federal Reserve. The bank subsidiaries of PAB are organized as state chartered banks, which are subject to regulation, supervision and examination by the Georgia Department. Baxley is a federal stock association, which is subject to regulation, supervision and examination by the OTS. Upon consummation of the Merger, Baxley will be the only subsidiary of PAB that is not a state chartered bank. In addition to banking laws, regulations and regulatory agencies, PAB, its subsidiaries and Baxley are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which, directly or indirectly, affect the operations and management of PAB and Baxley and their ability to make distributions. The following discussion summarizes several aspects of those laws and regulations that affect PAB and Baxley.

     The activities of PAB and those of the banks it controls or, in which it holds more than 5% of the voting stock, are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as PAB, are required to obtain prior approval of the Federal Reserve to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than their home states beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to several restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in the U.S. Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on PAB, its subsidiaries and Baxley cannot be determined at this time.


Capital and Operational Requirements

     The Federal Reserve, the FDIC and the OTS have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve risk-based guidelines define a two-tier capital framework.
"Tier I capital" consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier II capital" consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier I capital and Tier II capital less investments in unconsolidated subsidiaries represents qualifying "total capital," at least 50% of which must consist of Tier I capital. Risk-based capital ratios are calculated by dividing Tier I capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier I capital ratio is 4% and the minimum total capital ratio is 8%. PAB's Tier I capital and total risk-based capital ratios under these guidelines at June 30, 1999 were 12.47% and 13.62% respectively, and Baxley's were 14.10% and 27.30% respectively.

     The "leverage ratio" is determined by dividing Tier I capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. PAB's and Baxley's leverage ratios at June 30, 1999 were 9.96% and 14.10%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier I risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier I capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier I capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of PAB's banking subsidiaries and Baxley is considered "well capitalized."

     Banking agencies have also adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

Distributions

     PAB and Baxley derive funds for cash distributions to their respective shareholders from a variety of sources, including cash and temporary investments. The primary source of PAB's funds, however, is dividends received from its banking subsidiaries. Each of PAB's banking subsidiaries and Baxley is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under several circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit the payment thereof.

     In addition to the foregoing, the ability of PAB's banking subsidiaries and Baxley to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The rights of PAB, Baxley, their respective shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

"Source of Strength" Policy

     According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking subsidiary of a bank holding company such as PAB or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to several exceptions.

Recent Legislative Developments

     Because of concerns relating to the competitiveness and the safety and soundness of the financial services industry, the United States Congress continues to consider two proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. The proposals, one of which has been passed by the House of Representatives and the other by the Senate, generally would modernize longstanding law governing the separation between banks, insurers and brokers. The bills would allow banks, securities firms and insurers to own one another but differ on how ownership may be structured and how regulatory control will be exercised. While the bills would allow banks to enter commercial lines of businesses, they differ as to whether non-financial companies may own thrifts, such as Baxley. The bills also increase regulations regarding the sharing of account and other customer information. The bills have been sent to a conference committee consisting of House and Senate members where the differences are being discussed and one compromise bill may be produced. Accordingly, we cannot predict what legislation, if any, will be adopted. However, we do not believe either of the proposed bills would materially impact the current operations of Baxley, other than, perhaps, increasing the competition for financial services.

                             ADJOURNMENT PROPOSAL

     In the event that Baxley does not have sufficient votes to approve the Merger Agreement at the Special Meeting, Baxley intends to adjourn the Special Meeting to permit further solicitation of proxies. If sufficient votes exist to approve the Merger Agreement, then a motion to adjourn the Special Meeting will not be necessary. For example, in the event that more than 50% of the outstanding shares of Baxley Common Stock, but less than 66 2/3%, have been voted in favor of the Merger Agreement, the Special Meeting could be adjourned to enable the further solicitation of additional proxies so that the requisite vote can be obtained. Shareholders who wish to vote against the Merger Agreement should consider whether they wish to vote in favor of a proposal that enables Baxley to continue to solicit proxies in favor of the Merger Agreement. Baxley can only use proxies received by it at the time of the Special Meeting to vote for adjournment, if necessary, by submitting the question of adjournment to Baxley shareholders as a separate matter for consideration.

     The Board of Directors of Baxley recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxy holders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Baxley adjourns the Special Meeting, Baxley will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the Special Meeting.

                                    EXPERTS

     The consolidated financial statements of PAB as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Stewart, Fowler & Stalvey, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Baxley as of and for the years ended at December 31, 1998 and 1997 included in this Proxy Statement/Prospectus and in the Registration Statement have been audited by H.H. Burnet & Company, P.C., independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of such firm as experts on accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of PAB Common Stock being offered hereby is being passed upon for PAB by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP, counsel for PAB, will also opine as to certain federal income tax consequences of the Merger. See "THE MERGER -- Material Federal Income Tax Consequences." Additional legal matters relating to the Merger are being passed upon for PAB by Troutman Sanders LLP, Atlanta, Georgia, and for Baxley by Malizia Spidi & Fisch, PC, Washington, D.C.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In order to be eligible for inclusion in Baxley's proxy materials for next year's annual meeting of Baxley shareholders, if the Merger is not consummated, any shareholder proposal to take action at that meeting must be received at Baxley's main office at 219 East Parker Street, Baxley, Georgia 31513-2001, no later than November 26, 1999.

     In the event that Baxley receives notice of a shareholder proposal to take action at next year's annual meeting of Baxley shareholders, if the Merger is not consummated before the time of such meeting, that is not submitted for inclusion in Baxley's proxy material, or is submitted for inclusion but is properly excluded from its proxy material, the persons named in the proxy sent by Baxley to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment if notice of the proposal is not received at Baxley's main office by February 9, 2000. The Bylaws of Baxley provide that if notice of a shareholder proposal to take action at next year's annual meeting is not received at Baxley's main office within five days of that meeting, the proposal will not be eligible for presentation at that meeting.

     If any matters should properly come before the next annual meeting or any adjournment or postponement of the next annual meeting, it is intended that proxies will be voted in accordance with the judgment of the persons named on the proxy. If Baxley did not have notice of a matter on or before February 9, 2000, it is expected that the persons named on the proxy card will exercise discretionary authority when voting on that matter.

     Any shareholder proposal intended for inclusion in PAB's proxy statement for next year's annual meeting of shareholders must be received at the principal offices of PAB not later than November 29, 1999. In addition, the proxy solicited by PAB's Board of Directors for that meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting unless PAB is provided with notice of such proposal by February 11, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     PAB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by PAB at the SEC's public reference rooms in Washington D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PAB's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the Amex at 86 Trinity Place, New York, New York 10006.

     PAB has filed a Registration Statement on Form S-4 to register with the SEC PAB Common Stock to be issued to Baxley shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of PAB in addition to a proxy statement of Baxley for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows PAB to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by PAB. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that PAB has previously filed with the SEC. These documents contain important information about PAB and its business.

PAB Filings (SEC File No. 1-11923)                  Period/As of date
----------------------------------                  ----------------------------

 . PAB's Annual Report on Form 10-K as filed on      Year ended December 31, 1998
  March 31, 1999

 . PAB's Quarterly Report on Form 10-Q as filed on   Quarter ended March 31, 1999
  May 14, 1999

 . PAB's Quarterly Report on Form 10-Q as filed on   Quarter ended June 30, 1999
  August 16, 1999

 . The description of PAB common stock
  contained in PAB's Registration Statement on Form 8-A/A, as filed on July 3, 1996, and any amendment or report filed for the purpose of updating such description


     PAB further incorporates by reference additional documents that PAB files with the SEC between the date of this Proxy Statement/Prospectus and the consummation of the Merger or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     PAB has supplied all of the information contained or incorporated by reference in this Proxy Statement/Prospectus relating to PAB and Baxley has supplied all of the information contained in this Proxy Statement/Prospectus relating to Baxley.

     If you are a Baxley shareholder, you can obtain any of the documents incorporated by reference in this Proxy Statement/Prospectus from PAB, the OTS, the SEC or the SEC's Internet web site as described above. The OTS maintains a public reference room located at 1700 G Street N.W., Washington DC 20552. All documents incorporated by reference may be examined, without charge, and may be copied at prescribed rates at that location. Documents incorporated by reference are available from PAB without charge, excluding all exhibits, except those that PAB has specifically incorporated by reference in this Proxy Statement/Prospectus. Baxley shareholders may obtain documents incorporated by referenced in this Proxy Statement/Prospectus by requesting them in writing or by telephone from PAB. See "REFERENCE TO ADDITIONAL INFORMATION" located on the inside front cover of this Proxy Statement/Prospectus for further details on how to request documents incorporated by reference from PAB.


     You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated October 19, 1999. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to Baxley shareholders nor the issuance of PAB Common Stock in the Merger may create any implication to the contrary. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder may, under any circumstances, create an implication that there has been no change in the affairs of PAB or Baxley since the date hereof or that the information herein is correct as of any time subsequent to its date.

                          BAXLEY FEDERAL SAVINGS BANK

                         INDEX TO FINANCIAL STATEMENTS


                                                                               PAGE
                                                                               ----
Audited Financial Statements

Report of H.H. Burnet & Company, P.C., Independent Auditors...............      F-2

Statements of Financial Condition as of December 31, 1998 and 1997........      F-3

Statements of Income for the twelve months ended December 31, 1998,
  1997 and 1996...........................................................      F-5

Statements of Changes in Stockholders' Equity for the twelve months
  ended December 31, 1998, 1997 and 1996..................................      F-7

Statements of Cash Flows for the twelve months ended December 31, 1998,
  1997 and 1996...........................................................      F-8

Notes to Financial Statements.............................................      F-11

Unaudited Financial Statements

Balance Sheets as of June 30, 1999........................................      F-32

Statements of Income and Comprehensive Income for the three months and
  six months ended June 30, 1999 and 1998................................       F-34

Statements of Cash Flows for the six months ended June 30, 1999 and
  1998....................................................................      F-36

Notes to Unaudited Financial Statements...................................      F-38

                               February 3, 1999

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Baxley Federal Savings Bank
Baxley, Georgia 31513

         We have audited the accompanying statements of financial condition of Baxley Federal Savings Bank as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the institution's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Baxley Federal Savings Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                     Respectfully submitted,


                                     /s/ H. H. BURNET & COMPANY, P.C.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                       STATEMENTS OF FINANCIAL CONDITION

                                                                           December 31,
                                                                        1998          1997
                                                                  ------------------------------
ASSETS
------
Cash and Due from Banks                                            $    853,460  $    800,191
Interest Bearing Deposits in Banks                                    9,978,729     4,316,447
Federal Funds Sold                                                      775,000       400,000
                                                                   ------------  ------------
Total Cash and Cash Equivalents                                    $ 11,607,189  $  5,516,638

Investment Securities Available for Sale,
 at Fair Value (Note 1 & 2)                                           4,462,333     4,571,058
Loans Receivable (Net) (Note 1 & 3)                                  88,037,502    87,639,745
Premises and Equipment, Net
 (Note 1 & 4)                                                         1,505,809     1,554,103
Investment Required By Law -
 Federal Home Loan Bank Stock,
 at Cost (Note 6)                                                       786,200       749,400
Accrued Interest Receivable (Note 5)                                    589,240       600,625
Other Assets                                                            122,641        94,148
                                                                   ------------  ------------
Total Assets                                                       $107,110,914  $100,725,717
                                                                   ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

LIABILITIES
-----------
Deposits (Note 7)                                                   $90,831,155   $85,912,544
Accrued Interest Expense                                                 60,818        68,195
Other Liabilities                                                       805,275       599,802
Dividends Payable                                                       452,214       446,700
                                                                    -----------   -----------
Total Liabilities                                                   $92,149,462   $87,027,241
                                                                    -----------   -----------

Commitments (Note 10)


  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                       STATEMENTS OF FINANCIAL CONDITION

                                                         December 31,
                                                  1998                  1997
                                           -----------------------------------------
STOCKHOLDERS' EQUITY (Note 1 & 11)
--------------------
Common Stock $.01 par value, shares
 authorized - 8,000,000,
 shares issued and outstanding, 1998
 and 1997 - 551,481                        $      5,515                 $      5,515
Additional Paid-In Capital                    5,280,496                    5,280,496
Common Stock Acquired by ESOP (Note 13)               0                            0
Common Stock Acquired by RRP (Note 15)                0                            0
Retained Earnings (Note 9)                    8,594,646                    7,711,108
Accumulated Other Comprehensive Income        1,080,795                      701,357
                                           ------------                 ------------
Total Stockholders' Equity                 $ 14,961,452                 $ 13,698,476
                                           ------------                 ------------

Total Liabilities and
 Stockholders' Equity                      $107,110,914                 $100,725,717
                                           ============                 ============

  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                             STATEMENTS OF INCOME


                                                For the Twelve Months
                                                        Ended
INTEREST AND                                         December 31,
DIVIDEND INCOME                               1998         1997         1996
---------------                           ----------   ----------   ----------
 Interest -
  Loans (Note 1)                          $7,375,261   $7,272,503   $7,025,232
  Mortgage-Backed Securities                  79,165      110,947      136,680
  Investment Securities                      116,998      137,394      130,857
  Federal Funds & FHLB Overnight             270,113      436,717      435,489
 Dividends                                    70,806       64,333       59,626
                                          ----------   ----------   ----------
Total Interest & Dividend Income          $7,912,343   $8,021,894   $7,787,884
                                          ----------   ----------   ----------

INTEREST EXPENSE
----------------
 Interest on Deposits (Note 7)            $4,434,906   $4,252,710   $4,121,069
 Interest on Other Borrowings
  (Note 13)                                        0        2,065        7,484
                                          ----------   ----------   ----------

Total Interest Expense                    $4,434,906   $4,254,775   $4,128,553
                                          ----------   ----------   ----------

Net Interest Income                       $3,477,437   $3,767,119   $3,659,331

Provision for Loan Loss (Note 1 & 3)               0            0            0
                                          ----------   ----------   ----------
Net Interest & Dividend Income
 After Provision for Loan Loss            $3,477,437   $3,767,119   $3,659,331
                                          ----------   ----------   ----------

OTHER INCOME
------------
 Loan Fees                                $  118,532   $  108,539   $  122,400
 Other Fees                                  271,496      288,102      257,765
 Other Income                                 28,717       30,112       28,439
                                          ----------   ----------   ----------

Total Other Income                        $  418,745   $  426,753   $  408,604
                                          ----------   ----------   ----------

OTHER EXPENSES
--------------
 Compensation -
  Officers, Directors, Employees          $  732,118   $  688,108   $  690,902
 Employee Benefit Plans and
  Other Personnel Expenses (Note 12)         172,808      244,204      338,943
 Office Occupancy                            167,937      160,826      162,831
 Furniture & Equipment Expense               114,080      100,353       93,576
 Advertising                                  55,525       66,196       53,214
 Stationery and Supplies                      95,061       98,962       83,033
 Professional Expense                         48,465       48,697       45,754
 Federal Insurance Premiums                   51,534       53,514      176,390
 SAIF Special Assessment                           0            0      492,598
 Supervisory Examinations                     32,827       32,606       31,551
 Data Processing Expense                     191,642      188,075      175,500
 Other Expenses                              146,949      146,939      147,250
 Loss on Sale of Foreclosed Property           1,011            0            0
                                          ----------   ----------   ----------

  Total Other Expenses                    $1,809,957   $1,828,480   $2,491,542
                                          ----------   ----------   ----------

Income Before Income Tax Expense          $2,086,225   $2,365,392   $1,576,393
                                          ----------   ----------   ----------

  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                             STATEMENTS OF INCOME

                                                  For the Twelve Months
                                                          Ended
                                                        December 31,
                                              1998         1997          1996
                                          -----------   -----------   -----------
Income Tax Expense (Note 8)               $   750,473   $   860,353   $   561,638
                                          -----------   -----------   -----------

Net Income                                $ 1,335,752   $ 1,505,039   $ 1,014,755
                                          -----------   -----------   -----------

Other Comprehensive Income,
 Before Tax:
  Unrealized holding gains
   arising during the period              $   611,996   $   390,326   $   152,245
  Income tax expense related
   to items of other
   comprehensive income                      (232,558)    ( 148,324)     ( 57,853)
                                          -----------   -----------   -----------

  Other Comprehensive Income,
   net of tax                             $   379,438   $   242,002   $    94,392
                                          -----------   -----------   -----------

Comprehensive Income                      $ 1,715,190   $ 1,747,041   $ 1,109,147
                                          ===========   ===========   ===========

Per Share Data Based on
 Weighted Average
 Outstanding Shares

Basic Earnings Per Share                  $      2.42   $      2.82   $      1.94
                                          ===========   ===========   ===========
Diluted Earnings Per share                $      2.41   $      2.81   $      1.89
                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                Common Stock                         Common         Common                      Accumulated
                           ---------------------     Additional      Stock          Stock                       Other
                           Number of                 Paid-In       Acquired by    Acquired by       Retained    Comprehensive
                           Shares        Amount      Capital          ESOP           RRP            Earnings    Income
                           ---------   ---------     -----------   ------------   -----------     ------------- -------------
Balance,
 December 31, 1995           527,601   $  5,276      $ 4,926,348   $    (92,581)  $   (62,820)    $   9,921,677 $  364,963

Common Stock Issued
 Under Stock Option
  Plans                        1,519   $     15      $    15,174   $          0   $         0     $           0 $        0
Common Stock Issued
 by RRP                                       0           35,094              0        35,520                 0          0
Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1996                            0                0              0             0         1,014,755          0
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $281,540                           0                0              0             0                 0     94,392
Payment to ESOP                               0                0         46,290             0                 0          0
Less: Dividends Declared
 $.80 Per Share                               0                0              0             0          (423,296)         0
Compensation Expense for
 Market Value Over
 Cost for ESOP
 Allocations                                  0           22,736              0             0                 0          0
                           ---------   ----------    -----------   ------------   -----------     ------------- ----------

Balance,
 December 31, 1996           529,120   $    5,291    $ 4,999,352   $    (46,291)  $   (27,300)    $  10,513,136 $  459,355
                           =========   ==========    ===========   ============   ===========     ============= ==========


                                Total
                             -----------
Balance,
 December 31, 1995           $ 15,062,863

Common Stock Issued
 Under Stock Option
  Plans                      $     15,189
Common Stock Issued
 by RRP                            70,614
Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1996              1,014,755
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $281,540                94,392
Payment to ESOP                    46,290
Less: Dividends Declared
 $.80 Per Share                  (423,296)
Compensation Expense for
 Market Value Over
 Cost for ESOP
 Allocations                       22,736

                             ------------
Balance,
 December 31, 1996           $ 15,903,543
                             ============

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                Common Stock                         Common         Common                      Accumulated
                           ---------------------     Additional      Stock          Stock                       Other
                           Number of                 Paid-In       Acquired by    Acquired by       Retained    Comprehensive
                           Shares        Amount      Capital          ESOP           RRP            Earnings    Income
                           ---------   ---------     -----------   ------------   -----------     ------------- -------------

Common Stock Issued
 Under Stock Option
  Plans                       22,361   $      224    $   233,386   $          0   $         0     $           0 $             0
Common Stock Issued
 by RRP                                         0         27,628              0        27,300                 0               0
Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1997                              0              0              0             0         1,505,039               0
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $429,864                             0              0              0              0                0         242,002
Payment to ESOP                                 0              0         46,291              0                0               0
Less: Dividends Paid
 $7.00 Per Share                                0              0              0              0       (3,860,367)              0
Compensation Expense for
 Market Value Over
 Cost for ESOP Allocations                      0         30,130              0              0                0               0
Less: Dividends Declared
 $.81 Per Share                    0            0              0              0              0       (  446,700)              0
                             -------       ------    -----------       ---------     ----------      -----------   ------------

Balance,
December 31, 1997            551,481       $5,515     $5,280,496      $       0     $        0      $ 7,711,108   $     701,357
                             =======       ======    ===========      =========     ==========      ===========   =============


Common Stock Issued
 Under Stock Option
  Plans                           $    223,610
Common Stock Issued
 by RRP                                 54,928
Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1997                   1,505,039
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $429,864                    242,002
Payment to ESOP                         46,291
Less: Dividends Paid
 $7.00 Per Share                   ( 3,860,367)
Compensation Expense for
 Market Value Over
 Cost for ESOP Allocations              30,130
Less: Dividends Declared
 $.81 Per Share                    (   446,700)
                                  ------------

Balance,
December 31, 1997                 $ 13,698,476
                                  ============

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                Common Stock                         Common         Common                      Accumulated
                           ---------------------     Additional      Stock          Stock                       Other
                           Number of                 Paid-In       Acquired by    Acquired by       Retained    Comprehensive
                           Shares        Amount      Capital          ESOP           RRP            Earnings    Income
                           ---------   ---------     -----------   ------------   -----------     ------------- -------------
Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1998                       0            0            0              0              0     1,335,752               0
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $662,423                      0            0            0              0              0             0         379,438
Less: Dividends Declared
 $.82 Per Share                                       0            0              0              0    (  452,214)              0
                                   -------       ------   ----------      ---------     ----------   ------------- -------------

Balance,
 December 31, 1998                 551,481       $5,515   $5,280,496      $       0     $        0   $ 8,594,646    $  1,080,795
                                   =======       ======   ==========      =========     ==========   ===========    ============


Comprehensive Income
Net Income for Twelve
 Months Ended
 December 31, 1998                   1,335,752
Other Comprehensive Income,
 Net of Tax
 Change in Unrealized
 Appreciation on Securities
 Available for Sale, Net
 of Tax of $662,423                    379,438
Less: Dividends Declared
 $.82 Per Share                    (   452,214)
                                  ------------
Balance,
 December 31, 1998                $ 14,961,452
                                  ============

  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                            STATEMENTS OF CASH FLOWS


                                             For the Twelve Months
                                                     Ended
                                                   December 31,
                                         1998          1997          1996
                                     ------------  ------------  ------------
Cash Flows from Operating
 Activities:

Net Income                            $1,335,752    $1,505,039    $1,014,755
                                      ----------    ----------    ----------

Adjustments to Reconcile
 Net Income to Net Cash
 Provided by Operating
 Activities:
  Depreciation                        $  133,041    $  121,708    $  113,759
  (Discount Accretion) Net of
   Premium Amortization                    1,821           299         3,247
  Provision for Loan
   Losses                                      0             0             0
  Compensation Expense on
   Issuance of Stock Options                   0             0             0
  Compensation Expense for Market
    Value Over Cost for ESOP
    Allocations                                0        30,130        22,736
  Expense for Issuance of Common
   Stock to MRP/DRP Participants               0        54,928        70,614
  FHLB Stock Dividend                    (36,800)      (50,300)      (30,900)
  (Gain) Loss on Sale of
   REO                                     1,011             0             0
  (Gain) Loss on Sale of Premises
   and Equipment                               0             0         4,684
  Deferred Charges, Net                    8,263        13,228       (21,990)

Changes in Operating Assets
 and Liabilities:
  (Increase) Decrease in
   Accrued Interest Receivable            11,385       (29,231)       25,178
  (Increase) Decrease in
   Other Assets                          (34,244)       29,445       (30,363)
  Increase (Decrease) in
   Accrued Interest Payable               (7,377)       (2,155)      (58,131)
  Increase (Decrease) in
   Other Liabilities                     (27,086)       74,657       133,069
                                      ----------    ----------    ----------

Total Adjustments                     $   50,014    $  242,709    $  231,903
                                      ----------    ----------    ----------

Net Cash Provided by
 Operating Activities                 $1,385,766    $1,747,748    $1,246,658
                                      ----------    ----------    ----------

  The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                            STATEMENTS OF CASH FLOWS

                                                 For the Twelve Months
                                                         Ended
                                                      December 31,
                                            1998          1997            1996
                                         -----------   -----------   -------------
Cash Flows from Investing Activities:

  (Increase) Decrease in Loans           $  (548,061)  $(3,635,075)   $(3,656,907)
    Purchase of Securities
   Available for Sale                       (752,968)     (503,394)    (1,741,610)
  Proceeds from Maturities and
   Principal Repayments of
   Securities Available for Sale           1,471,870     1,096,410      1,920,458
  Purchases of Premises
   and Equipment                             (84,747)     (306,388)       (73,514)
  Proceeds from Sale of
   Other Real Estate Owned                   146,780             0         73,100
                                         -----------   -----------   ------------

Net Cash Used By
 Investing Activities                    $   232,874   $(3,348,447)  $ (3,478,473)
                                         -----------   -----------   ------------

Cash Flows from Financing Activities:
 Net Deposits from Customers             $ 4,918,611   $ 1,223,219    $ 1,544,837
 Proceeds from Issuance of
  Stock Options                                    0       223,610         15,190
 Payment on Other Borrowings                       0       (43,075)       (40,077)
 Dividends Paid                             (446,700)   (4,283,663)      (395,701)
                                         -----------   -----------    -----------

Net Cash Provided By
 Financing Activities                    $ 4,471,911   $(2,879,909)   $ 1,124,249
                                         -----------   -----------    -----------

Net Increase (Decrease) in
 Cash and Cash Equivalents               $ 6,090,551   $(4,480,608)   $(1,107,566)

Cash and Cash Equivalents at
 Beginning of Year                         5,516,638     9,997,246     11,104,812
                                         -----------   -----------    -----------

Cash and Cash Equivalents at
 End of Year                             $11,607,189   $ 5,516,638    $ 9,997,246
                                         ===========   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BAXLEY, GEORGIA
                            STATEMENTS OF CASH FLOWS

                                      For the Twelve Months
                                              Ended
                                          December 31,
                                 1998         1997         1996
                              -----------  -----------  -----------

Supplemental Disclosures
 of Cash Flow Information:
 Cash Paid For:
   Interest                    $4,442,283   $4,256,930   $4,186,684
   Income Taxes                   727,300      807,591      493,191


Supplemental Disclosures of Non-Cash Investing Activities:

     Loans Receivable of approximately $142,041, $5,750, and $73,100 were transferred to Real Estate Acquired in Settlement of Loans and Other Repossessed Assets during the years ended December 31, 1998, 1997, and 1996, respectively.

     Total increase in unrealized gain on securities available for sale was $611,997, $390,326, and $152,246 for the years ending December 31, 1998, 1997 and 1996, respectively.


The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


          The accounting and reporting policies of Baxley Federal Savings Bank conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant of those policies that the Institution follows in preparing and presenting its financial statements.


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

          Prior to June 19, 1990, Baxley Federal Savings Bank was a Federally Chartered Mutual Savings and Loan Institution regulated by the Office of Thrift Supervision (OTS). In a special meeting held June 19, 1990, members of Baxley Federal Savings and Loan Association adopted a Federal Mutual Savings Bank Charter and the corporate name was changed to Baxley Federal Savings Bank. Baxley Federal Savings Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank on June 27, 1991. Operations are conducted at the home office in Baxley, Georgia and a branch office in Hazlehurst, Georgia.

     Use of Estimates
     ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains appraisals for significant properties.

          The Bank extends credit to customers throughout its market area with a concentration in real estate mortgage loans secured by one to four family residences. The real estate loan portfolio is substantially secured by properties located throughout Southeast Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay such loans is dependent upon the economy in the Bank's market area.

          While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Use of Estimates - Continued
----------------

near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investments in Securities
-------------------------

     Baxley Federal adopted FASB 115 effective January 1, 1994. As of this date, the Bank's investments in securities have been classified as securities available for sale.

     Securities available for sale consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as securities to be held to maturity.

     Prior to 1994, all of Baxley Federal's investments were classified as held to maturity.

     Unrealized holding gains and losses, net of tax, on securities available for sale are included in other comprehensive income.

     Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

     The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Loans and the Allowance for Loan Losses
---------------------------------------

     Loans are stated at their unpaid principal balances net of unearned discounts, allowance for loan losses and deferred loan fees. Unearned discount is taken into income using the interest method.

     Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in fiscal 1996. In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Loans and the Allowance for Loan Losses - Continued
---------------------------------------

should report income on an impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods required by certain industry regulators. The Company adopted SFAS 114 and SFAS 118 effective January 1, 1996. This adoption required no increase to the allowance for loan losses and had no impact on net income in 1996.

     Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

     The Bank provides separate valuation allowances for estimated losses on consumer loans and estimated losses on mortgage loans and real estate owned. Additions to allowances are charged to expense and reduced by charge-offs, net of recoveries.

Foreclosed Real Estate
----------------------

     Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate. Costs relating to improvement of the real estate are capitalized.

Premises and Equipment
----------------------

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Income Taxes
------------

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation and deferred loan expenses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Loan Origination and Commitment Fees
------------------------------------

     Loan origination fees, net of certain direct origination costs, are deferred and amortized on a basis that approximates level yield over the contractual lives of the underlying loans. In addition, fees for a commitment to originate or purchase loans are offset against direct loan origination costs incurred to make such commitments. The net amounts are deferred and, if the commitment is exercised, recognized over the life of the related loan as a yield adjustment or, if the commitment expires unexercised, recognized as income upon expiration of the commitment. For the twelve months ended December 31, 1998, 1997, and 1996, respectively, net income included $49,900, $10,783, and $45,126 net of nonrefundable fees and costs. Loans receivable is reduced by $164,474 and $156,211 of unamortized nonrefundable fees and costs at December 31, 1998 and 1997.

Cash and Cash Equivalents
-------------------------

     The Bank considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

Earnings Per Share
------------------

     In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilutive securities using the treasury stock method. The Bank adopted the requirements of SFAS No. 128 in the year ended December 31, 1997. Prior years EPS amounts have been restated to conform to SFAS 128. Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding of 551,481, 534,576, and 524,006

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Earnings Per Share -- Continued
-------------------------------

during the years ended December 31, 1998, 1997, and 1996, respectively. The dilutive effect of stock options in the number of 1,204, 1,204, and 12,303 has been considered in the computation of diluted earnings per share for the three years ended December 31, 1998.

Fair Values of Financial Instruments
------------------------------------

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

     Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

     Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

     Deposits: - Continued
     ----------------------

     offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

     Short-term borrowings: The carrying amounts of short-term borrowings approximate their fair values.

Reclassifications
-----------------

          Certain reclassifications of prior year amounts have been made to conform to those classifications used in the accompanying financial statements.

Recent Accounting Pronouncements
--------------------------------

          SFAS No. 131, "Disclosure about Segments of an Enterprise and
     Related Information" was issued in June 1997 and is effective for the Bank for the year beginning January 1, 1998. SFAS No. 131 establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Bank does not have any significant changes to its reporting format in response to SFAS No. 131.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 will be effective for the Bank's year ending December 31, 2000. The Bank does not currently have any derivative instruments nor is it involved in hedging activities.

          In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) which provides guidance for the accounting of such costs. SOP 98-1 is effective for the Bank for the year ending December 31, 1999. This SOP is not expected to have a significant effect on the Bank.

          In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5) which requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 will not have any effect on the Bank.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(2)  INVESTMENT SECURITIES
     ---------------------

          The carrying amounts of investment securities as shown in Baxley Federal's statements of financial condition and their approximate fair values at December 31, 1998 and 1997 are as follows:

                               December 31, 1998
                               -----------------
Securities Available for Sale
-----------------------------
                                       Gross       Gross
                         Amortized   Unrealized  Unrealized        Fair
                           Cost        Gain        Losses          Value
                         ----------  ----------  ----------     ----------
     U.S. Government
      Obligations        $1,002,126  $    7,640    $      0     $1,009,766
     Federal Agency
      Obligations           752,681       3,655      (  867)       755,469
     Other Securities        88,561   1,708,806      (3,813)     1,793,554
     Mortgage Backed
      Securities            875,747      27,797           0        903,544
                         ----------  ----------    --------     ----------
                         $2,719,115  $1,747,898    $( 4,680)    $4,462,333
                         ==========  ==========    ========     ==========

                               December 31, 1997
                               -----------------
Securities Available for Sale
-----------------------------
                                       Gross         Gross
                         Amortized   Unrealized   Unrealized       Fair
                            Cost        Gain        Losses         Value
                         ----------  ----------   ----------    ----------
     U.S. Government
      Obligations        $2,005,486  $    7,805    $ (   86)    $2,013,205
     Federal Agency
      Obligations                 0           0           0              0
     Other Securities        88,561   1,102,926      (5,137)     1,186,350
     Mortgage Backed
      Securities          1,345,791      29,311      (3,599)     1,371,503
                         ----------  ----------    --------     ----------
                         $3,439,838  $1,140,042    $ (8,822)    $4,571,058
                         ==========  ==========    ========     ==========

          The scheduled maturities of securities available for sale at December 31, 1998 were as follows:

                                           Amortized      Fair
                                             Cost         Value
                                          -----------  -----------
          No Contractual Maturity          $   88,561   $1,793,554
          Due in One Year or Less           1,046,512    1,054,571
          Due After One Year Through
           Five Years                         752,681      755,469
          Due After Five Years Through
           Ten Years                          703,846      716,639
          Due After Ten Years                 127,515      142,100
                                           ----------   ----------
                                           $2,719,115   $4,462,333
                                           ==========   ==========

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


INVESTMENT SECURITIES - Continued
---------------------

     The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

     Assets in the amount of $1,750,000 for each of the twelve months ended December 31, 1998 and 1997, are pledged to various local governing authorities to secure public deposits and for other purposes required or permitted by law.

     The Bank did not sell any investments during the years ending December 31, 1998 and 1997.


(3)  LOANS RECEIVABLE
     ----------------

     Loans receivable at December 31, 1998 and 1997 consisted of the following:

                                              December 31,
                                           1998         1997
                                        -----------  -----------
  First Mortgage Loans                  $79,305,579  $78,314,774
  Equity Line Loans                       1,018,919    1,186,283
  Loans to Depositors,
   Secured by Savings                     1,190,818    1,478,842
  Participation                           2,076,087    2,853,458
  Consumer and Other                      5,656,352    5,412,487
                                        -----------  -----------
                                        $89,247,755  $89,245,844
                                        -----------  -----------
   Less:
   Loans in Process                     $   300,091  $   696,688
   Unearned Interest                              0            0
   Allowance for Loan Losses                745,688      753,200
   Net Deferred Loan Origination Fees       164,474      156,211
                                        -----------  -----------
                                        $ 1,210,253  $ 1,606,099
                                        -----------  -----------
                                        $88,037,502  $87,639,745
                                        ===========  ===========

          At December 31, 1998 and 1997, the Bank had nonaccrual loans aggregating approximately $316,361 and $305,110, respectively, for which impairment had not been recognized.

          The institution was servicing loans sold aggregating -0- for both periods ended December 31, 1998 and 1997.

          Loans with carrying amounts of $138,280 and $-0- were transferred to foreclosed real estate in 1998 and 1997, respectively.

          Loans receivable includes loans to officers, directors and employees of the Bank totaling approximately $974,186 and $987,732 at December 31, 1998 and 1997, respectively. During 1998, $193,316 of new loans were made and repayments totaled $206,862.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


     LOANS RECEIVABLE - Continued
     ----------------

          Loans to directors and executive officers are made on substantially the same terms as loans to others. Mortgage loans are offered to employees at an interest rate which is one-half of one percent below the then going rate. Also, no loan fees are charged. Consumer loans are offered to employees at an interest rate which is one percent less than the then going rate.

     An analysis of changes in the allowance for loan losses is as follows:

                                 For the Twelve Months Ended
                                          December 31,
                                 1998        1997       1996
                              ----------  ----------  ---------
     Balance at Beginning
      of Period                 $753,200    $766,521   $783,101
      Provision for Loan Loss          0           0          0
                                --------    --------   --------
                                $753,200    $766,521   $783,101
                                --------    --------   --------

     Loans Charged Off          $ 14,940    $ 19,806   $ 21,552
     Less: Recoveries              7,428       6,485      4,972
                                --------    --------   --------
       Net Loan Charge-Offs     $  7,512    $ 13,321   $ 16,580
                                --------    --------   --------
     Balance at End
      of Period                 $745,688    $753,200   $766,521
                                ========    ========   ========

          At December 31, 1998, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to $53,940. The allowance for loan losses related to impaired loans amounted to $13,865 at December 31, 1998.


(4)  PREMISES AND EQUIPMENT
     ----------------------

          Premises and equipment are summarized as follows:

                                              December 31,
                                           1998         1997
                                        ----------   ----------
     Land                               $  160,831   $  160,831
     Buildings and improvements          1,749,488    1,748,287
     Furniture, fixtures and equipment     760,429      676,883
                                        ----------   ----------
                                        $2,670,748   $2,586,001
     Less: Accumulated depreciation      1,164,939    1,031,898
                                        ----------   ----------
                                        $1,505,809   $1,554,103
                                        ==========   ==========

          The income statements include depreciation expense of $133,041, $121,708, and $113,759 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(5)  ACCRUED INTEREST RECEIVABLE
     ---------------------------

     Accrued interest receivable is summarized as follows:

                                                   December 31,
                                                 1998       1997
                                               --------   --------
          Loans                                $545,992   $553,070
          Investment Securities                  21,943     20,425
          Mortgage-Backed Securities              5,114      7,922
          Other                                  16,191     19,208
                                               --------   --------
                                               $589,240   $600,625
                                               ========   ========

(6)  INVESTMENTS REQUIRED BY LAW
     ---------------------------


          Investment in stock of a Federal Home Loan Bank is carried at cost and is required of those institutions which utilize its services. No ready market exists for the stock, and it has no quoted market value.

(7)  DEPOSITS
     --------

          Deposits at December 31 are summarized as follows:

                             Weighted
                              Average
                              Rate at
                             December            1998                     1997
                             31, 1998      Amount     Percent      Amount       Percent
                             --------   -----------   -------      ------     -----------
     Demand and NOW
      Accounts including
      non-interest-
      bearing deposits of
      $3,565,833 in 1998
      and $3,443,550 in
      1997.                      1.35%  $10,927,803     12.03%  $10,357,999         12.06%
     Money Market                3.00     6,221,984      6.85     6,821,605          7.94
     Passbook Savings            3.00     4,381,269      4.82     4,852,276          5.64
                                        -----------  --------   -----------   -----------
                                        $21,531,056     23.70%  $22,031,880         25.64%
                                        -----------  --------   -----------   -----------

                             Weighted
                             Average
                             Rate at
                             December                1998                   1997
                             31, 1998         Amount     Percent      Amount       Percent
                             --------        --------  -----------  -----------  -----------
    Certificates of Deposit
     0.00% to  3.99%             3.66%    $   567,562          .62%           -            -
     4.00% to  4.49%             4.02         342,917          .38     $975,410         1.14%
     4.50% to  4.99%             4.85       1,191,646         1.30            -            -
     5.00% to  5.49%             5.22       9,327,019        10.30            -            -
     5.50% to  5.99%             5.77      10,982,486        12.09   27,653,978        32.19
     6.00% to  6.49%             6.05      44,154,475        48.60   31,609,059        36.79
     6.50% to  6.99%             6.74       1,233,119         1.36    1,574,206         1.83
     7.00% to  7.99%             7.00       1,500,875         1.65    2,068,011         2.41
     8.00% to  8.99%                -             -              -            -            -
     9.00% to 9.99%                 -             -              -            -            -
                                          -----------  -----------   -----------   -----------
                                          $69,300,099        76.30%  $63,880,664         74.36%
                                          -----------  -----------   -----------   -----------
                                 5.00%    $90,831,155       100.00%  $85,912,544        100.00%
                                          ===========  ===========   ===========   ===========

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


     DEPOSITS - Continued
     --------

          The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $21,206,768 and $16,384,893 at December 31,
     1998 and 1997, respectively.

          At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

         Year Ending December 31,
         ------------------------
                  1999                $58,316,277
                  2000                  7,330,818
                  2001                  1,845,897
                  2002                  1,320,486
                  2003                    426,621
                  After 2003               60,000
                                      -----------
                  Total               $69,300,099
                                      ===========

          The Bank held deposits of approximately $3,413,907 and $4,083,067 for related parties at December 31, 1998 and 1997, respectively.

          Interest expense on deposits for the periods indicated is summarized as follows:

                                            For the Twelve Months Ended
                                                    December 31,
                                           1998         1997         1996
                                        -----------  -----------  -----------
          Passbook accounts              $  149,228   $  172,088   $  169,014
          NOW & ICMA accounts               391,846      419,719      430,726
          Certificates                    3,916,968    3,679,196    3,538,663
                                         ----------   ----------   ----------
                                         $4,458,042   $4,271,003   $4,138,403
          Less:
          Early withdrawal penalties         23,136       18,293       17,334
                                         ----------   ----------   ----------
          Total                          $4,434,906   $4,252,710   $4,121,069
                                         ==========   ==========   ==========


(8)  INCOME TAXES
     ------------

          For income tax purposes, the Bank is permitted an annual bad debt deduction (not related to amounts of loan losses actually anticipated and charged to operations) in computing taxable income. The bad debt deduction is generally based on a percentage of taxable income before bad debt deduction or on actual bad debt experience. The maximum bad debt deduction allowable based on a percentage of taxable income is 8% beginning January 1, 1987. Bad debt deductions in excess of actual losses are deemed tax preference items and are subject to a minimum tax. The Institution used the percentage of taxable income method to determine the allowable bad debt deduction.

          Tax bad debt reserves created from income tax deductions are used to absorb losses on loans. If the reserves are used for any other purpose, such amounts are subject to tax at the then applicable rates. Since the Bank does not intend to use the reserves for purposes other

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


     INCOME TAXES - Continued
     ------------

     than to absorb loan losses, deferred income taxes have not been provided on such reserves. Retained earnings at December 31, 1998 and 1997 included approximately $2,537,220 for which no provision for income taxes was made. In the future, if the Bank does not meet Federal income tax requirements necessary to permit it to deduct bad debts based on a percentage of taxable income, these amounts could become taxable under the then prevailing rates. The unrecorded deferred liability on this amount was approximately $964,144.

          The provision for federal and state income taxes differs from that computed by applying statutory rates to income before income tax expense, as indicated in the following analysis:

                                            For the Twelve Months Ended
                                                    December 31,
                                           1998         1997         1996
                                        -----------  -----------  -----------
     "Expected" tax expense              $ 805,687    $ 913,654    $ 601,286
     Meals                                     354          482          645
     Tax-exempt dividend                         0            0            0
     Tax-exempt securities                 (22,031)     (32,238)     (30,662)
     Other                                  (5,483)      (5,922)      (7,135)
     Profit on REOS                              0            0            0
     Dividends on ESOP stock                     0       (1,286)      (2,486)
     Benefit of state income tax
      deduction                            (25,620)     (26,389)      (9,104)
     Compensation expense - ESOP                 0       12,052        9,094
     Non-deductible interest                   500            0            0
     Tax exempt interest on
      loans                                 (2,934)           0            0
                                         ---------    ---------    ---------
     Actual income tax expense           $ 750,473    $ 860,353    $ 561,638
                                         =========    =========    =========


          The current and deferred amounts of these tax provisions are as follows:

                       For the Twelve Months Ended
                              December 31,
                       1998       1997       1996
                     ---------  ---------  ---------
     Current
      Federal         $651,002   $740,822   $468,591
      State             64,049     65,972     22,760
                      --------   --------   --------
                      $715,051   $806,794   $491,351
                      --------   --------   --------
     Deferred
      Federal         $ 31,693   $ 47,921   $ 62,889
      State              3,729      5,638      7,398
                      --------   --------   --------
                      $ 35,422   $ 53,559   $ 70,287
                      --------   --------   --------
     Total Expense    $750,473   $860,353   $561,638
                      ========   ========   ========

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

     INCOME TAXES - Continued
     ------------

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                              For the Twelve Months Ended
                                                      December 31,
                                                  1998           1997
                                              ------------    ------------
     Deferred Tax Assets
      Accounting Change                        $       0       $  28,642
      Allowance for Loan Losses                  143,874         146,728
      Other                                        7,209           6,116
                                               ---------       ---------
        Total Deferred Tax Assets              $ 151,083       $ 181,486
                                               ---------       ---------

     Deferred Tax Liabilities
      Depreciation                                52,220          49,598
      Deferred loan expenses                     159,314         156,917
      FASB 115 market value adjustment           662,423         429,864
                                               ---------       ---------
        Total Deferred Tax Liabilities         $ 873,957       $ 636,379
                                               ---------       ---------
     Net Deferred Tax Assets (Liabilities)
      Under SFAS 109                           $(722,874)      $(454,893)
                                               =========       =========

          Due to the expectation of future taxable income, valuation reserves were determined to be immaterial.


(9)  RETAINED EARNINGS
     -----------------

          In connection with the insurance of savings accounts, the Institution is required to maintain a federal insurance reserve. The reserve, which aggregated $965,900 at December 31, 1998, is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on retained earnings of the Institution.


(10) COMMITMENTS AND CONTINGENT LIABILITIES
     --------------------------------------

          In the normal course of business, there are various outstanding commitments and contingent liabilities such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank does not anticipate losses as a result of these transactions.

          The Bank had commitments on mortgage loans of approximately $951,000 and $818,000 at December 31, 1998 and 1997, respectively.

          Commitments under lines of credit for loans totaled approximately $1,618,000 and $1,701,000 at December 31, 1998 and 1997, respectively. It is the opinion of management that such commitments do not involve more than the normal risk of loss.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(11) STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
     -------------------------------------------

          On February 19, 1991, the Board of Directors of Baxley Federal Savings Bank adopted a Plan of Conversion (Plan) to convert from a Federally chartered mutual savings bank to a Federally chartered stock savings bank. The Plan was approved by regulatory authorities and Institution members at a special meeting.

          Federal regulations permit Baxley Federal to pay dividends only from net earnings and retained earnings and do not permit Baxley Federal to pay cash dividends on common stock if its net worth would be reduced below the level required by the regulations or the amount required for the liquidation account established by the Plan of Conversion. In order to grant a priority to eligible account holders (as defined in the Plan of Conversion) in the event of future liquidation, Baxley Federal at the time of conversion, established a liquidation account in an amount equal to its net worth as of December 31, 1990, adjusted as described below. In the event of future liquidation of Baxley Federal, eligible account holders who continue to maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account based on their proportionate share of the then total remaining qualifying deposits. The total amount of the liquidation account will be decreased as the balances of eligible account holders are reduced on annual determination dates subsequent to the conversion. No dividends may be paid to stockholders if such dividends reduce the stockholders' equity of Baxley Federal below the amount required for the liquidation account.

          Baxley Federal may not declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause the stockholders' equity of Baxley Federal to be reduced below either the amount required for the liquidation account or the fully phased-in regulatory capital requirement imposed by the OTS.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

           The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Institutions categorized as "under-capitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary Federal regulator or by the

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(11) STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - Continued
     -------------------------------------------

     Federal Deposit Insurance Corporation, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days.

          To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

          While the Office of Thrift Supervision (OTS) and the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA) minimum capital requirements were not changed by FDICIA, an OTS regulated thrift rating will be determined using thresholds associated with the above capital categories. OTS minimum capital requirements are 1.5% tangible capital, 3% core capital and 8% risk-based capital. Therefore, an OTS-regulated thrift could meet all three of its OTS minimum capital requirements yet still be "undercapitalized" for purposes of prompt corrective action under FDICIA.

          Baxley Federal's capital position remains high compared to its peers and is substantially in excess of all regulatory requirements. The Savings Bank is not under any agreement with regulatory authorities nor is it aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Savings Bank. The Bank was categorized as "well capitalized" under the aforementioned FDICIA requirements. The following is a summary of the Bank's compliance with capital standards as of December 31, 1998.

                                                For Capital
                                       Adequacy Purposes and to Be
                                    Adequately Capitalized under the
                                         Prompt Corrective Action

                                    Actual                   Provisions
                              -----------------         ---------------------
                               Amount    Ratio           Amount        Ratio
                              --------  -------         --------      -------
                            (dollars in Thousands)     (dollars in Thousands)
As of December 31, 1998:
  Total Risk-Based Capital
   (to Risk-Weighted                                     *            *
    Assets)                    $15,365     26.7%         $4,607       8.0%
  Tier 1 Capital
   (to Risk-Weighted
    Assets)                     13,878     24.1%          2,303       4.0%
  Tier 1 Capital
   (to Adjusted Total
    Assets)                     13,878     13.1%          4,241       4.0%
  Tangible Capital
   (to Adjusted Total
    Assets)                     13,878     13.1%          1,590       1.5%
As of December 31, 1997:
  Total Risk-Based Capital
   (to Risk-Weighted
    Assets)                     13,680     24.9%          4,384       8.0%
  Tier 1 Capital
   (to Risk-Weighted
    Assets)                     12,994     23.7%          2,192       4.0%
  Tier 1 Capital
   (to Adjusted Total
    Assets)                     12,994     13.0%          4,001       4.0%
  Tangible Capital
   (to Adjusted Total
    Assets)                     12,994     13.0%          1,500       1.5%

* Greater than or equal to sign.

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS

(11) STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - Continued
     -------------------------------------------

     The following is a reconciliation of capital for the Bank under generally accepted accounting principles (GAAP) to regulatory capital:

                                     Risk-Based           Tier 1 (Core)           Tangible
                                       Capital               Capital               Capital
                                     ----------           -------------           --------
                                                     (Dollars in Thousands)
As of December 31, 1998:

  GAAP Capital                         $14,961              $14,961                $14,961
  Unrealized Losses (Gains)
    on Certain Available-for-
    Sale Securities Net of
    Taxes                                 (316)              (1,083)                (1,083)
  Allowances for Loan Losses               720                    -                      -
                                       -------              -------                -------
  Regulatory Capital                   $15,365              $13,878                $13,878

  Minimum Capital
    Requirement                          4,607                4,241                  1,590
                                       -------              -------                -------
  Regulatory Capital Excess            $10,758              $ 9,637                $12,288
                                       =======              =======                =======

As of December 31, 1997:

  GAAP Capital                         $13,698              $13,698                $13,698
  Unrealized Losses (Gains)
    on Certain Available-for-
    Sale Securities Net of
    Taxes                                 (704)                (704)                  (704)
  Allowance for Loan Losses                686                    -                      -
                                       -------              -------                -------
  Regulatory Capital                   $13,680              $12,994                $12,994
  Minimum Capital
    Requirement                          4,384                4,001                  1,500
                                       -------              -------                -------

Regulatory Capital Excess              $ 9,296              $ 8,993                $11,494
                                       =======              =======                =======



                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)



(12) PENSION AND RETIREMENT PLANS
     ----------------------------

          The Bank participates in the Financial Institutions Retirement Fund. The Bank makes contributions to the plan equal to the amounts accrued for pension expense. In this master multiple employer plan, the accumulated benefits and plan assets are not determined or allocated separately by individual employers. The Bank had no required contributions for the current plan year ending June, 1998. The total pension expense was $-0-, $9,861, and $30,042 for the years ended December 31, 1998, 1997 and 1996, for this Institution.

          On December 31, 1988, the Bank adopted the 401K thrift plan through the Financial Institutions Thrift Plan to commence March 1,1989. The plan covers substantially all of its employees. The employee participating may defer up to 15% of gross income. The Bank will match $.25 on a dollar of the employees contribution but will only consider the first 6% of the employees' total contribution as a ceiling on its matching responsibility. The total pension expense for the Bank's portion for the years ended December 31, 1998, 1997 and 1996, was $10,396, $9,806, and $10,211,
     respectively.


(13) EMPLOYEE STOCK OWNERSHIP PLAN
     -----------------------------

          In connection with its conversion to stock form on June 27, 1991, Baxley Federal established a leveraged Employee Stock Ownership Plan ("ESOP") for employees age 21 or older who have at least one year of credited service. As part of the conversion, the ESOP borrowed $293,250 from an unrelated third party lender and purchased 29,325 shares of Baxley Federal stock at $10 per share for a total of $293,250. All dividends received by the ESOP were used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The loan has been fully repaid as of December 31, 1997. The Bank accounted for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unearned ESOP shares in the statement of financial position.
     As shares were released from collateral, the Bank reported compensation expense equal to the current market price of the shares, and the shares became outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares were recorded as a reduction of retained earnings; dividends on unallocated ESOP shares were recorded as a reduction of debt and accrued interest. ESOP compensation expense was $-0-, $51,673, and $64,327 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(13) EMPLOYEE STOCK OWNERSHIP PLAN - Continued
     -----------------------------

     The ESOP shares as of December 31 were as follows:

                                               1997
                                           -----------

     Allocated shares                       25,306.341
     Shares released for allocation          4,018.659
     Unreleased shares                               -
                                           -----------

     Total ESOP shares                      29,325.000
                                           ===========

     Fair value of unreleased shares at
      December 31                          $         0
                                           ===========

(14) STOCK OPTION PLANS
     ------------------


          Also, in connection with the conversion, the Board of Directors adopted an Incentive Stock Option Plan ("Incentive Plan") and a Stock Option Plan for Outside Directors ("Directors Stock Option Plan"). Common stock in an aggregate amount equal to 10% of the shares issued in the conversion was reserved for issuance by Baxley Federal for stock options to be granted (at no cost to them) to directors and officers of Baxley Federal.

          Officers of Baxley Federal are eligible to receive options under the Incentive Plan. The Incentive Plan provides for the granting of options over the next 10 years, after which no options may be granted. The option price may not be less than 100% of the fair market value of the shares of common stock on the date of the grant and no option shall be exercisable more than 10 years after the date it is granted. 36,660 shares of common stock have been reserved for options under the Incentive Plan. On June 27, 1991, options to purchase 36,660 shares were granted to purchase common stock of Baxley Federal at the initial public offering price of $10.00 per share.

          Under the Directors Stock Option Plan, at the time of conversion, each eligible member of the Board was granted a single nonstatutory option to purchase shares of common stock. Under the Directors Stock Option Plan, 12,215 shares of common stock were reserved for issuance to eligible directors of Baxley Federal. On June 27, 1991, options to purchase 12,215 shares were granted to purchase common stock of Baxley Federal at the initial public offering price of $10.00 per share. Seven Board Members were granted options to purchase 1,745 shares each. All directors' stock options were exercised by the year ending December 31, 1995.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(14) STOCK OPTION PLANS - Continued
     ------------------

          The following is a summary of activity in the Incentive Stock Option
     Plan:

                                      Incentive Stock Option Plan
                                 -----------------------------------
                                               December 31,
                                      1998         1997       1996
                                 -----------   -----------  --------
    Options outstanding at
      beginning of period              2,394        24,755    26,274
     Options exercised                     0        22,361     1,519
     Options expired                   2,394             0         0
                                      ------       -------   -------
     Options outstanding at
      End of Period                        0         2,394    24,755
                                      ======       =======   =======

     Option prices per share:
       Options exercised              $   10       $    10    $   10
       Options outstanding at
        End of Period                 $   10       $    10    $   10

(15) BANK RECOGNITION AND RETENTION PLAN AND TRUSTS
     ----------------------------------------------

          Baxley Federal established a Management Recognition and Retention Plan and Trust ("MRP") and a Directors Recognition and Retention Plan and Trust ("DRP") (collectively, the "RRPs") as a method of providing officers and directors of Baxley Federal a proprietary interest in the Institution in a manner designed to encourage such persons to remain with Baxley Federal. The terms of each RRP were identical, and only the participants varied. Baxley Federal contributed funds to the RRPs to enable the MRP to purchase three percent and the DRP to purchase one percent of the total number of shares of common stock sold in the conversion. Because of excess stock subscription orders, shares were not available for purchase by the RRPs. In this event the RRPs may, following the conversion, purchase authorized but unissued shares of common stock from the Institution subject to stockholders' approval. Baxley Federal was authorized by the Board of Directors to issue 16,250 shares of common stock out of its authorized but unissued shares to the RRP at a purchase price of $10.00 per share, which was the same as the purchase price in the conversion, with such shares to be allocated 75% to MRP and 25% to DRP. The RRPs were submitted to stockholders for ratification and approved in April, 1992. Baxley Federal then issued 16,250 shares of common stock to the RRPs.

          The participants earned shares at the rate of 20% of the aggregate number of shares covered by the award at the end of each full twelve months of employment as of the anniversary date of such award. 2,730 shares of stock were awarded in May, 1997 and 3,552 shares were awarded in May 1996. All shares had been awarded by December 31, 1997. Expense for issuance of common stock to the MRP/DRP participants in the amounts of $-0-, $54,928, and $70,614 were incurred during the twelve month period ended April, 1998, 1997 and 1996, respectively.

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(16) DISCLOSURE OF ACCUMULATED OTHER COMPREHENSIVE INCOME
     ----------------------------------------------------

          During the first quarter ending March 31, 1998, Baxley Federal adopted FASB No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

                                                    December 31, 1998
                                         ---------------------------------------
                                                        Current-
                                         Beginning      Period        Ending
                                         Balance        Change        Balance
                                         ---------      ---------     ----------
     Unrealized Gains on
      Securities                          $701,357       $379,438     $1,080,795
                                          --------       --------     ----------
     Accumulated Other
      Comprehensive Income                $701,357       $379,438     $1,080,795
                                          --------       --------     ----------

                                                    December 31, 1997
                                         ---------------------------------------
                                                        Current-
                                         Beginning      Period        Ending
                                         Balance        Change        Balance
                                         ---------      ---------     ----------
     Unrealized Gains on
      Securities                          $459,355       $242,002     $  701,357
                                          --------       --------     ----------
     Accumulated Other
      Comprehensive Income                $459,355       $242,002     $  701,357
                                          --------       --------     ----------

                                                    December 31, 1996
                                         ---------------------------------------
                                                        Current-
                                         Beginning      Period        Ending
                                         Balance        Change        Balance
                                         ---------      ---------     ----------
     Unrealized Gains on
      Securities                          $364,963       $ 94,392     $  459,355
                                          --------       --------     ----------
     Accumulated Other
      Comprehensive Income                $364,963       $ 94,392     $  459,355
                                          --------       --------     ----------

                          BAXLEY FEDERAL SAVINGS BANK
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(17) FAIR VALUES OF FINANCIAL INSTRUMENTS
     ------------------------------------

          The estimated fair values of the Bank's financial instruments are as follows:

                                                       1998                        1997
                                            --------------------------  --------------------------
                                              Carrying        Fair        Carrying        Fair
                                               Amount        Value         Amount        Value
                                            ------------  ------------  ------------  ------------
     Financial Assets:
      Cash and due from Banks               $    853,460  $    853,460   $   800,191  $    800,191
      Interest Bearing Deposits in Banks       9,978,729     9,978,729     4,316,447     4,316,447
      Federal Funds Sold                         775,000       775,000       400,000       400,000
      Investment Securities                    4,462,333     4,462,333     4,571,058     4,571,058
      Loans Net of Allowance                  88,037,502    90,125,000    87,639,745    90,363,000
      Accrued Interest Receivable                589,240       589,240       600,625       600,625
                                            ------------  ------------   -----------  ------------

       Total Financial Assets               $104,696,264  $106,783,762   $98,328,066  $101,051,321
                                            ============  ============   ===========  ============

     Financial Liabilities:
      Deposits                              $ 90,831,155  $ 91,495,000   $85,912,544  $ 86,176,000
      Other Borrowings                                 0             0             0             0
      Accrued Interest payable                    60,818        60,818        68,195        68,195
                                            ------------  ------------   -----------  ------------

       Total Financial Liabilities          $ 90,891,973  $ 91,555,818   $85,980,739  $ 86,244,195
                                            ============  ============   ===========  ============

          The carrying amounts in the preceding table are included in the statements of financial condition under the applicable captions. It is not practicable to estimate the fair value of Federal Home Loan Bank (FHLB) stock because it is not marketable. The carrying amount of that investment is reported in the statements of financial condition.

                          BAXLEY FEDERAL SAVINGS BANK
                                BALANCE SHEETS

                                                    June 30,    December 31,
                                                      1999          1998
                                                  ------------  ------------
ASSETS
------

Cash and Due from Banks                           $  1,051,846   $   853,460
Interest Bearing Deposits in Banks                   8,083,085     9,978,729
Federal Funds Sold                                     975,000       775,000
                                                  ------------   -----------

Total Cash and Cash Equivalents                   $ 10,109,931   $11,607,189


Investment Securities Available for
 Sale, at Fair Value                                 4,064,640     4,462,333
Loans Receivable, Net (Note 1 & 2)                  87,151,583    88,037,502
Premises and Equipment, Net (Note 1)                 1,449,083     1,505,809
Investment Required by Law -
 Federal Home Loan Bank Stock, at Cost                 782,900       786,200
Accrued Interest Receivable                            562,815       589,240
Other Assets                                           136,917       122,641
                                                  ------------   ------------
Total Assets                                      $104,257,869   $107,110,914
                                                  ============   ============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
LIABILITIES
-----------
Deposits (Note 3)                                 $ 87,898,498   $ 90,831,155
Accrued Interest Expense                                88,656         60,818
Other Liabilities                                      783,939        805,275
Dividends Payable                                            0        452,214
                                                  ------------   ------------
Total Liabilities                                 $ 88,771,093   $ 92,149,462
                                                  ------------   ------------

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                                BALANCE SHEETS


                                                      June 30,   December 31,
                                                        1999         1998
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (Note 1)
--------------------
Common Stock $.01 par value, shares
 authorized - 8,000,000,
 shares issued and outstanding
 March 31, 1999, 551,481                           $      5,515  $      5,515
Additional Paid in Capital                            5,280,496     5,280,496
Retained Earnings                                     9,253,580     8,594,646
Accumulated Other Comprehensive
 Income                                                 947,185     1,080,795
                                                   ------------  ------------

Total Stockholders' Equity                         $ 15,486,776  $ 14,961,452
                                                   ------------  ------------

Total Liabilities and Stockholders'
 Equity                                            $104,257,869  $107,110,914
                                                   ============  ============

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                             STATEMENTS OF INCOME


                                                                      Three Months                     Six Months
                                                                   Ended        Ended              Ended        Ended
                                                                  June 30,     June 30,           June 30,     June 30,
                                                                   1999         1998               1999          1998
                                                                 ----------   ----------         ----------   ----------
INTEREST AND DIVIDEND INCOME
----------------------------
Interest
  Loans  (Note 1)                                                $1,732,290   $1,863,351         $3,488,104   $3,722,042
  Mortgage-Backed Securities                                         13,351       21,010             28,318       43,998
  Investment Securities                                              28,188       31,250             55,832       61,581
  Federal Funds & FHLB Overnight                                    129,989       46,345            255,464       96,080
  Dividends                                                          18,691       17,932             37,270       34,619
                                                                 ----------   ----------         ----------   ----------
    Total Interest & Dividend Income                             $1,922,509   $1,979,888         $3,864,988   $3,958,320

INTEREST EXPENSE
----------------
  Interest on Deposits                                           $1,041,477   $1,082,623         $2,128,540   $2,160,504
  Interest on Borrowings                                                  0            0                  0            0
                                                                 ----------   ----------         ----------   ----------
    Total Interest Expense                                       $1,041,477   $1,082,623         $2,128,540   $2,160,504
                                                                 ----------   ----------         ----------   ----------
Net Interest Income                                              $  881,032   $  897,265         $1,736,448   $1,797,816
Provision for Loan Loss (Note 1)                                          0            0                  0            0
                                                                 ----------   ----------         ----------   ----------
Net Interest & Dividend Income After Provision
  for Loan Loss                                                  $  881,032   $  897,265         $1,736,448   $1,797,816
                                                                 ----------   ----------         ----------   ----------
OTHER INCOME
------------
  Loan Fees                                                      $   27,014   $   31,586         $   55,520   $   60,483
  Other Fees                                                         66,213       68,526            131,627      135,509
  Other Income                                                        9,158        8,020             17,672       15,963
                                                                 ----------   ----------         ----------   ----------
    Total Other Income                                           $  102,385   $  108,132         $  204,819   $  211,955
                                                                 ----------   ----------         ----------   ----------
OTHER EXPENSES
--------------
  Compensation -- Officers, Directors, Employees                 $  200,807   $  174,831         $  399,227   $  359,821
  Employee Benefit Plans and Other
    Personnel Expenses                                               42,249       42,749             84,840       85,929
  Office Occupancy                                                   40,296       42,701             78,379       80,938
  Furniture & Equipment Expense                                      26,666       28,286             54,215       53,942
  Advertising                                                        13,416       11,286             25,803       21,865
  Stationery & Supplies                                              21,167       23,988             48,005       48,069

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                             STATEMENTS OF INCOME


                                                                      Three Months                     Six Months
                                                                   Ended        Ended              Ended        Ended
                                                                  June 30,     June 30,           June 30,     June 30,
                                                                   1999         1998               1999          1998
                                                                 ----------   ----------         ----------   ----------
OTHER EXPENSES -- CONTINUED
  Professional Expense                                               12,050       12,588             25,157       24,765
  Federal Insurance Premiums                                         13,154       13,163             26,432       26,330
  Supervisory Examinations                                            7,693        8,212             15,635       16,674
  Data Processing Expense                                            49,060       48,208            100,087       95,790
  Other Expenses                                                     30,996       31,888             59,912       64,940
                                                                 ----------   ----------         ----------   ----------
    Total Other Expenses                                         $  457,554   $  437,900         $  917,692   $  879,063
                                                                 ----------   ----------         ----------   ----------
  Income Before Income Tax Expense                               $  525,863   $  567,497         $1,023,575   $1,130,708
                                                                 ----------   ----------         ----------   ----------
Income Tax Expense:
  Current                                                        $  187,273   $  193,682         $  362,788   $  392,570
  Deferred                                                              252        8,244              1,852        9,855
                                                                 ----------   ----------         ----------   ----------
    Total Income Tax Expense (Note 4)                            $  187,525   $  201,926         $  364,640   $  402,425
                                                                 ----------   ----------         ----------   ----------
Net Income                                                       $  338,338   $  365,571         $  658,935   $  728,283
                                                                 ----------   ----------         ----------   ----------
Other Comprehensive Income, Before Tax:
  Unrealized holding gains (losses) arising during
    the period                                                   $   (9,467)  $  (12,260)        $ (215,500)  $ (138,035)
Income tax benefit (expense) related to
  items of other comprehensive income                                 3,598        4,659             81,890      (52,453)
                                                                 ----------   ----------         ----------   ----------
Other Comprehensive Income, Net of Tax                           $   (5,869)  $   (7,601)        $ (133,610)  $   85,582
                                                                 ----------   ----------         ----------   ----------
Comprehensive Income                                             $  332,469   $  357,970         $  525,325   $  813,865
                                                                 ==========   ==========         ==========   ==========
Per Share Data Based on Weighted Average
  Outstanding Shares

Basic Earnings Per Share                                         $      .61   $      .66         $     1.19   $     1.32
                                                                 ==========   ==========         ==========   ==========

Diluted Earnings Per Share                                       $      .61   $      .66         $     1.19   $     1.32
                                                                 ==========   ==========         ==========   ==========

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                           STATEMENTS OF CASH FLOWS

                                                                       Six Months Ended
                                                                           June 30,
                                                                       1999                1998
                                                               ------------        ------------
Cash Flows from Operating Activities:
Net Income                                                      $  658,935          $   728,283
                                                                ----------          -----------
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
  Depreciation                                                  $   63,606          $    60,711
  (Discount Accretion) Net of Premium Amortization                   1,065                  690
  Provision for Loan Loss                                                0                    0
  Deferred Charges, Net                                             17,037              (11,023)
  (Gain) Loss on Sale of Other Repossessed Assets                        0                1,011
  FHLB Stock Dividend                                                    0              (36,800)
  (Gain) Loss on Sale of Fixed Assets                                    0                    0

Changes in Operating Assets and Liabilities:
  Increase (Decrease) in Accrued Interest Payable                   27,838               32,857
  Increase (Decrease) in Other Liabilities                          60,555               51,128
  Decrease (Increase) in Accrued Interest Receivable                26,425               (4,862)
  Decrease (Increase) in Other Assets                              (14,276)              (6,697)
                                                                ----------          -----------
    Total Adjustments                                           $  182,250          $    87,015
                                                                ----------          -----------
Net Cash Provided by Operating Activities                       $  841,185          $   815,298
                                                                ----------          -----------
Cash Flows from Investing Activities:
  (Increase) Decrease in Loans                                  $  868,882          $(1,358,272)
  Purchases of Securities Available for Sale                      (759,103)            (250,078)
  Purchases of Premises and Equipment                               (6,880)             (57,337)
  Proceeds from Maturities and Principal Repayments of
    Securities Available for Sale                                  940,230              751,111
  Proceeds from Sale of Other Real Estate Owned                          0              132,330
  Proceeds from Sale of Premises and Equipment                           0                    0
  Redemption of Federal Home Loan Bank Stock                         3,300                    0
                                                                ----------          -----------
Net Cash Provided (Used) by Investing Activities                $1,046,429          $  (782,246)
                                                                ----------          -----------

The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                           STATEMENTS OF CASH FLOWS


                                                  Six Months Ended
                                                       June 30,
                                                    1999           1998
                                             -----------     ----------
Cash Flows from Financing Activities:
  Net Deposits from Customers                $(2,932,658)    $ (475,555)
  Dividends Paid                                (452,214)      (446,700)
  Proceeds from Issuance of Stock Options              0              0
                                             -----------     ----------

Net Cash Provided (Used) by Financing
 Activities                                  $(3,384,872)    $ (922,255)
                                             -----------     ----------

Net Increase (Decrease) in Cash
 and Cash Equivalents                        $(1,497,258)    $ (889,203)
Cash and Cash Equivalents at
 Beginning of Period                          11,607,189      5,516,638
                                             -----------     ----------

Cash and Cash Equivalents at
 End of Period                               $10,109,931     $4,627,435
                                             ===========     ==========

Supplemental Disclosures of Cash
 Flow Information:

 Cash Paid During the Year For:
  Interest                                   $ 2,100,702     $2,127,647
  Income Taxes                                   326,756        389,300


Supplemental Disclosures of Non-Cash Investing Activities:

     Total Increase (Decrease) in unrealized gain on securities available for sale was $(133,610) and $85,582 for the years ending June 30, 1999 and 1998.


The accompanying notes are an integral part of these financial statements.

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS

     The accounting and reporting policies of Baxley Federal Savings Bank conform to generally accepted accounting principles and to general practice within the savings and loan industry.

     The information included in the accompanying financial statements and related notes as of June 30, 1999 and December 31, 1998 and for the six months ended June 30, 1999 and 1998 is unaudited, but in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of such interim periods.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

          Baxley Federal Savings Bank is a Federally Chartered Mutual Savings and Loan Institution regulated by the Office of Thrift Supervision (OTS). In a special meeting held June 19, 1990, members of Baxley Federal Savings and Loan Association adopted a Federal Mutual Savings Bank Charter and the corporate name was changed to Baxley Federal Savings Bank. Baxley Federal Savings Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank on June 27, 1991. Operations are conducted at the home office in Baxley, Georgia and a branch office in Hazlehurst, Georgia.

     Use of Estimates
     ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains appraisals for significant properties.

          The Bank extends credit to customers throughout its market area with a concentration in real estate mortgage loans secured by one to four family residences. The real estate loan portfolio is substantially secured by properties located throughout South- east Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay such loans is dependent upon the economy in the Bank's market area.

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


     Use of Estimates - Continued
     ----------------

          While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     Loans and the Allowance for Loan Losses
     --------------------------------------

          Loans are stated at their unpaid principal balances net of unearned discounts, allowance for loan losses and deferred loan fees. Unearned discount is taken into income using the interest method.

          Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on the nonaccrual status.

          Generally, interest income is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

          The allowance for loan losses is maintained at a level which, in the management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

          The Bank provides separate valuation allowances for estimated losses on consumer loans and estimated losses on

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


     Loans and the Allowance for Loan Losses - (Continued)
     --------------------------------------

     mortgage loans and real estate owned. Additions to allowances are charged to expense and reduced by charge-offs, net of recoveries.

     Investment in Securities
     ------------------------

          Baxley Federal adopted FASB 115 effective January 1, 1994. As of this date, the Bank's investments in securities are classified in one category and accounted for as follows:

          . Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as securities to be held to maturity.

          Prior to 1994, all of Baxley Federal's investments were classified as held to maturity.

          Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

          Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

          The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

     Foreclosed Real Estate
     ----------------------

          Foreclosed real estate is carried at the lower of cost or fair value minus estimated costs to sell and consists of real estate acquired through foreclosure in settlement of loans. Costs relating to holding and maintaining real estate are charged to operations and costs relating to improvement of real estate are capitalized.

     Income Taxes
     ------------

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available for sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation and deferred loan expenses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


     Income Taxes - (Continued)
     ------------

     reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Premises and Equipment
     ----------------------

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on the straight-line method over the useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

     Deferred Income
     ---------------

          The Bank's method of accounting for nonrefundable fees and costs associated with lending, committing to lend or purchase loans are in accordance with FASB 91. These fees and costs are deferred and recognized as income or expense over the life of the loan as an adjustment of yield. The unamortized balance is reported on the balance sheet as part of the loan balance to which they relate.

     Statement of Cash Flows
     -----------------------

          The Bank considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

     Earnings Per Share
     ------------------

          In March 1997, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilutive securities using the treasury stock method. The Bank adopted the requirements of SFAS No. 128 in the year ended December 31, 1997. Prior years EPS amounts have been restated to conform to SFAS 128. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding of 551,481 during the period ended June 30, 1999. The dilutive effect of stock options in the number of 1,204 has been considered in the computation of diluted earnings per share for the period ended June 30, 1999.

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


     Reclassifications
     -----------------

          Certain reclassifications of prior year amounts have been made to conform to those classifications used in the accompanying financial statements.

(2)  LOANS RECEIVABLE, NET
     ---------------------

     Loans receivable consisted of the following:

                                       June 30,    December 31,
                                           1999            1998
                                    -----------    ------------
     One to Four Family
      Residential Mortgage          $74,104,305     $73,300,000
     Equity Line                      1,487,730       1,018,919
     Loans to Depositors,
      Secured by Savings              1,412,380       1,190,818
     Participation                    1,898,671       2,076,087
     Consumer and Other               9,819,574      11,661,931
                                    -----------     -----------
                                    $88,722,660     $89,247,755
                                    -----------     -----------
     Less:
      Loans in Process              $   657,897     $   300,091
      Allowance for Loan Losses         731,669         745,688
      Deferred Loan Fees                181,511         164,474
                                    -----------     -----------
                                    $ 1,571,077     $ 1,210,253
                                    -----------     -----------
     Total                          $87,151,583     $88,037,502
                                    ===========     ===========

(3)  DEPOSITS
     --------

     Deposits are summarized as follows:

                                              June 30,   December 31,
                                                  1999           1998
                                           -----------    -----------
     Non-interest Bearing NOW Accounts     $ 2,731,452    $ 3,565,833
     NOW Accounts                            7,231,900      7,361,970
     Money Market Deposit Accounts           6,251,337      6,221,984
     Passbook Accounts                       4,774,640      4,381,269
                                           -----------    -----------

     Total Passbook and Transaction
      Accounts                             $20,989,329    $21,531,056
     Certificate Accounts                   66,909,169     69,300,099
                                           -----------    -----------
     Total Deposits                        $87,898,498    $90,831,155
                                           ===========    ===========

                          BAXLEY FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


(4)  INCOME TAXES
     ------------

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                              June 30,
                                                  1999
                                             ---------
     Deferred Tax Assets:
       Accounting Change                     $       0
       Allowance for Loan Losses               138,546
       Other                                     8,361
                                             ---------

          Total Deferred Tax Assets          $ 146,907
                                             ---------

     Deferred Tax Liabilities:
       Depreciation                          $  50,109
       FASB 115 Market Value Adjustment        580,533
       Deferred Loan Fees                      159,101
                                             ---------

          Total Deferred Tax Liabilities     $ 789,743
                                             ---------

     Net Deferred Tax Assets (Liabilities)
      Under SFAS 109                         $(642,836)
                                             =========

          Due to the expectation of future taxable income, valuation reserves were determined to be immaterial.

          Tax bad debt reserves created from income tax deductions are used to absorb losses on loans. If the reserves are used for any other purpose, such amounts are subject to tax at the then applicable rates. Since the Bank does not intend to use the reserves for purposes other than to absorb loan losses, deferred income taxes have not been provided on such reserves.

          Actual expense differs from the "expected" tax expense as follows:

                                     Six Months              Three Months
                                        Ended                    Ended
                                       June 30,                 June 30,
                                    1999         1998        1999        1998
                                --------     --------    --------    --------
     Expected Tax Expense       $391,028     $417,177    $200,829    $202,196
     Tax Exempt Securities        (2,149)      (9,118)     (1,075)     (4,679)
     Tax Exempt Dividend         (17,665)      (9,209)     (8,983)     (4,576)
     Other                        (6,574)       3,575      (3,246)     (8,985)
                                --------     --------    --------    --------

     Actual Income Tax Expense  $364,640     $402,425    $187,525    $201,926
                                ========     ========    ========    ========

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 3, 1999 by and between Baxley Federal Savings Bank ("Baxley"), a federally chartered stock savings bank, with its principal office located in Baxley, Georgia; PAB Bankshares, Inc. ("PAB"), a corporation organized and existing under the Laws of the State of Georgia, with its principal office located in Valdosta, Georgia; to be joined in by PAB Interim Association No. 1, a stock savings bank to be chartered under the Laws of the United States and to become a wholly-owned subsidiary of PAB ("Interim").

                                   PREAMBLE

     The Boards of Directors of Baxley and PAB, and once it is chartered, Interim, are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Interim with and into Baxley (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of Baxley shall be converted into the right to receive shares of the common stock of PAB (except as provided herein). As a result, shareholders of Baxley shall become shareholders of PAB. The transaction described in this Agreement is subject to the approvals of the shareholders of Baxley and Interim, applicable Regulatory Authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Immediately following the Closing, Baxley will remain in existence under its Federal Stock Charter and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of PAB.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE I
                        TRANSACTION AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Interim shall be merged with and into Baxley in accordance with the applicable provisions of the regulations of the OTS. Baxley shall be the Surviving Bank resulting from the Merger, and the separate existence of Interim shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Baxley, PAB and Interim.

     1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Combination reflecting the Merger shall become effective with the Corporate Secretary of the OTS. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Baxley approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

     1.4 Execution of Support and Non-Competition Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of Baxley listed in Exhibit D attached hereto
                                                     ---------
shall execute and deliver to PAB a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit A.
                                          ---------

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Federal Stock Charter. Pursuant to the Merger, the Federal Stock Charter of Baxley in effect immediately prior to the Effective Time shall be the Federal Stock Charter of the Surviving Bank until otherwise amended or repealed.

     2.2 Bylaws. Pursuant to the Merger, the Bylaws of Baxley in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.3 Directors of PAB. The directors of PAB in office immediately prior to the Effective Time, together with two additional persons who previously served on the Board of Directors of Baxley (the "Baxley Directors") who will be appointed to serve as directors of PAB, shall serve as the directors of PAB from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of PAB and applicable Law. The Baxley Directors shall be selected by the Board of Directors of Baxley, subject to approval by PAB, which approval shall not be unreasonably withheld. At the first annual meeting of PAB shareholders following the Closing, PAB will nominate one of the Baxley Directors to serve for a one year term and the other Baxley Director to serve for a two year term and will recommend that PAB shareholders vote in favor of both such elections. The Baxley Directors shall serve and refrain from conduct that would constitute "cause" for removal under the Articles of Incorporation and Bylaws of

PAB. In the event any Baxley Director has attained the age of 70 as of the date of this Agreement, at the sole discretion of PAB, such director shall be exempt from any mandatory retirement provisions applicable to PAB directors for a period not to exceed two years.

     2.4  Directors of the Surviving Bank.  Except as otherwise provided in this
Section 2.4, the directors of Baxley in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank each to hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank and applicable Law. As a condition of serving as a director of the Surviving Bank, each former director of Baxley shall retain and beneficially own (as determined in accordance with Rule 13d-3 under the 1934 Act) at least 50% of the PAB Common Stock he received pursuant to this Agreement. Listed in Exhibit G
                                                                    ---------
attached hereto are the number, names, residence addresses and terms of the directors of the Surviving Bank.

     2.5 Officers of the Surviving Bank. The officers of Baxley immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank, each to hold office in accordance with the Bylaws of the Surviving Bank.

     2.6 Name of the Surviving Bank. The name of the Surviving Bank shall be "Baxley Federal Savings Bank."

     2.7 Existence of the Surviving Bank. Following the Effective Time, PAB intends to operate the Surviving Bank under its Federal Stock Charter and Bylaws and as a wholly-owned subsidiary of PAB for such time as the Board of Directors of PAB may determine to be in the best interests of PAB and its shareholders.

                                   ARTICLE 3
                    MANNER OF CONVERTING SHARES AND OPTIONS

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of PAB and Baxley shall be converted as follows:

     (a) Each share of PAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Subject to adjustment as outlined below and the representations, warranties and conditions set forth in this Agreement, each share of Baxley Common Stock issued and outstanding at the Effective Time shall be converted into 2.40 shares of PAB Common Stock for a total of 1,323,554.40 shares of PAB Common Stock (the "Merger Consideration"); provided, however, that if (i) the
                                           --------  -------
Deemed Market Value is less than $13.00 per share, then Baxley may terminate or renegotiate this Agreement in its sole discretion by delivery of written notice to PAB within three calendar days prior to the Effective Time; or (ii) the Deemed Market Value is greater than $21.00, then the Merger Consideration shall be reduced by an amount equal to the product of (A) the Merger Consideration multiplied by (B) the quotient of the difference between the Deemed Market Value less $21.00, divided by the Deemed Market Value. Notwithstanding the preceding sentence and subject to the representations, warranties and conditions set forth in this Agreement, if prior to the Effective Time PAB shall have entered into a Contract whereby PAB shall become a subsidiary of another corporation or shall be merged into another corporation and less than a majority of the members of the Board of Directors of the resulting corporation were members of the Board of Directors of PAB at the time of the execution of the Contract (a "Change in Control"), then each share of Baxley Common Stock issued and outstanding at the Effective Time shall be converted into 2.40 shares of PAB Common Stock.

     The following table provides illustrative examples showing the Merger Consideration and the number of shares of PAB Common Stock into which each share of Baxley Common Stock would be exchanged based upon various assumed Deemed Market Values. The following table assumes that a Change in Control shall not have occurred with respect to PAB prior to the Effective Time.

                                                                 Number of shares of PAB
                                 Number of shares of PAB               Common Stock to
                                 Common Stock comprising         be received for each share
     Deemed Market Value         the Merger Consideration          of Baxley Common Stock
     -------------------         ------------------------        --------------------------
         $13.00                           1,323,554.40                    2.4000
          17.00                           1,323,554.40                    2.4000
          19.00                           1,323,554.40                    2.4000
          21.00                           1,323,554.40                    2.4000
          23.00                           1,208,462.72                    2.1913
          25.00                           1,111,785.76                    2.0160
          27.00                           1,029,431.20                    1.8666

     (c) Each share of Baxley Common Stock (excluding shares held by PAB or any of its Subsidiaries or by Baxley, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Baxley shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of PAB Common Stock as set forth above in Section 3.1(b).

     (d) In the event the costs and expenses incurred by Baxley or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own consultants, accountants, and counsel (except for those costs and expenses that shall be payable by (i) Baxley to Trident Financial Corporation (or other reputable investment banking firm) and (ii) PAB pursuant to Section
11.2 of this Agreement), exceed $100,000, the Merger Consideration shall be reduced by the amount of such costs and expenses in excess of $100,000 (the "Excess Amount") by subtracting from the Merger Consideration the quotient obtained by dividing the Excess Amount by the Deemed Market Value.

     3.2 Anti-Dilution Provisions. In the event Baxley or PAB changes the number of shares of Baxley Common Stock or PAB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

     3.3 Shares Held by Baxley or PAB. Each share of Baxley Common Stock held by Baxley or by any PAB Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of Baxley Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting
--------  -------
shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 C.F.R. Section 552.14 and surrendered to the transfer agent for PAB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Baxley fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, PAB shall issue and deliver the consideration to which such holder of shares of Baxley Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Baxley Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Baxley Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PAB Common Stock multiplied by the Deemed Market Value.

                                   ARTICLE 4
                              EXCHANGE OF SHARES

     4.1 Exchange Procedures. Within 20 days after the Effective Time, PAB shall, as exchange agent, mail to the former shareholders of Baxley appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Baxley Common Stock shall pass, only upon proper delivery of such certificates to PAB). After the Effective Time, each holder of shares of Baxley Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in
Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PAB and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Baxley Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of PAB Common Stock to which such holder may be otherwise entitled (without interest). PAB shall not be obligated to deliver the consideration to which any former holder of Baxley Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Baxley Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Baxley Common Stock so surrendered shall be duly endorsed as PAB may require. Any other provision of this Agreement notwithstanding, PAB shall not be liable to a holder of Baxley Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Baxley shall be closed as to holders of Baxley Common Stock immediately prior to the Effective Time, and no transfer of Baxley Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Baxley Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. Whenever a dividend or other distribution is declared by PAB on the PAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PAB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Baxley Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Baxley Common Stock certificate, both the PAB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF BAXLEY

     Baxley hereby represents and warrants to PAB as follows:

     5.1 Organization, Standing and Power. Baxley is a federal stock savings bank, organized and validly existing under the Laws of the United States and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

     5.2  Authority; No Breach By Agreement.

     (a) Baxley has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Baxley, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval and Consents of applicable Regulatory Authorities (and assuming due authorization, execution and delivery by PAB and Interim), this Agreement represents a legal, valid and binding obligation of Baxley, enforceable against Baxley in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Baxley Common Stock is the only shareholder vote required for approval by Baxley of this Agreement and the transactions contemplated hereby.

     (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Baxley nor the consummation by Baxley of the transactions contemplated hereby, nor compliance by Baxley with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Baxley's Federal Stock Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Baxley under, any Contract or Permit of Baxley, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, or
(iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to Baxley or any of its Assets.

     (c) Other than in connection or compliance with the provisions of the applicable Securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Baxley of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock and Other Securities.

     (a) The authorized capital stock of Baxley consists of 8,000,000 shares of Baxley Common Stock and 2,000,000 shares of Baxley Preferred Stock. As of the date of this Agreement, there are 551,481 shares of Baxley Common Stock issued and outstanding. As of the date of this Agreement, no shares of Baxley Preferred Stock have been issued. No more than

551,481 shares of Baxley Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Baxley are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Baxley has been issued in violation of any preemptive rights of the current or past shareholders of Baxley.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Baxley outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Baxley or contracts, commitments, understandings or arrangements by which Baxley is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     5.4  Baxley's Subsidiaries.  Baxley has no Subsidiaries.

     5.5 Financial Statements. Baxley has Previously Disclosed, and delivered to PAB prior to the execution of this Agreement, copies of all Baxley Financial Statements for periods ended prior to the date hereof and will deliver to PAB copies of all Baxley Financial Statements prepared subsequent to the date hereof. The Baxley Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Baxley, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Baxley as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Baxley for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     5.6 Absence of Undisclosed Liabilities. Baxley has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, except Liabilities which are accrued or reserved against in the balance sheets of Baxley as of December 31, 1998 and March 31, 1999 included in the Baxley Financial Statements or reflected in the notes thereto. Baxley has not incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     5.7 Absence of Certain Changes or Events. Since March 31, 1999, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, (ii) Baxley has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Baxley provided in Article 7 of this Agreement, and (iii) Baxley has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8  Tax Matters.

     (a) All Tax returns required to be filed by or on behalf of Baxley have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Baxley, and all returns filed are complete and accurate in all Material respects to the Knowledge of Baxley. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Baxley, except as reserved against in the Baxley Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Baxley has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Baxley, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (c) Adequate provision for any Taxes due or to become due by Baxley for the period or periods through and including the date of the Baxley Financial Statements has been made and is reflected on such Baxley Financial Statements.

     (d) Deferred Taxes of Baxley have been provided for in accordance with GAAP.

     (e) Baxley is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (f) Baxley has not made any payments, is not obligated to make any payments or is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Material Liens with respect to Taxes upon any of the Assets of Baxley.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Baxley that occurred during or after any Taxable Period in which Baxley incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

     (i) Baxley has not filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All Material elections with respect to Taxes affecting Baxley as of the date of this Agreement have been or will be timely made as Previously Disclosed. After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of PAB, which consent will not be unreasonably withheld.

     (k) Baxley does not currently have or has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance. The Allowance shown on the balance sheets of Baxley included in the most recent Baxley Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Baxley included in the Baxley Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Baxley and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Baxley as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Baxley.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Baxley Financial Statements, Baxley has good and marketable title, free and clear of all Liens, to all of its Assets. All Material tangible properties used in the business of Baxley are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Baxley's past practices. All Assets which are Material to Baxley's business held under leases or subleases by Baxley, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or business of Baxley provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Baxley is a named insured are reasonably sufficient. Baxley has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of Baxley include all assets required to operate the business of Baxley as presently conducted.

     5.11  Environmental Matters.

     (a) To the Knowledge of Baxley, its Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (b) To the Knowledge of Baxley, there is no litigation pending or threatened before any court, governmental agency, board, authority or other forum in which Baxley or any of its Participation Facilities or Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Baxley or any of its Participation Facilities or Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (c) To the Knowledge of Baxley, there is no reasonable basis for any Litigation of a type described above in Section 5.11(b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (d) To the Knowledge of Baxley, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     5.12 Compliance with Laws. Baxley is duly chartered as a federal stock savings bank under applicable Law and is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. Baxley has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley. Baxley:

     (a) is not in violation of any Laws, Environmental Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley; and

     (b) has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that Baxley is not in compliance with any of the Laws, Environmental Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley,
(ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, or (iii) requiring Baxley to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any resolution of the Board of Directors of Baxley or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

     5.13 Labor Relations. Baxley is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Baxley to bargain with any labor organization as to wages or conditions of employment, nor is Baxley a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving Baxley, pending or threatened, nor is there any activity involving Baxley's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14  Employee Benefit Plans.

     (a) Baxley has Previously Disclosed, and delivered or made available to PAB prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" (as that term is defined in Section 3(3) of ERISA) currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Baxley or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the "Baxley Benefit Plans"). Any of the Baxley Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Baxley ERISA Plan." Each Baxley ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Baxley Pension Plan." No Baxley Pension Plan is or has been a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as Previously Disclosed, Baxley does not, and shall not, participate in either a multi-employer plan or a multiple employer plan.

     (b) Baxley has delivered or made available to PAB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for the Baxley Benefit Plans (including insurance contracts), all amendments thereof, (ii) with respect to the Baxley Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, private letter rulings or ruling requests, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns on Form 5500, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for the Baxley Benefit Plans with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All Baxley Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley. Except as Previously Disclosed, each Baxley ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Baxley is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter or failure of a Baxley ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Baxley has not engaged in a transaction with respect to any Baxley Benefit Plan that would subject Baxley to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley. No excise taxes are payable and no legal claims are pending or threatened with respect to any Baxley Benefit Plan.

     (d) No Baxley Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Baxley Pension Plan, (ii) no change in the actuarial assumptions with respect to any Baxley Pension Plan, and (iii) no increase in benefits under any Baxley Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley or materially affect the funding status of any such plan. Neither any Baxley Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Baxley, or the single-employer plan of any entity which is considered one employer with Baxley under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Baxley has not provided, and is not required to provide, security to a Baxley Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Baxley, except to the extent any failure to do so would not have a Material Adverse Effect on Baxley.

     (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Baxley with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on

Baxley. Except as Previously Disclosed, Baxley has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Baxley. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Baxley Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, Baxley has no obligations to provide health and life benefits under any of the Baxley Benefit Plans to former employees, and there are no restrictions on the rights of Baxley to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Baxley.

     (g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Baxley from Baxley under any Baxley Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Baxley Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Baxley and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected in the Baxley Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Baxley Financial Statements, Baxley is not a party to, or is not bound by, or is not affected by, or is not subject to, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Baxley or the guarantee by Baxley of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Material Contract or amendment thereto as of the date of this Agreement not made in the ordinary course of business to which Baxley is a party or by which it is bound (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Baxley Contracts"). With respect to each Baxley Contract, (i) the Contract is in full force and effect, (ii) Baxley is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, (iii) Baxley has not repudiated or waived any Material provision of any such Baxley Contract, and (iv) no other party to any such Baxley Contract is in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Baxley for money borrowed is prepayable at any time by Baxley without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Baxley, threatened against Baxley, or against any of its Assets, employee benefit plans, interests or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against Baxley, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     5.17 Reports. Baxley has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied as to form in all Material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Baxley or any Affiliate thereof to PAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Baxley or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Baxley or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Baxley's shareholders in connection with the Baxley Meeting, and any other documents to be filed by Baxley or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Baxley, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Baxley Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Baxley Meeting. All documents that Baxley or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all

Material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. Neither Baxley, nor any Affiliate thereof, has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Baxley, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     5.20 Federal Stock Charter Provisions. Baxley has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Federal Stock Charter, Bylaws or other governing instruments of Baxley (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Baxley Common Stock that may be acquired or controlled by it.

     5.21 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Baxley's own account, or for the account of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.22 Year 2000. To the Knowledge of Baxley, all computer software and hardware necessary for the conduct of business by Baxley (the "Software") is designed to be used before, on, and after January 1, 2000 and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in this Section 5.22, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. Baxley has received all year 2000 examinations and certifications as required by applicable Law and will, within ten business days of this Agreement, make available for PAB's review all (i) such examinations and certifications, (ii) contingency plans in the event the Software fails to operate and (iii) costs associated with or related to the Software.

                                   ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF PAB AND INTERIM

     PAB hereby represents and warrants to Baxley, and Interim, when formed, will represent and warrant to Baxley as follows:

     6.1  Organization, Standing and Power.

     (a) PAB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. PAB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     (b) Interim will be a federally charted stock savings bank and a wholly-owned subsidiary of PAB, after the execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to carry on the business of banking. Interim shall become duly qualified or licensed to transact business as a foreign corporation, and shall maintain its corporate status in good standing, in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of the business, to be purchased, received or operated by Interim, shall require it to be so qualified or licensed, except for such jurisdiction in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Interim.

     6.2  Authority; No Breach By Agreement.

     (a) PAB has, and upon its formation Interim shall have, the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PAB, and shall be duly and validly authorized by all necessary corporate action in respect thereof by Interim upon its formation. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of PAB, and shall become such an obligation of Interim upon its formation, enforceable against PAB and to become enforceable against Interim upon its formation, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by PAB, or upon its formation, Interim, nor the consummation by PAB, or upon its formation, Interim of the transactions contemplated hereby, nor compliance by PAB or, upon its formation, Interim with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PAB's Articles of Incorporation or Bylaws, or upon its formation, the Federal Stock Charter or Bylaws of Interim,
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PAB Companies under, any Contract or Permit of any PAB Companies, or upon its formation, Interim, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB or, upon its formation, Interim, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PAB Company or any of their respective Assets.

     (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by PAB and Interim of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and
(iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB and, upon its formation, Interim.

     6.3  Capital Stock.

     (a) The authorized capital stock of PAB consists of 98,500,000 shares of PAB Common Stock and 1,500,000 shares of PAB Preferred Stock. As of June 2, 1999, there were 8,290,197 shares of PAB Common Stock issued and outstanding.
As of the date of this Agreement, no shares of PAB Preferred Stock have been issued. As of June 2, 1999, 399,550 shares of PAB Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the PAB 1994 Employee Stock Option Plan (the "PAB 1994 Option Plan"), 377,310 shares of PAB Common Stock were reserved under the PAB Dividend Reinvestment and Common Stock Purchase Plan (the "PAB DRP Plan") and no shares of PAB Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the PAB 1999 Stock Option Plan (the "PAB 1999 Option Plan"). All of the issued and outstanding shares of PAB Common Stock are, and all of the shares of PAB Common Stock to be issued in exchange for shares of Baxley Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PAB Common Stock has been, and none of the shares of PAB Common Stock to be issued in exchange for shares of Baxley Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PAB.

    (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the PAB 1994 Option Plan, the PAB DRP Plan, the PAB 1999 Option Plan or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of PAB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PAB or contracts, commitments, understandings or arrangements by which PAB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     6.4  SEC Filings; Financial Statements.

     (a) PAB has filed and made available to Baxley all forms, reports and documents required to be filed by PAB with the SEC since December 31, 1993 (collectively, the "PAB SEC Reports"). The PAB SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such PAB SEC Reports or necessary in order to make the statements in such PAB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for PAB Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the PAB Subsidiaries, none of the PAB Subsidiaries is required to file any forms, reports or other documents with the SEC;

     (b) PAB has Previously Disclosed and delivered to Baxley prior to the execution of this Agreement copies of all PAB Financial Statements for periods ended prior to the date hereof and will deliver to Baxley copies of all PAB Financial Statements prepared subsequent to the date hereof. The PAB Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PAB Companies, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the consolidated financial position of the PAB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of the PAB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     6.5 Absence of Undisclosed Liabilities. No PAB Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PAB as of December 31, 1998 and March 31, 1999 included in the PAB Financial Statements or reflected in the notes thereto. No PAB Companies have incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.6 Absence of Certain Changes or Events. Since March 31, 1999, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and (ii) the PAB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of PAB provided in Article 7 of this Agreement.

     6.7 Compliance with Laws. PAB is duly registered as a bank holding company under the BHC Act. Each of the PAB Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB. None of the PAB Companies:

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB; and

     (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PAB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or (iii) requiring any PAB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of PAB, threatened against any PAB Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any PAB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PAB Company or any Affiliate thereof to Baxley pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PAB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Baxley shareholders in connection with the Baxley Meeting, and any other documents to be filed by any PAB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Baxley, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Baxley Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Baxley Meeting. All documents that any PAB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 Accounting, Tax and Regulatory Matters. No PAB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b). To the Knowledge of PAB, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     6.11 Year 2000. To the Knowledge of PAB, all computer software and hardware necessary for the conduct of business by PAB (the "Software") is designed to be used before, on, and after January 1, 2000 and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in this Section 6.11, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. PAB has received all year 2000 examinations and certifications as required by applicable Law and will, within ten business days of this Agreement, make available for Baxley's review all (i) such examinations and certifications, (ii) contingency plans in the event the Software fails to operate and (iii) costs associated with or related to the Software.

     6.12 Allowance. The Allowance shown on the consolidated balance sheets of PAB included in the most recent PAB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of PAB included in the PAB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PAB's subsidiary banks and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PAB's subsidiary banks as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on PAB.

     6.13  Environmental Matters.

     (a) To the Knowledge of PAB, PAB and its subsidiary banks, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     (b) There is no Litigation pending or, to the Knowledge of PAB, pending or threatened before any court, governmental agency, board, authority or other forum in which either PAB or its subsidiary banks or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either PAB or its subsidiary banks or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     (c) To the Knowledge of PAB, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     (d) To the Knowledge of PAB, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Baxley. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of PAB shall have been obtained, and except as otherwise contemplated herein, Baxley agrees: (i) to operate its business only in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Baxley. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Baxley covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of PAB, which consent shall not be unreasonably withheld:

     (a) amend the Federal Stock Charter, Bylaws or other governing instruments of Baxley; or

     (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Baxley consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Baxley of any Lien or permit any such Lien to exist; or

     (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Baxley, or declare or pay any dividend or make any other distribution in respect of Baxley capital stock; provided, however, that Baxley
                                                 --------  --------
may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a regular cash dividend in accordance with Section 8.10 of this Agreement; or

     (d) except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Baxley Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

    (e) adjust, split, combine or reclassify any capital stock of Baxley or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Baxley Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Baxley in its fiduciary capacity; or

    (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase of investment grade bonds issued by municipalities located within the State of Georgia with a maturity of five years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business,
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

    (h) grant any increase in compensation or benefits to the employees or officers of Baxley (including such discretionary increases as may be contemplated by existing employment contracts Previously Disclosed) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by Baxley's Board of Directors prior to the date of this Agreement, enter into or amend any severance agreements with officers of Baxley, grant any increase in fees or other increases in compensation or other benefits to directors of Baxley except in accordance with past practice Previously Disclosed; or

    (i) enter into or amend any employment Contract between Baxley and any Person (unless such amendment is required by Law) that Baxley does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (j) adopt any new employee benefit plan of Baxley or, except as set forth in
Section 8.13 of this Agreement, make any Material change in or to any Baxley Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, does not increase funding costs or is necessary or advisable to maintain the tax qualified status of any such plan; or

    (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Baxley for money damages in excess of $25,000 or Material restrictions upon the operations of Baxley; or

     (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

     7.3 Covenants of PAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Baxley shall have been obtained, PAB covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the PAB Common Stock and the business prospects of the PAB Companies, (ii) to the extent consistent therewith, use all reasonable efforts to preserve intact the PAB Companies' core businesses and goodwill with their respective employees and the communities they serve, (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times,
(iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement, and (v) not repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or purchases in the open market to fund its dividend reinvestment plan), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of PAB.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1 Shareholder Approval. Baxley shall take, in accordance with applicable Law and its Federal Stock Charter and Bylaws, all action necessary to convene the Baxley Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Baxley shareholders for consummation of the Merger (including any adjournment or postponement thereof), as promptly as practicable after the Registration Statement is declared effective; provided, however, Baxley shall not be obligated to mail the
                    --------  -------
Proxy Statement/Prospectus unless Baxley has received a fairness opinion pursuant to Section 9.3(f) of this Agreement. The Board of Directors of Baxley shall (subject to compliance with its fiduciary duties as advised by counsel) recommend such approval, and Baxley (subject to the direction of the Board of Directors of Baxley acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its shareholders.

     8.2  Registration Statement.

     (a) Each of PAB and Baxley agrees to cooperate in the preparation of a Registration Statement to be filed by PAB with the SEC in connection with the issuance of PAB Common Stock in the Merger (including the Proxy Statement/Prospectus and all related documents). Provided Baxley has cooperated as required above, PAB agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Baxley and PAB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. PAB also agrees to use all reasonable efforts to comply with all necessary state securities Laws or obtain "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Baxley agrees to furnish PAB all information concerning Baxley, and its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) Each of Baxley and PAB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to Baxley shareholders and at the time of the Baxley Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of Baxley and PAB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus.

     (c) In the case of PAB, PAB will advise Baxley, promptly after PAB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the PAB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Baxley of information that is required to be disclosed in the Registration Statement, the Proxy Statement/Prospectus or in any other document required to be filed with the SEC or the OTS (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

     8.3 Applications. PAB shall promptly prepare and file, and Baxley shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. PAB shall permit Baxley to review (and approve with respect to information relating to Baxley) such applications prior to filing same and shall provide copies of such applications to Baxley and counsel to Baxley.

     8.4 Filings with the OTS. Upon the terms and subject to the conditions of this Agreement, PAB shall execute and file the Articles of Combination with the Corporate Secretary of the OTS in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by PAB in connection with the PAB Common Stock to be issued in the Merger or a resolicitation of the Proxy Statement/Prospectus as a consequence of an acquisition agreement by PAB or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Baxley and PAB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Baxley nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the "Representatives") retained by Baxley shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of the Board of Directors of Baxley, as determined by the Board of Directors of Baxley, after consulting with and considering the advice of counsel, neither Baxley nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Baxley may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided, however, that Baxley shall
                                         --------  -------
promptly advise PAB verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Baxley shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) subject to its fiduciary duties, direct and use its reasonable efforts to cause all of its Representatives to comply with any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 Dividend Payment. Prior to the Effective Time, Baxley may have declared and paid to holders of Baxley Common Stock the pro rata amount of its regular annual dividend of $0.82 per share.

     8.11 Federal Stock Charter. Baxley shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Federal Stock Charter, Bylaws or other governing instruments of Baxley (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Baxley that may be acquired or controlled by it.

     8.12 Agreement of Affiliates. Baxley has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of Baxley for purposes of Rule 145 under the 1933 Act. Baxley shall use its reasonable efforts to cause each such Person to deliver to PAB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B attached
                                                             ---------
hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Baxley Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of PAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least 30 days of combined operations of PAB and Baxley have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, (i) shares of PAB Common Stock issued to such affiliates of Baxley in exchange for shares of Baxley Common Stock and (ii) shares of PAB Common Stock held by affiliates of PAB shall not be transferable until such time as financial results referred to in this Section 8.12 have been published as set forth in this
Section 8.12, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and PAB shall be entitled to place restrictive legends upon certificates for shares of PAB Common Stock issued to affiliates of Baxley pursuant to this Agreement to enforce the provisions of this Section 8.12); provided, further that no affiliate either of PAB or Baxley may dispose of or reduce the risks of ownership in their respective shares of PAB Common Stock or Baxley Common Stock within 30 days prior to the Effective Time. PAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PAB Common Stock by such affiliates.

     8.13 Employees and Employee Benefits. Following the Effective time, PAB intends to retain as employees of the Surviving Bank those certain persons who were employees of Baxley immediately prior to the Effective Time. Following the Effective Time and until December 31, 1999, PAB shall provide generally to employees of Baxley, in accordance with the normal benefit package provided to such employees, who at or after the Effective Time become employees of the Surviving Bank, health insurance, long-term disability insurance and a Christmas bonus not to exceed one month's pay. Following December 31, 1999, PAB shall provide generally to employees of the Surviving Bank employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PAB Common Stock except as set forth in this Section 8.13) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PAB Companies to their similarly situated officers and employees. PAB shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by the Baxley Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Baxley Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by Baxley's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of Baxley prior to the Effective Time shall be treated as service with any PAB Company participating in all qualified benefit plans. Prior to the Effective Time, Baxley shall cancel and terminate the Baxley Benefit Plans and, to the extent permitted by the terms of such

Plans and applicable Law, equitably distribute to the participants of such Plans any proceeds resulting from termination. Baxley shall take all action and shall distribute all notices as may be required under the terms of applicable Law to provide for the termination, as of the Closing, of its defined benefit plan. Baxley may amend its defined benefit plan to amend the benefit accruals or other provisions of the defined benefit plan; provided, however, that no amendments
                                        --------  -------
made to Baxley's defined benefit plan shall (i) operate to adversely affect such plan's tax-favored status, (ii) result in any funding deficiencies as of the date of termination, or (iii) require an additional contribution from Baxley, PAB or Interim.

     8.14 Exchange Listing. PAB shall use its reasonable efforts to list, prior to the Effective Time, on the Amex, subject to official notice of issuance, the shares of PAB Common Stock to be issued to the holders of Baxley Common Stock pursuant to the Merger.

     8.15 D&O Coverage. At the Effective Time, PAB will provide directors' and officers' insurance coverage for the Surviving Bank's directors and officers either, at PAB's election, (i) by purchasing continuation coverage under Baxley's current insurance policy for directors and officers for a period not less than three years after the Effective Time, or (ii) by obtaining coverage under PAB's current directors' and officers' insurance policy to provide coverage for Baxley's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Shareholder Approval. The shareholders of Baxley shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of PAB or Baxley would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of PAB or Baxley would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PAB Common Stock issuable pursuant to the Merger shall have been received.

     (f) Pooling Letters. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (g) Tax Matters. Baxley and PAB shall have received a written opinion of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Baxley Common Stock for PAB Common Stock will not give rise to gain or loss to the shareholders of Baxley with respect to such exchange (except to the extent of any cash received in lieu of a fractional share interest in PAB Common Stock), and (iii) neither Baxley nor PAB will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Baxley and PAB reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of PAB. The obligations of PAB to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PAB pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties. The representations and warranties of Baxley set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Baxley.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Baxley to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Baxley shall have delivered to PAB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Baxley Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PAB and its counsel shall request.

     (d) Opinion of Counsel. PAB shall have received a written opinion from Malizia, Spidi & Fisch, P.C., counsel to Baxley, dated as of the Closing, in form reasonably satisfactory to PAB, as to the matters set forth in Exhibit E
                                                                    ---------
attached hereto.

     (e) Accountant's Letters. PAB shall have received from Stewart, Fowler & Stalvey, P.C. letters dated not more than five days prior to (i) the date of the Proxy Statement/Prospectus and (ii) the Effective Time, with respect to certain financial information regarding Baxley, in form and substance reasonably satisfactory to PAB, which letters shall be based upon customary specified procedures undertaken by such firm. If such letters are not delivered within the five day time limits above, this condition shall be waived by PAB.

     (f)  Affiliate Agreements.  PAB shall have received from each affiliate of Baxley the affiliate agreement referred to in Section 8.12 of this Agreement, in substantially the form attached hereto as Exhibit B, to the extent necessary
                                             ---------
to assure in the reasonable judgment of PAB that the transaction contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (g) Employment Agreement. Baxley shall have delivered to PAB documentation, in a form satisfactory to PAB in its sole discretion, evidencing the pre-Closing termination of that certain employment agreement, dated as of June 18, 1991, by and between Baxley and Alvin R. Tuten, Jr. and Mr. Tuten shall have executed and delivered to PAB an employment agreement with PAB in substantially the form attached hereto as Exhibit C.
                                          ---------

     (h) Support and Non-Competition Agreements. Each of the directors of Baxley listed in Exhibit D attached hereto shall have executed and delivered to
                 ---------
PAB a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit A.
          ---------

     9.3 Conditions to Obligations of Baxley. The obligations of Baxley to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Baxley pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties. The representations and warranties of PAB set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. PAB shall have delivered to Baxley (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PAB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Baxley and its counsel shall request.

     (d) Opinion of Counsel. Baxley shall have received an opinion of Troutman Sanders LLP, counsel to PAB, dated as of the Closing, in form reasonably satisfactory to Baxley, as to matters set forth in Exhibit F attached hereto.
                                                   ---------

     (e) Share Listing. The shares of PAB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Amex.

     (f)  Fairness Opinion.  Baxley shall have received from Trident
Financial Corporation (or other reputable investment banking firm) a letter, dated within five days of the Proxy Statement/Prospectus to the effect that, in the opinion of such firm, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Baxley Common Stock.

                                  ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Baxley, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the respective Boards of Directors of PAB and Baxley; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PAB and Section 9.3(a) of this Agreement in the case of Baxley; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Baxley fail to vote their approval of this Agreement and the transaction contemplated hereby at the Baxley Meeting where the transaction was presented to such shareholders for approval and voted upon; or

     (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 30, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

     (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

     (f) By the Board of Directors of Baxley in the event that the Deemed Market Value of the PAB Common Stock is less than $13.00 per share upon delivery of written notice at least three days prior to the Closing to the other Party; or

     (g) By PAB in the event that the Board of Directors of Baxley shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Baxley shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.6(b), 10.1(b), 10.1(e), 10.1(g), this Section 10.2 and Article 11 of this Agreement shall survive any such termination and abandonment and (ii) a termination pursuant to (y) Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability pursuant to Section 11.2(b) of this Agreement for an uncured willful breach of a representation, warranty, covenant or other agreement giving rise to such termination or (z) Section 10.1(g) of this Agreement shall not relieve Baxley from Liability pursuant to
Section 11.2(c) of this Agreement for the failure to reaffirm its approval of the Merger giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.12 of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS

     11.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial portion of the Assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Allowance" shall mean the allowance for loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

     "Amex" shall mean the American Stock Exchange.

     "Articles of Combination" shall mean the Articles of Combination to be executed by PAB and Baxley and filed with the Corporate Secretary of the OTS relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Baxley" shall have the meaning set forth in the first paragraph of this Agreement.

     "Baxley Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "Baxley Common Stock" shall mean the $.01 par value per share common stock of Baxley.

     "Baxley Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

     "Baxley Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of Baxley as of March 31, 1999, and as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the three years ended December 31, 1998, 1997 and 1996 as filed by Baxley with the OTS, and (ii) the balance sheets of Baxley (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Baxley's TFR Reports filed and published in accordance with application federal regulation with respect to periods ended subsequent to March 31, 1999.

     "Baxley Meeting" shall mean the special meeting of the shareholders of Baxley or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

     "Baxley Preferred Stock" shall mean the $.01 par value per share preferred stock of Baxley.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Change in Control" shall have the meaning set forth in Section 3.1(b) of this Agreement.

     "Closing" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Deemed Market Value" shall mean the arithmetic average of the closing price for one share of PAB Common Stock as reported on the Amex for the 20 consecutive trading days immediately preceding the date which is five calendar days prior to the Effective Time.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     "Effective Time" shall mean the date and time at which the Articles of Combination reflecting the Merger shall become effective with the Corporate Secretary of the OTS.

     "Environmental Laws" shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues (including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, Release (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for Hazardous Materials (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

     "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

     "Exchange Ratio" shall mean equal the quotient obtained by dividing the number of shares of PAB Common Stock each Baxley shareholder will receive pursuant to Article 3 of this Agreement by one.

     "Exhibits" A through G inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks, federal savings associations, or bank holding companies, as the case may be.

     "GBCC" shall mean the Georgia Business Corporation Code, as amended.

     "Hazardous Materials" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

     "IRS" shall mean the Internal Revenue Service.

     "Interim" shall have the meaning set forth in the first paragraph of this Agreement.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the knowledge, after all appropriate due inquiry, of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel or any Senior or Executive Vice President or Manager of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, however, that
                                                       --------  -------
any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that "Material Adverse
                                --------  -------
Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

     "Merger" shall have the meaning set forth in the Preamble of this Agreement.

     "Merger Consideration" shall have the meaning set forth in Section 3.1(b) of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "OTS" shall mean the Office of Thrift Supervision.

     "PAB" shall have the meaning set forth in the first paragraph of this Agreement.

     "PAB Common Stock" shall mean the no par value per share common stock of PAB.

     "PAB Companies" shall mean, collectively, PAB and all PAB Subsidiaries.

     "PAB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of PAB as of March 31, 1999, and as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the three years ended December 31, 1998, 1997 and 1996, as filed by PAB in SEC Documents and (ii) the consolidated statements of condition of PAB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

     "PAB Preferred Stock" shall mean the no par value per share preferred stock of PAB.

     "PAB Subsidiaries" shall mean the subsidiaries of PAB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of PAB in the future and owned by PAB at the Effective Time.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either Baxley, PAB or Interim and "Parties" shall mean Baxley, PAB and Interim.

     "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

     "Previously Disclosed" shall mean information delivered in writing at least three days prior to the Closing in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed; provided, however, that in the case of Subsidiaries
                       --------  -------
acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

     "Proxy Statement/Prospectus" shall mean the proxy statement used by Baxley to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the prospectus of PAB relating to shares of PAB Common Stock to be issued to the shareholders of Baxley and other proxy solicitation materials of Baxley constituting a part thereof.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by PAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the OTS, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, the Amex, the NASD, the SEC, all other federal and state and regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

     "Representatives" shall have the meaning set forth in Section 8.8 of this Agreement.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Subsidiaries" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there
                                               --------  -------
shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Surviving Bank" shall mean Baxley as the surviving federal stock savings bank resulting from the Merger.

     "Tax" or "Taxes" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

     "Tax Opinion" shall have the meaning set forth in Section 9.1(g) of this Agreement.

     "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

     "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," or "including" are used in this Agreement, they are deemed followed by the words "without limitation."

     11.2  Expenses.

     (a) General. Except as otherwise provided in Section 3.1 of this Agreement or this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel except that PAB shall bear and pay the filing fees payable in connection with the Registration Statement, all necessary state securities Laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Proxy Statement/Prospectus and one-half (1/2) of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

     (b) Termination Due to Breach by Either Party. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of a breach of any of the other Party's representations, warranties or agreements set forth in this Agreement, the breaching Party shall pay to the non-breaching Party, within one month of the date of termination, which shall constitute the non-breaching Party's sole and exclusive remedy resulting from its termination, an amount in cash equal to the sum of:

          (i) the reasonable and documented direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                                                                 ----
          (ii)  the sum of $50,000,

which sum represents compensation for the non-breaching Party's loss as the result of the transactions contemplated by this Agreement not being consummated.

     (c) Termination Due to Failure to Reaffirm. Notwithstanding anything to the contrary in this Agreement, if prior to the Effective Time, this Agreement is terminated by PAB pursuant to Section 10.1(g) of this Agreement, Baxley shall pay to PAB, within 12 months of the date of such termination, an amount in cash equal to $750,000.

     11.3 Brokers and Finders. Except for Trident Financial Corporation, as to Baxley, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Baxley or PAB, each of Baxley and PAB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

     11.5 Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained; provided, however,
                                                            --------  -------
that after any such approval by the holders of Baxley Common Stock, there shall be made no amendment decreasing the consideration to be received by Baxley shareholders without the further approval of such shareholders.

     11.6 Waivers.

     (a) Prior to or at the Effective Time, PAB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Baxley, to waive or extend the time for the compliance or fulfillment by Baxley of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of PAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PAB.

     (b) Prior to or at the Effective Time, Baxley, acting through its Board of Directors, Chief Executive Officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PAB, to waive or extend the time for the compliance or fulfillment by PAB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Baxley under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Baxley.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


          PAB and Interim:   PAB Bankshares, Inc.
                             3102 North Oak Street Extension
                             Valdosta, Georgia 31602
                             912/241-2774 - FAX
                             Attn: R. Bradford Burnette, President

          Copies to Counsel: Coleman, Talley, Newbern, Kurrie, Preston & Holland
                             910 N. Patterson Street
                             Valdosta, Georgia 31601
                             912/333-0885 - FAX
                             Attn: Thompson Kurrie, Jr., Esquire

                             Troutman Sanders LLP
                             600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308-2218
                             404/962-6658 - FAX
                             Attn:  Thomas O. Powell, Esquire

          Baxley:            Baxley Federal Savings Bank
                             219 East Parker Street
                             Baxley, Georgia 31513-2001
                             912/367-0387 - FAX
                             Attn:  Alvin R. Tuten, Jr., President

          Copy to Counsel:   Malizia, Spidi & Fisch, P.C.
                             1301 K Street, N.W., Suite 700 East
                             Washington, D.C. 20005
                             202/434-4661 - FAX
                             Attn:  Gregory J. Rubis


     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent certain matters may be governed by federal Law by reason of preemption.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed by all Parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.


              [The Rest of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                                      "BAXLEY"

ATTEST:                               BAXLEY FEDERAL SAVINGS BANK

/s/ Jo Anne Quarterman                /s/ Alvin R. Tuten, Jr.
_________________________________     __________________________________
Jo Anne Quarterman, Secretary         Alvin R. Tuten, Jr., President

          (CORPORATE SEAL)
                                      "PAB"

ATTEST:                               PAB BANKSHARES, INC.

/s/ Denise McKenzie                   /s/ R. Bradford Burnette
_________________________________     __________________________________
Denise McKenzie, Secretary            R. Bradford Burnette, President and
                                      Chief Executive Officer
          (CORPORATE SEAL)


     PAB Interim Association No. 1 hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, PAB Interim Association No. 1 has caused this undertaking to be made in counterparts by its fully authorized officers and its corporate seal to be hereunto affixed as of this _____ day of ________________, 1999.



ATTEST:                               PAB INTERIM ASSOCIATION NO. 1

_________________________________     By:__________________________________
______________________, Secretary        _____________________, President

          (CORPORATE SEAL)

                                  APPENDIX B
                                  ----------


      Text of Title 12, Section 552.14 of the Code of Federal Regulations
                        Dissenter and Appraisal Rights


          (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with (S) 552.13 of this part shall have the right to demand payment of the fair or appraised value of this stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

          (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to (S) 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

          (c)  Procedure.

               (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

               (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

               (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

               i. Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

               ii. Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

               iii. Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

               (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

          (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office [of Thrift Supervision (the "Office")], with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

          (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his or her certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

          (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

          (8) Valuation and payment. The Director [of the Office of Thrift Supervision (the "Director")] shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

          (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

          (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination); Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

          (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                  APPENDIX C
                                  ----------


                      [LETTERHEAD OF TRIDENT SECURITIES,
                   A DIVISION OF MCDONALD INVESTMENTS INC.]


                               October 19, 1999


Board of Directors
Baxley Federal Savings Bank
219 East Parker Street
Baxley, Georgia 31513

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "Baxley Common Stock"), of Baxley Federal Savings Bank ("Baxley") of the consideration to be received by such holders in a merger (the "Merger") of Baxley with PAB Bankshares, Inc. ("PAB") pursuant to the Agreement and Plan of Merger (the "Agreement") dated June 3, 1999. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of Baxley Common Stock shall be exchanged for
2.400 shares of PAB Common Stock ("the Exchange Ratio") provided however that;

1. If the Deemed Market Value is less than $13.00 per share, then Baxley may terminate or renegotiate the Agreement, or;

2. If the Deemed Market Value is greater than $21.00 per share, then the Merger Consideration shall be reduced by an amount equal to the product of (A) the Merger Consideration multiplied by (B) the quotient of the difference between the Deemed Market Value less $21.00, divided by the Deemed Market Value.

3. If the costs and expenses incurred by Baxley in connection with the Merger (including filing, registration and application fees, printing fees and fees and expenses paid to its own consultants, accountants and counsel, except for costs and expenses paid to Trident and those cost and expenses listed in
   Section 11.2 of the Agreement) exceed $100,000, the Merger Consideration shall be reduced by that Excess Amount.

     Trident Securities, a division of McDonald Investments Inc. ("Trident"), is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the ordinary course of our business we may actively trade the securities of Baxley and PAB for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with Baxley or PAB.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following (i) the Agreement; (ii) certain publicly available information concerning Baxley, including the audited financial statements for each of the years in the three year period ended December 31, 1998 and unaudited financial statements for the three months ended March 31, 1999; (iii) certain publicly available information concerning PAB, including the audited financial statements for each of the years in the three year period ended December 31, 1998 and unaudited financial statements for the three months ended March 31, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Baxley and PAB furnished to us by Baxley and PAB for purposes of our analysis; (v) certain publicly available information with respect to other companies that we believe to be comparable to Baxley and PAB; and (vi) certain publicly available information concerning the nature and terms of other transactions that we consider relevant. We have also spoken with certain officers and employees of Baxley and PAB, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We did not perform a review of the loan portfolio, and we did not assess the adequacy of Baxley's loan loss reserves. We have not conducted a physical inspection of the properties or facilities of Baxley, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Baxley and PAB, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Baxley and PAB; (iii) the economy of Baxley's and PAB's market areas, and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by Baxley in the Merger and does not address Baxley's underlying business decision to effect the Merger.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Baxley in the Merger is fair, as of the date hereof, from a financial point of view, to the shareholders of Baxley.

     This opinion is being delivered to the Board of Directors of Baxley for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident, except as required by law.

                              Very truly yours,

                              /s/ Trident Securities

                              TRIDENT SECURITIES
                              A Division of McDonald Investments Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     The provisions of the Georgia Business Corporation Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Georgia Business Corporation Code, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. Under the Registrant's Bylaws, the Registrant also must indemnify any of its directors, and officers against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Under the Georgia Business Corporation Code the Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with a proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     The Registrant's Articles of Incorporation and Bylaws contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     Such right or indemnification shall not be exclusive of any other right which such directors and officers of the Registrant may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective right of indemnification or reimbursement under any By-laws, agreement, vote of stockholders, provision of law, insurance policy, or otherwise.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

Exhibit
Number        Description of Exhibits
--------------------------------------------------------------------------------

2(a) Agreement and Plan of Merger, dated as of June 3, by and between Baxley Federal Savings Bank, PAB Bankshares, Inc., to be joined in by PAB Interim Association No. 1 (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)



3(a) Articles of Incorporation, as amended (restated pursuant to Rule 102(c) of Regulation S-T)


3(b) Bylaws, as amended (included as Exhibit 4.2 to the Registrant's Registration Statement No. 333-74819 on Form S-8, previously filed with the Commission on March 22, 1999 and incorporated by reference herein)

4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

5*            Securities Opinion of Troutman Sanders LLP

8             Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in the pro forma financial Information contained in the Proxy Statement/Prospectus and incorporated by reference herein)

23(a)         Consent of Troutman Sanders LLP (included in Exhibit 5)

23(b)         Consent of Stewart, Fowler & Stalvey, P.C.

23(c)         Consent of H.H. Burnet & Company, P.C.

23(d)         Consent of Trident Securities, a division of McDonald Investments
              Inc.

24* Power of Attorney (included in the original signature page of this Registration Statement)

99.1          Form of Baxley Proxy Card

____________________

*Previously filed.

          (b)  Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona bide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valdosta, State of Georgia, on October 13, 1999.


                         PAB BANKSHARES, INC.

                         By: /s/ R. Bradford Burnette
                             -------------------------------
                         R. Bradford Burnette, President and
                         Chief Executive Officer






     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                                      Title                                Date
     ---------                                      -----                                ----
          *                             Chairman of the Board of Directors and     October 13, 1999
-------------------------------         Director
James L. Dewar, Sr.

          *                             President/Chief Executive Officer and      October 13, 1999
-------------------------------         Director (Principal Executive Officer)
R. Bradford Burnette

          *                             Director                                   October 13, 1999
-------------------------------
Walter W. Carroll, II

          *                             Director                                   October 13, 1999
-------------------------------
William S. Cowart

          *                             Director                                   October 13, 1999
-------------------------------
James L. Dewar, Jr.

          *                             Director                                   October 13, 1999
-------------------------------
Tracy A. Dixon

          *                             Director                                   October 13, 1999
-------------------------------
Bill J. Jones

          *                             Director                                   October 13, 1999
-------------------------------
Thompson Kurrie, Jr.

          *                             Director                                   October 13, 1999
-------------------------------
James B. Lanier, Jr.

          *                             Director                                   October 13, 1999
-------------------------------
Paul E. Parker

          *                             Director                                   October 13, 1999
-------------------------------
F. Ferrell Scruggs, Sr.

          *                             Director                                   October 13, 1999
-------------------------------
D. Ramsay Simmons, Jr.

          *                             Director                                   October 13, 1999
-------------------------------
John M. Simmons

          *                             Director                                   October 13, 1999
-------------------------------
Joe P. Singletary, Jr.

          *                             Executive Vice President and Director      October 13, 1999
-------------------------------         (Principal Financial Officer)
C. Larry Wilkinson

* /s/ R. Bradford Burnette
-------------------------------
Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number        Description of Exhibits

--------------------------------------------------------------------------------

3(a)          Articles of Incorporation, as amended


8             Tax Opinion of Troutman Sanders LLP



23(b)         Consent of Stewart, Fowler & Stalvey, P.C.

23(c)         Consent of H.H. Burnet & Company, P.C.

23(d)         Consent of Trident Securities, a division of McDonald Investments
              Inc.



99.1          Form of Baxley Proxy Card